UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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New York Community Bancorp, Inc.

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New York Community Bancorp, Inc.

2021

Proxy Statement & Notice of Annual Meeting of Shareholders

10:00 a.m., Wednesday, May 26, 2021

April 16, 2021

Fellow Shareholders:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders of New York Community Bancorp, Inc., the holding company for New York Community Bank. The meeting will be held in a “virtual” format through a live webcast on Wednesday, May 26, 2021, at 10:00 a.m. Eastern Daylight Time. You will be able to attend the Annual Meeting, vote, and submit questions by visiting www.virtualshareholdermeeting.com/NYCB2021.

The attached Notice and Proxy Statement describe the formal business to be transacted at the Annual Meeting, including with respect to the Company governance, compensation, and other matters arising during a most extraordinary year.

In 2020, as the COVID-19 pandemic took hold, our employees quickly drew together around a common purpose – to aid our customers and the communities we serve in the face of the global calamity. From the outset, our Board and management identified a new set of critical priorities, adopted to our customers’ changing needs and sometimes heartbreaking circumstances. We transformed our organization to ensure that personnel at all levels were able to perform their jobs under the pandemic’s difficult conditions, focusing on the health and safety of our colleagues and customers and the resiliency of our business. We came through the year with strong financial results and a bright outlook for our future.

As we come together again as investors in New York Community Bancorp, Inc., I encourage you to cast your vote by signing, dating, and returning the enclosed proxy card promptly, or by voting online or by telephone as instructed on the proxy card. As the holders of a majority of the common stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the meeting, we would appreciate your timely response.

Directors and officers of New York Community Bancorp, Inc., as well as representatives of KPMG LLP, the Company’s independent registered public accounting firm, will be present at the meeting and will be pleased to respond to any questions you may have.

On behalf of the Board of Directors, officers, and employees of New York Community Bancorp, Inc., we thank you for your continued interest and support.

Sincerely,

Thomas R. Cangemi

Chairman of the Board

President and Chief Executive Officer

April 16, 2021

Fellow Shareholders:

Thank you for your continued confidence in the Board of Directors of New York Community Bancorp., Inc. and for your support during what has been an unprecedented and challenging period for our country and our industry. As Presiding Director, I am pleased to be working closely with my fellow Directors along with our new Chairman, President, and Chief Executive Officer Thomas Cangemi and our dedicated management team to overcome these challenges and move toward a brighter future.

Throughout the last year our organization has taken prompt and decisive actions adapting to the emergence of the COVID-19 pandemic. The Board believes that the changes we have made and the lessons we have learned have prepared our company to take on new challenges in our evolving industry, maintaining our steadfast commitment to credit quality and customer service. We continue to build strength and profitability as we transition through several important governance changes, including the appointment of Mr. Cangemi as our Chairman, President, and CEO, my appointment as Presiding Director, the appointment of Leslie Dunn as Chairwoman of our Nominating and Corporate Governance Committee, and Lawrence Rosano as Chairman of our Risk Committee.

Tom Cangemi has played an important role in the Company’s growth and success over many years, working alongside our former Chief Executive Officer Joseph Ficalora. Tom possesses deep and broad banking expertise and he has demonstrated an ability to deliver strong operating results. He is held in high-regard inside of the organization and is well-respected by the investment community. With Tom and the rest of our executive team, our Board is dedicated to enhancing our performance, evolving our business model, and increasing our shareholder value. Our goals for the future include developing our Board, including by expanding the diversity of its members, advancing important environmental, social, and governance objectives, and expanding our digital capabilities.

In the accompanying proxy statement, we share information about the Board’s role in shaping our values, governance, and strategy. We hope you will take the time to read it. Whether or not you can attend the annual meeting, we welcome your participation with the New York Community Bancorp, Inc. Board and management team and thank you for your continued interest and support.

Finally, on behalf of the Board of Directors, I would like to express our thanks to Joseph Ficalora for his long and distinguished career with the Company. In a career that lasted 55 years with the Company, Joe’s vision and leadership played a critical role in making New York Community Bancorp, Inc. one of the top banks in the country. The Board and I appreciate Joe’s decades of service and dedication to the Company and Community Bank, we thank him for his many valuable contributions, and we wish him all the best in his retirement.

Sincerely,

Hanif “Wally” Dahya

Presiding Director

MEETING NOTICE

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

OF NEW YORK COMMUNITY BANCORP, INC.

DATE AND TIME:	Wednesday, May 26, 2021 at 10:00 a.m., Eastern Daylight Time

PLACE:	The 2021 Annual Meeting of Shareholders of New York Community Bancorp, Inc. (the “Company”) will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2021

ITEMS OF BUSINESS:

1)  The election of three directors to three-year terms;

2)  The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021;

3)  Approval, on a non-binding advisory basis, of New York Community Bancorp, Inc.’s Named Executive Officer compensation;

4)  A proposal to amend the Amended and Restated Certificate of Incorporation of the Company in order to phase out the classification of the board of directors and provide instead for the annual election of directors;

5)  A shareholder proposal requesting Board action to amend the Amended and Restated Certificate of Incorporation and Bylaws of the Company to provide for the right to act by written consent as described in the accompanying Proxy Statement, if properly presented at the meeting; and

6)  Such other matters as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

WHO CAN VOTE:	You are entitled to vote if you were a shareholder of record at the close of business on Tuesday, April 1, 2021.

VOTING:	We urge you to participate in the meeting, either by attending and voting in person or by voting as promptly as possible by telephone, through the Internet, or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker, bank, or other nominee). Each share is entitled to one vote on each matter to be voted upon at the annual meeting. Your vote is important and we urge you to exercise your right to cast it.

MEETING ADMISSION:	To be admitted to the meeting at www.virtualshareholdermeeting.com/NYCB2021, you must enter the control number found on the proxy card, voting instruction form, or notice you received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

2020 ANNUAL REPORT:	A copy of our 2020 Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, accompanies this Notice and Proxy Statement.

DATE OF DISTRIBUTION:	This Notice, the Proxy Statement, and the proxy card are first being made available or mailed to shareholders on or about April 16, 2021.

By Order of the Board of Directors,

R. Patrick Quinn
Executive Vice President,
General Counsel and Corporate Secretary Westbury, New York

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2021

The Company’s Notice of Annual Meeting, Proxy Statement, and 2020 Annual Report to Shareholders are available, free of charge, at www.proxyvote.com.

Proxy Statement Summary	1

Shareholder Outreach and Recent Initiatives	6

Environmental, Social and Governance (ESG)	8

Corporate Governance	10

Director Independence	10

Board Leadership Structure	11

Board’s Role in Risk Oversight	12

Other Governance Practices	13

Board Committees	16

Director Attendance at Annual Meetings	20

Communication With The Board of Directors	20

Procedures For Shareholders To Recommend Directors	21

Information with Respect to Nominees, Continuing Directors, and Executive Officers	23

Executive Compensation and Related Information	24
I. Compensation Discussion and Analysis	24
A. Introduction	24
B. Governance Framework for Our Compensation Decisions	28
C. Our Executive Compensation Decision Making Process	29
D. Elements of Compensation	31
E. Other Considerations	38
II. Compensation Committee Report	40
III. Executive Compensation Tables	41

Proposal 1: Election of Directors	49

Director Qualifications and Business Experience	51

Business Experience of Named Executive Officers Who are Not Directors	56

Director Succession	57

Directors’ Compensation	57

Transactions with certain related persons	60

Section 16(a) Beneficial Ownership Reporting Compliance	61

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	62

Audit Committee Report to Shareholders	62

Proposal 3: Advisory vote on approval of compensation of the company’s named executive officers	64

Proposal 4: Proposal to Phase Out the Classified Board By Approving Amendments to the Amended and Restated Certificate of Incorporation of the Company.	65

Proposal 5: Shareholder Proposal Requesting Board Action To Amend The Amended and Restated Certificate Of Incorporation and Bylaws Of The Company Granting Shareholders The Right to Act By Written Consent.	67

Information About Our Annual Meeting and Solicitation of Proxies	70

Benefit Plan Voting	74

Security Ownership of Certain Beneficial Owners	75

Additional Information	76

APPENDIX A	A-1

PROXY SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2020 performance, please review our 2020 Annual Report on Form 10-K, which accompanies this document.

VOTING MATTERS:

Voting Matters:		Recommendation of the Board:

Proposal 1	The election of three directors to three-year terms.	FOR ALL

Proposal 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.	FOR

Proposal 3	Approval, on a non-binding advisory basis, of New York Community Bancorp, Inc.’s Named Executive Officer compensation.	FOR

Proposal 4	A proposal to amend the Amended and Restated Certificate of Incorporation of the Company in order to phase out the classification of the board of directors and provide instead for the annual election of directors.	FOR

Proposal 5	A shareholder proposal requesting Board action to provide for the right to act by written consent by amending the Amended and Restated Certificate of Incorporation and Bylaws of the Company, as described in the accompanying Proxy Statement, if properly presented at the meeting.	AGAINST

HIGHLIGHTS:

Company Profile:

New York Community Bancorp, Inc. is the largest savings bank holding company in the nation and New York Community Bank is one of the leading depositories in most of the markets we serve. Our roots go back to 1859, when we were chartered by the State of New York in Queens, a borough of New York City. Since then, we have grown from a single branch in Flushing to 237 branch offices in five states.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2020, the Company reported assets of $56.3 billion, loans of $42.8 billion, deposits of $32.4 billion, and shareholders’ equity of $6.8 billion.

•  We compete for depositors in these diverse markets by emphasizing service and convenience, with a comprehensive menu of traditional and non-traditional products and services, and access to multiple service

• We underwrite our loans in accordance with conservative credit standards in order to maintain a high level of asset quality.

•  We originate asset-based loans, dealer floor-plan loans, and equipment loans and leases to large corporate obligators in stable industries nationwide through the Community Bank’s specialty finance subsidiary, NYCB Specialty Finance LLC.

• We complement our organic growth through accretive acquisitions of other financial institutions, branches, and/or deposits.

PROXY SUMMARY

Performance Highlights:

In 2020, our Company reported net income available to common shareholders of $478.3 million, or diluted earnings per common share of $1.02. This represents a return on average tangible assets of 0.99% and a return on average tangible common equity of 12.66%.

PROXY SUMMARY

Performance Highlights (cont’d):

•  We paid our shareholders an annual dividend of $0.68 per common share, which translates into total cash dividends of $315.6 million for our common shareholders. As of the record date for the Annual Meeting, this reflected a 7.4% dividend yield on our stock.

• Over the course of our public life, we have produced multi-family loans totaling $98.9 billion, including $8.7 billion in 2020.

• Likewise, we have produced commercial real estate loans totaling $22.5 billion, including $1.0 billion in 2020 alone.

•  From 1993 through the end of 2020, we recorded a mere 108 basis points of losses (cumulative charge-offs as a percent of average loans), in contrast to an industry average of 2,387 basis points during the same time.

• From 1993 through 2020, our average efficiency ratio was 40.0%, in contrast to the 60.56% industry average (as reported by S&P Global Market Intelligence).

• Over the course of our public life, we have expanded our balance sheet by $35.3 billion through 10 mergers and acquisitions, involving seven in-market competitors and two out-of-market banks.

• Reflecting our profitability – and our capital position – we have distributed $6.4 billion of quarterly cash dividends over the past 104 quarters and repurchased $1.2 billion of our shares.

Executive Compensation Highlights:

The following provides an overview of 2020 executive compensation:

•  No adjustments were made to our NEO base salaries. The Compensation Committee determined that the base salary levels provided an appropriate benchmark for establishing award opportunities under the Company’s incentive programs.

•  Our executive incentive compensation program is designed to encourage our executives to deliver superior financial results and strong shareholder returns, both on an annual basis and over the long-term. The 2020 program included the following components:

•  A short term cash incentive plan that measured Company performance based on one absolute metric (budgeted pre-tax operating earnings) with a 50% weighting and two metrics (efficiency ratio and return on average tangible assets) weighted 25% each that consider Company results relative to a designated peer group. Based on our 2020 results, our NEOs were eligible for payout slightly above 132% of target. The plan did not trigger a modifier based on the level of our one-year total shareholder return relative to our designated peer group.

•  A long-term equity incentive plan with two components: (i) an award of time-based vested restricted stock and (ii) a three-year (2020-2022) performance-based equity award with payouts based on the Company’s performance with respect to two metrics (earnings per share growth and return on average tangible common equity) relative to an industry index group.

• For a detailed discussion of our 2020 executive compensation program, see Compensation Discussion and Analysis in this Proxy Statement.

PROXY SUMMARY

Governance Highlights:

We are committed to maintaining the highest standards of corporate governance. Strong corporate governance practices help us achieve our performance goals and maintain the trust and confidence of our shareholders and other constituents. Highlights of our governance standards and policies include:

•  Our Board of Directors is comprised of individuals possessing a well-rounded variety of skills, knowledge, experience and perspectives and who have unique experience and perspectives on our business.

•  80% of our Board members satisfy New York Stock Exchange independence standards, and each of the Compensation, Audit, and Nominating and Corporate Governance Committees are comprised wholly of independent directors.

• Our Presiding Director is the lead independent director with significant governance responsibilities.

•  Our Board in recent months has underwent several structural changes, including the appointment of Thomas R. Cangemi as our new Chairman, President, and Chief Executive Officer, and the appointment of new chairs to a number of Board Committees, including the Compensation Committee, Nominating & Corporate Governance Committee, and Risk Assessment Committee.

•  Recognizing that diversity and inclusion benefits companies by providing a broad range of perspectives and insights, and continuing the Board’s focus on diversity and refreshment, the Board has formed a new Board Development Subcommittee of the Nominating and Corporate Governance Committee to assist with identifying candidates with a diversity of ethnic and gender for potential Board service.

• Our By-laws provide for “proxy access,” allowing eligible shareholders to include their own nominees for director in the Company’s proxy materials.

• Our Board and Board Committees perform annual self-evaluations and adopt action plans to implement changes when deemed necessary or appropriate.

•  Our Board Risk Assessment Committee, which meets the requirements for U.S. Bank Holding Companies under the Dodd-Frank Act’s Enhanced Prudential Standards, meets at least on a monthly basis and oversees a robust and exacting enterprise risk management program.

• Our Board has submitted a proposal to shareholders to eliminate the classified Board by amending the Company’s Amended and Restated Certificate of Incorporation.

Community Support:
Service to our customers and the community is an important part of the New York Community Bank culture. We support the communities we serve through lending, investments, services, and charitable giving, including through New York Community Bank Foundation and Richmond County Savings Foundation, with the following notable highlights:

•  Annually, the Bank and the Foundations contribute over $2.5 million through grants, employee giving, sponsorships, pro bono, and in-kind donations.

•  New York Community Bank employees, despite the impact of the 2020 coronavirus pandemic, volunteered approximately 1,100 hours for community organizations.

•  Almost 200 Bank employees have leadership roles within community organizations.

•  Employees participated in more than 177 community events and many were conducted virtually because of the 2020 coronavirus pandemic.

•  The Foundations have awarded more than $94 million in grants to more than 6,000 community organizations since 2000, including $15.5 million for health and human services, $13.1 million for education, $16.0 million for civic and community organizations, and $15.6 million for arts and culture.

•  The Community Bank’s corporate philanthropy program contributes nearly $1.0 million annually to community organizations.

The Community Bank provides multi-family lending to borrowers with collateral properties in low and moderate income areas of the communities we serve. The Community Bank’s multi-family lending in low- and moderate-income areas represents 52% of total loans and 46% of total loan amount.

The Community Bank is committed to continuing our leadership role in originating multi-family loans within low- and moderate-income area of New York City’s multi-family housing market. In New York City 50% of the number of loans and 48% of loan amount were in low- and moderate-income areas, including in neighborhoods we serve.

PROXY SUMMARY

Community Support (cont’d):

Additionally, we support communities impacted by disasters through corporate donations to relief organizations. We also provide our employees with paid time off to volunteer with community organizations and encourage our employees to lead philanthropic initiatives that matter to them. In response to the COVID-19 pandemic, the health, safety, and financial well-being of our customers and employees remained a top priority. Some of the actions we have taken to address these evolving needs include:

• establishing a senior management working group, led by the Chief Operating Officer, that has met daily throughout the pandemic to address developing health, safety, and operational issues;

• quickly transitioning to an effective work-from-home program for all of our employees;

•  ensuring customer access to our services, including through enhanced online and mobile banking platforms, while modifying physical access to our branch and other locations and reopening of access at the earliest possible times;

•  establishing a 24-hour help line for employees and their family members to speak with qualified clinicians and distributing daily communications to ensure that employees were able to have ongoing access to critical information about the pandemic and our responsive operations;

• temporarily waiving certain fees including ATM, overdraft fees, and, on a case-by-case basis, early Certificate of Deposit withdrawal fees;

• offering extensive loan modifications to our borrowers who required temporary assistance under a carefully structured and phased loan relief program;

• providing customers with access to certain Small Business Administration Pandemic related lending programs, including U.S. Small Business Administration’s the Paycheck Protection Program;

• providing grants and donations to community organizations to address coronavirus concerns, including for PPE, surgical equipment, and to address food insecurity; and

• targeting investments to select New York City not-for-profit companies that address small business lending needs.

SHAREHOLDER OUTREACH AND RECENT INITIATIVES

SHAREHOLDER OUTREACH AND RECENT INITIATIVES

Our management and Board value direct and transparent engagement with our shareholders and regularly seek opportunities to obtain feedback in connection with our governance, management compensation, and strategies. We embrace engagement as an important tenet of good governance and we value the views of our shareholders and other stakeholders. We believe that positive dialogue builds informed relationships that promote transparency and accountability, allowing us to respond more fully to the interests of our shareholders as they adjust to evolving governance and compensation norms in our competitive industry.

Our shareholder outreach program consists of regular management dialogue with the investor community (the “Management Outreach Program”) and formal outreach by our independent Board members to institutional shareholders (the “Board Outreach Program”).

As part of our Management Outreach Program, senior members of our management team conduct regular investor communications, including conferences, non-deal road shows and individual and group conference calls with portfolio managers and industry analysts. Each quarter’s earnings press release is thoroughly reviewed in open investor conference calls with broad participation and significant Q&A by the analyst community. Our senior management regularly makes themselves available for such communications across the United States and in Europe, focusing on elements of our strategic plans, consolidated business results and capital structure, and other topics of interest to shareholders. We believe that management can strengthen its ability to lead the Company by constructively discussing our business and strategy in such settings.

As part of the Management Outreach Program for 2020, our former CEO and Mr. Cangemi, then our Chief Financial Officer, met with shareholders or prospective shareholders from 102 different institutions that consisted of four investment conferences, one investor meeting in person (pre-COVID), seven virtual industry conferences, and five virtual investor meetings (post-COVID). As our new Chairman, President, and Chief Executive Officer, Mr. Cangemi continues this practice together with John Pinto, now our Chief Financial Officer.

Additionally, as part of the Board Outreach Program, our Presiding Director, a member of the Board’s Compensation Committee, and the chair of the Board’s Nominating and Corporate Governance Committee participate in meetings with shareholders. For several years, the Company has conducted formal shareholder outreach in this manner in order to allow our Board members to hear directly from investors regarding their perspectives on our business. During such calls the Board members solicit feedback from institutional investors that is taken into account by the Board in making strategic and other corporate governance and compensation decisions.

The Board encourages participation from our shareholders in its outreach program. Participation levels vary from year-to-year. For this year’s Board Outreach Program, which began in early 2021, we contacted our 30 largest stockholders, who represented approximately 46.12% of our then-outstanding shares. Of those contacted, investors representing over 20% of the then-outstanding shares made themselves available to speak with us, including 5 of our 10 largest shareholders. The 5 largest shareholders included 2 of the top 3 shareholders listed on page 75.

The feedback we received was generally supportive, and the conversations included in-depth discussion about various compensation and corporate governance issues, including with respect to shareholder opinions about the benefits and drawbacks of our incentive compensation program, board composition, risk oversight, and other governance matters. The institutional investors confirmed that their shareholders our focusing more and more on ESG issues for the companies in which they invest. On the whole, we also learned that, although some consistent themes exist, our shareholders have varying views on compensation and governance topics, and much effort was made to balance the differing and sometimes contrasting viewpoints. Not all investors we spoke with expressed the same views about each topic discussed during our calls, but we listened carefully to each and gave each equal weight.

The shareholders we spoke with also expressed approval for our recent changes in the compensation programs for executive management and encouraged the team to request that the Board continues to ensure that executive compensation is aligned with shareholder interest. In this area, the Board and management continue to focus on a compensation program that maximizes performance and shareholder returns in a way most suitable to the Company.

Shareholders have been favorably consistent in their view regarding the evolution of the Company’s executive pay program over the last three years to a structure that improves the alignment of pay and performance, and commented positively on the metrics being utilized to gauge the Company’s performance and the use of the same metrics that shareholders use to evaluate their investment in the Company. Shareholders suggested that the Board consider the broader use of metrics tied solely to Company performance to further improve the alignment of pay and performance. See Engaging with Our Shareholders in the Compensation Discussion and Analysis section of this proxy statement beginning on page 25.

SHAREHOLDER OUTREACH AND RECENT INITIATIVES

Additionally, the investors favorably acknowledged some of our recent leadership changes, including the appointment of Thomas Cangemi as Chairman, President and Chief Executive Officer, the appointment of Wally Dahya as Presiding Director, Leslie Dunn as Chairwoman of the Board’s Nominating and Corporate Governance Committee, and Lawrence Rosano as Chairman of the Board’s Risk Assessment Committee. We notified investors that the Board intends to continue focusing on this area, included by adding new members who can bring greater diversity and experience in areas that we expect to be a significant part of the Company’s business going forward. This is evident in the Board’s formation of a Board Development Subcommittee of our Nominating and Corporate Governance Committee also chaired by Leslie Dunn.

In 2020, although management held many meetings and direct conversations with investors, various circumstances, including those relating to the emergence of the COVID-19 pandemic, led many of our institutional investors to decline our requests to conduct outreach discussions with their governance teams. In our more recent outreach discussions during 2021, shareholders expressed approval for the Company’s responsiveness to the pandemic which included, among other things, successfully shifting to a work-from-home environment, assisting borrowers with loan relief, and participating in the SBA’s Paycheck Protection Program.

The following lists certain corporate governance themes addressed in our outreach discussions during the last two annual shareholder meeting cycles:

What we heard		Our Response

Shareholders emphasized concerns regarding the ways companies can help protect the environment and also further social goals, including diversity in our board and our workforce.	✓

The Company is examining additional ways to improve its energy use and carbon emissions in our operations and also ways that we can help our borrowers do the same. Among other things, management has established a climate risk working group to evaluate and assess the many ways that we are impacted by these concerns.

Some shareholders favor declassification of the Board of Directors, while others favor a Board whose members are elected in multiple classes over three years.	✓	Proposal 4 reflects the Board’s proposal to phase out the classification of the board of directors by amending the Amended and Restated Certificate of Incorporation of the Company.

The Board of Directors should seek to refresh its members from time to time so that its composition reflects an appropriate mix of individuals by tenure, skills, expertise, experience, age, and gender in connection with current and future Company business needs.

	✓	The Board maintains a policy to consider a mix of individuals by tenure, skills, expertise, experience, age, gender, race, and ethnicity in connection with current and future Company business needs. The Board has formed a new Board Development Subcommittee of the Nominating and Corporate Governance Committee to identify, assess, and make recommendations regarding new prospective candidates for membership on the Company and New York Community Bank Boards with a focus on finding qualified candidates who can fulfill the Board’s commitment to pursuing diversity as represented by age, gender, ethnicity, professional background and other considerations at every level of the Company and Community Bank.

Additional disclosure regarding the relationship between our NEO compensation programs and long-term value creation appears on page 26 of this proxy statement. Stockholders are urged to read the Compensation Discussion & Analysis section and other information in this Proxy Statement to better understand how the Company’s executive compensation program engages and aligns with the Company’s performance.

Results of Election of Directors at 2020 Annual Meeting – At our 2020 annual meeting of shareholders, Dominick Ciampa, Leslie D. Dunn, Lawrence Rosano, Jr., and Robert Wann were re-elected to the term of the Board that expires at the 2023 annual meeting of shareholders. Each received an affirmative vote of more than 70% of the votes cast for their re-election with the combined average percentage being 84% of the votes cast.

We value shareholder input and we encourage you to share your opinions with us. You can do so by writing to us at the address on page 78 of this proxy statement. You can also provide feedback on our executive compensation program by contacting us through our Investor Relations Department (please visit our website www.myNYCB.com) or through the other contacts identified on page 21 of this proxy statement.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

As a responsible steward of financial services, the Company integrates environmental, social, and governance considerations into its strategies through: corporate governance, human capital, responsible investments, risk management, ethics and integrity, and the environment.

Corporate Governance	Risk Management	Responsible Investments
We are committed to maintaining robust governance practices that benefit the long term interests of our investors.	Our risk management framework is intended to facilitate an enterprise wide view of risk that supports a strong collaborative risk management culture across the entire Company.	We finance housing through our multi-family lending in our footprint states and support the vitality of the communities we serve through our investments.

Environmental	Ethics and Integrity	Human Capital
We promote sustainable and environmentally friendly practices that reduce energy use, decrease waste, and increase recycling in the Company’s daily operations.	We maintain policies and monitoring programs to ensure that our personnel at all levels conduct business in accordance with the highest ethical standards.	Our family of employees is our greatest asset and the Company is committed to promoting our employees’ engagement, development and full potential.

➢	Environmental

The Board of Directors and management of the Company recognize the far reaching impacts of climate change and how important environmental sustainability is to our shareholders, customers, employees, and the communities we serve. In response to directives by our Board of Directors in early 2021, our Chief Risk Officer established a management level committee, including senior leadership from key areas within the Company, which is charged with responsibility to address climate risks in all areas of our business. As the momentum in this area continues to build, New York Community Bancorp’s Board and personnel at all levels are excited to participate and help lead the transition to long term sustainability for our planet.

➢	Human Capital

At December 31, 2020, our workforce included 2,948 employees, including 1,635 retail employees and 1,313 back office employees. None of our employees are represented by a collective bargaining agreement. We believe our employee relations to be good.

We believe our employees are among our most significant resources and that our employees are critical to our continued success. We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations. We pay our employees competitively and offer a broad range of benefits, both of which we believe are competitive with our industry peers and with other firms in the locations in which we do business. Our employees receive salaries that are subject to annual review and periodic benchmarking. Our benefits program includes a 401(k) Plan with an employer matching contribution, an employee stock ownership plan, healthcare and other insurance benefits, flexible spending accounts and paid time off. Many of our employees are also eligible to participate in the Company’s equity award program.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

We are proud to maintain a diverse and inclusive workforce that reflects the demographics of the communities in which we do business. Our company recognizes that the talents of a diverse workforce are a key competitive advantage. We strive to create and foster a supportive environment for all of our employees and are proud to share our business success with individuals whose cultural and personal differences create a more innovative and productive workplace. Our workforce is 33% male and 67% female and women represent 51% of the Company’s leadership (defined to include employees at the level of vice president and above). In addition, for those employees identifying as such, approximately 48% of our workforce have diverse ethnic backgrounds. We engage in significant outreach to veterans, women and minorities in our recruiting efforts, and our policies and practices reflect our commitment to diversity and inclusion in the workplace.

Our management teams and all of our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of our employees must adhere to a code of conduct that sets standards for appropriate behavior and all employees are required to complete annual training that focuses on preventing, identifying, reporting and stopping any type of unlawful discrimination.

The health and safety of our employees is also of critical importance. In response to the COVID-19 pandemic, we implemented a response plan that included the transitioning of a significant percentage of our back office workforce to a remote work model, while implementing additional safety protocols for employees who, due to the nature of their positions, continued on-site work. We took steps to ensure compliance with federal, state and local requirements that enhanced workplace safety, such as masking and social distancing, and we provided employees who either contracted or were exposed to COVID-19 with appropriate leave.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our Board, as stewards of shareholder interests, is committed to maximizing long-term shareholder value creation and to maintaining sound corporate governance principles consistent with current rules and practices. Under the leadership of the Nominating and Corporate Governance Committee, we have concentrated significant efforts and resources on ensuring that our overall corporate governance practices serve the best interests of the Company and its shareholders, focusing on the changing needs for financial institution boards in the current regulatory environment; we have taken into consideration the governance policies and practices of our peers; and we have also developed an active shareholder outreach program to better understand the views and concerns of our large shareholders.

We have a Risk Assessment Committee comprised of independent directors to assist the Board in overseeing and reviewing information regarding our enterprise risk management program, risk exposure, and risk governance policies and practices. See page 19 for a description of the committee.

Certain governance policies and practices in effect during 2020 are listed in the chart below.

Governance Practices	2020

Size of Board	11

Number of Independent Directors	9

Staggered Election of Directors	Yes

Majority Voting for Directors	Yes

Proxy Access for Shareholders	Yes

Separation of the Chairman of the Board and Chief Executive Officer Positions	Yes

Independent Presiding Director	Yes

Code of Business Conduct and Ethics	Yes

Annual Board & Committee Evaluations	Yes

Risk Assessment Committee	Yes

Executive Compensation	Yes

Claw Back Provision	Yes

Board Member and Executive Ownership of Shares	Yes

Anti-Pledging and Hedging	Yes

No Poison Pill	Yes

Environmental and Social Practices

Chief Diversity Officer	Yes

Codes of Professional Conduct for Directors, Officers, and Employees	Yes

Anti-Harassment and Anti-Retaliation Policies	Yes

Statement of Vendor Principles	Yes

The Board-adopted Corporate Governance Guidelines are available on the corporate governance pages of the Investor Relations portion of our Company’s website, www.myNYCB.com, and also are available in print to any shareholder who requests a copy. These guidelines address, among other matters, the qualifications and responsibilities of directors; functions of the Board and Board committees; director compensation, training, and performance evaluations; and management performance evaluations and succession.

DIRECTOR INDEPENDENCE

The Board has determined that seven of our ten directors are “independent” within the meaning of the rules of the New York Stock Exchange including: Dominick Ciampa, Hanif “Wally” Dahya, Leslie D. Dunn, Lawrence Rosano, Jr., Ronald A. Rosenfeld, Lawrence J. Savarese, and John M. Tsimbinos. Additionally, the Board has determined that each of the members of the Audit, Nominating and Corporate Governance, and Compensation Committees are independent in accordance with the listing standards of the NYSE and, in the case of the members of the Audit Committee, the rules of the SEC. In determining the independence of its members, the Board broadly considers all facts and circumstances it deems to be relevant and does not limit such review to a specific set of categorical independence standards. Such

CORPORATE GOVERNANCE

determinations are made not merely from the standpoint of the director, but also from that of persons or organizations with whom or which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

In arriving at its conclusions with respect to the directors named above, the Board determined that the directors had no material relationships (as such term is defined under the listing standards of the NYSE) with the Company either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. Director Rosano is a principal in, or has ownership interests in, organizations that maintain lending relationships with the Community Bank. Mr. Rosano has fully disclosed such relationships to the Board, and the Board has determined that the subject loans do not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the same time for comparable transactions with unaffiliated persons. Mr. Rosano’s loans are fully performing in accordance with their terms. Accordingly, the lending relationships maintained by the Community Bank with him would not be inconsistent with a determination that he is an independent director of the Company.    Further, Director Rosano possesses significant knowledge of, and is a principal in companies that actively participate in, the New York metropolitan area real estate market, where the Community Bank currently conducts significant portions of its lending business.

BOARD LEADERSHIP STRUCTURE

The Company currently relies on an efficient and balanced leadership structure, with Mr. Dahya serving as the independent Presiding Director and Mr. Cangemi serving as Chairman, President and Chief Executive Officer. Generally, the structure is intended to be a synergistic one, with Mr. Dahya and Mr. Cangemi working closely together on governance and other Board-level issues.

In the position of Presiding Director, Mr. Dahya functions as a Lead Independent Director, identifying strategic priorities to be discussed by the Board, overseeing the Board’s functioning, and helping to ensure that the Board fulfills its stewardship role. The Board prefers the term Presiding Director to emphasize that all directors share equally in their responsibilities as members of the Board. The Presiding Director presides at all Board meetings at which the Chairman is not present, presides over periodic executive sessions of the Board in which management directors and other members of management do not participate, and is responsible for coordinating the annual self-evaluations of the members of the Board. Additionally, the Presiding Director is available for consultation and communication with shareholders as part of the Board’s shareholder outreach program. As a result, the Presiding Director provides a source of Board leadership complementary to, collaborative with, and independent of the leadership of the Chairman, President and Chief Executive Officer, which promotes best practices and high standards of corporate governance.

As Chairman, President and Chief Executive Officer, Mr. Cangemi plays a central role in establishing and communicating the Company’s goals and strategies while also carrying out many critical leadership functions in our day-to-day operations. Mr. Cangemi frequently meets and confers with Mr. Dahya and other members of the Board of Directors, whose expertise and counsel provide for a sound and effective governance framework. As Chairman of the Board, he presides at all Board meetings, having no greater nor lesser vote on matters considered by the Board than any other director and sharing the fiduciary obligations of all our directors to serve the best interests of our shareholders.

With Mr. Cangemi’s transition to the position of President and CEO of the Company following the retirement of our former President and CEO on December 31, 2020, and upon the retirement of Michael J. Levine on March 26, 2021, the Board determined that it would be in the best interests of the Company to combine the positions of Chairman, President, and Chief Executive Officer. The Board believes that this change provides for an efficient leadership structure that effectively preserves Board independence, enabling the Chairman to share knowledge and responsibilities with the independent Presiding Director and to support other important governance principles. The Company does not have a formal policy with respect to the separation or combination of the offices of Chairman of the Board and CEO. Rather, the Board reassesses the separation of these roles and has the discretion to combine or separate them as it deems appropriate from time to time, which provides the Board with the necessary flexibility to adjust to changed circumstances.

Some of the respective duties and responsibilities of the Chairman and Presiding Director include:

Chairman of the Board:	✓ Calls Board and shareholder meetings
✓ Presides at Board and shareholder meetings

CORPORATE GOVERNANCE

✓ Approves Board meeting schedules, agendas, materials, subject to the approval of the Presiding Director

Presiding Director:	✓ Presides at Board meetings in the Chairman’s absence or when otherwise appropriate
✓ Acts as a liaison between independent directors and the Chairman/CEO
✓ Presides over executive sessions of independent directors
✓ Engages and consults with major shareholders and other constituencies, where appropriate
✓ Provides advice and guidance to the CEO on executing long-term strategy
✓ Guides the annual performance review of the Chairman/CEO
✓ Advises the CEO of the Board’s information needs
✓ Guides the annual independent director consideration of Chairman/CEO compensation
✓ Meets one-on-one with the Chairman/CEO following executive sessions of the independent directors
✓ Guides the self-assessment of the Board
✓ Approves agendas and adds agenda items for Board meetings and meetings of independent directors

Committee Chairs – All of the Company’s Board Committee chairpersons are independent and are appointed annually by the Board. They approve agendas and materials for their respective committee meetings and serve as the liaisons between committee members and the Board and between committee members and senior management.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board devotes significant attention to the oversight of risks inherent in our banking business, including, but not limited to, information security risk, credit risk, model risk, interest rate risk, liquidity risk, operational risk, strategic risk, compliance risk and reputational risk.    Management of risk is important to the success of our operations and business strategies.

The Board reviews the key risks associated with the Company’s strategic plan annually and regularly throughout the year as part of its consideration of the strategic direction of the Company as well as reviewing the output of the Company’s risk management process each year and reviewing risks associated with specific business units and corporate functions.

While the Board of Directors as a whole is responsible for risk management oversight, management is responsible for the day-to-day management of the risks faced by the Company. As part of our risk oversight processes, our Chief Risk Officer reports to the Risk Assessment Committee; the Chairman of the Board’s Risk Assessment Committee meets regularly with management to discuss strategies and the risks facing the Company; and senior members of management attend Board meetings and are available to address questions or concerns raised by the Board on risk management and other matters.

In carrying out its responsibilities in this area, the Board has delegated important duties to its committees. The Risk Assessment Committee has responsibility to oversee the functioning of the Company’s enterprise risk management program and to ensure that risk is appropriately identified, measured, mitigated, monitored, and reported within approved governance structures. Among its duties, the Risk Assessment Committee reviews with management Company policies regarding risk assessment and management of risks that may be material to the Company, the Company’s system of disclosure controls and system of internal controls over financial reporting, the Company’s governance structure and processes, related person transactions, certain compliance issues and Board and committee structures, and the Company’s compliance with legal and regulatory requirements. The Chairman of the Risk Assessment Committee is independent and has the requisite risk experience required under the Dodd Frank Act’s Enhanced Prudential Standards for large banks.

Our management devotes significant time and attention to protecting the information we maintain, including our customer’s sensitive information, and the Board of Directors requires regular reporting regarding our information security controls. Information security breaches and other cybersecurity events can lead to significant financial losses and reputational harm to a breached company, and information security, including cybersecurity, is a high priority for our Company. The Board’s Risk Assessment Committee is actively involved in oversight of the Company’s cybersecurity risks, remaining actively engaged in overseeing the Company’s processes for identifying, assessing, monitoring, and managing cybersecurity risk. Accordingly, we continue to develop policies and utilize technology to protect our information and that of our customers from cyberattacks or other corruption or loss. Our Chief Information Security Officer is responsible for

CORPORATE GOVERNANCE

developing, implementing, and maintaining an effective information security program, which includes a multitude of techniques to secure our operations and proprietary information, such as the performance of risk assessments for the purpose of identifying and documenting risks and mitigating controls, network monitoring, access controls, and utilization of dedicated security personnel and consultation with third-party experts when necessary.

The information security program is subject to independent testing and relies upon the Federal Financial Institutions Examination Council’s Cybersecurity Assessment framework to gauge the program’s maturity level, New York State Department of Financial Services information security regulations, and other evolving standards. The Board, directly and through the Risk Assessment Committee, actively oversees management’s efforts to maintain and enhance our cybersecurity practices, reviewing and approving information security policies and programs, including those relating to cybersecurity, security risk assessment, security strategies, disaster recovery, business continuity, and incident response plans. The CISO conducts training and awareness programs for the Board to ensure that the Board remains aware and informed of information security incidents and response plans.

Both the Risk and Audit Committees have oversight of the management of our cybersecurity risk. The Audit Committee is responsible for overseeing our cybersecurity program under its risk oversight responsibilities as it relates to financial controls. The Risk Committee is responsible for oversight of management of cybersecurity risk consistent with the Company’s enterprise-wide risk management governance framework. Regular reporting on cybersecurity is provided to both committees as well as the Board.

The Audit Committee also serves a key role in managing our risk, mainly through its oversight of the external and internal audit function, which assesses and tests the adequacy of internal controls and the financial reporting process. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues, and accounting and legal matters.

Finally, the Compensation Committee has responsibility for overseeing certain risks in the Company’s incentive compensation practices and has authority to conduct annual reviews of such compensation arrangements and practices to ensure that they do not encourage inappropriate risk-taking. The Compensation Committee also oversees succession planning for possible successors to the positions of Chief Executive Officer and Chief Operating Officer and planning for other key senior management positions. The Compensation Committee has concluded that the Company’s compensation arrangements do not encourage inappropriate risks.

In performing these risk oversight functions, the Risk Assessment, Audit, and Compensation Committees of the Board each have full access to management in the Enterprise Risk Management and Internal Audit areas and in other first and second line functions within the Company, as well as the ability to engage advisors, and each committee reports back to the full Board and works with all members of the Board to fulfill risk oversight objectives.

During 2020, the Board took additional actions to ensure effective oversight of the Company’s management of the COVID-19 crisis and its resulting risks encompassing all aspects of the Company’s operations and stakeholders. In responding to the crisis, the Board’s oversight included management of risk associated with the health and safety of our customers and colleagues, provision of financial support to our customers and communities, the administration of the U.S. government’s Paycheck Protection and Small Business Administration programs, management of human capital, supply chain, fraud, cyber and technology, and capital allocation and management. During the crisis, management has conducted daily COVID Resiliency Team meetings to address operational risks and weekly COVID Lending Team meetings at which lending and other members of senior management reviewed and addressed the pandemic’s impacts to our borrowers. The Chief Risk Officer is a member of both teams.

Additionally, key members of management maintained regular dialogue with members of our Board and regular reporting to the Risk and Audit Committees, as well as the whole Board, regarding various operational, lending, other issues and actions related to the pandemic and the Company’s response. We continue to maintain enhanced risk monitoring and reporting relating to the ongoing COVID pandemic.

The entire Board reviews and approves, on an annual basis, all significant policies that address risk within our consolidated organization, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputational risk. The Board monitors risk through reports received on a monthly or more frequent basis from management.

OTHER GOVERNANCE PRACTICES

Majority Voting in Director Elections – Our Certificate of Incorporation requires that nominees for Director in uncontested elections receive a majority of the votes cast in respect of their election as directors. If an election is uncontested, each of our director nominees has agreed to tender his or her irrevocable contingent resignation if he or she is not elected by a majority of votes cast by shareholders. The Board’s Nominating and Corporate Governance Committee

CORPORATE GOVERNANCE

will promptly consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. Our Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety days of the applicable shareholder meeting and will then publicly disclose its decision.

Shareholder Rights Plan – We do not have a shareholder rights plan and are not currently considering adopting one.

Corporate Governance Guidelines – Our Corporate Governance Guidelines formalize certain of the Community Bank’s and the Board of Directors’ existing governance policies and practices with respect to board membership; leadership; roles, procedures and practices; committees; and executive officer evaluations, compensation and succession and also address the new governance policies discussed below. These Corporate Governance Guidelines are available on the Company’s website (www.myNYCB.com) under Investor Relations.

Board Self-Evaluations – The Board of Directors annually assesses its effectiveness, the operations of its committees, and the contributions of director nominees. The independent Presiding Director coordinates the evaluation of the Board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the Board.

Proxy Access – Our amended and restated Bylaws permit a shareholder, or a group of up to 20 shareholders, that owns three percent or more of the Company’s common stock continuously for at least three years, to nominate and include in the Company’s proxy materials candidates for election as directors. Such shareholder(s) or group(s) of shareholders may nominate up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the eligibility, notice, and other requirements specified in the Bylaws.

Code of Business Conduct and Ethics – The Company maintains a Code of Professional Conduct, applicable to all Company and Community Bank employees, which sets forth requirements relating to ethical conduct, conflicts of interest, and compliance with the law. The Code of Professional Conduct requires that the Community Bank’s employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s and the Community Bank’s best interests. The CEO, Chief Operating Officer, and Chief Financial Officer are bound by the Code of Professional Conduct. In addition, the Board of Directors has adopted a Code of Business Conduct and Ethics for the CEO, Chief Operating Officer, and Chief Financial Officer of the Company. Copies of both Codes, which also apply to the directors of the Company, are available, free of charge, on the corporate governance pages of the Investor Relations portion of our website, www.myNYCB.com, and are available in print to any shareholder who requests a copy.

Stock Ownership Policy – The Company maintains a Stock Ownership Policy which is intended to align the interests of senior executives and non-executive directors of the Company with the interests of the Company’s shareholders, and to support sound risk management by requiring each of them to attain and maintain a target level of stock ownership. The target level of stock ownership in the Company that each must attain and maintain shall differ depending on the applicable officer’s or director’s category and is expressed, for the year being measured, as a multiple of annual base salary for executives and as a multiple of annual retainer for non-executive directors. For the CEO, the multiple is six times base salary, for senior executives (including the NEOs), the multiple is four times base salary, and for the non-executive directors, the multiple is five times the annual retainer exclusive of any compensation for committee fees, meeting fees, and leadership roles.

Executive Sessions of the Board – In 2020, the Board met 14 times in executive session with the CEO and COO present and, in keeping with the Company’s Corporate Governance Guidelines, met three times in executive session with no members of management present.

Board Diversity and Tenure – The Nominating and Corporate Governance Committee has a commitment to diversity, and is guided by the Company’s diversity philosophy in its review and consideration of potential director nominees. In this regard, the Board and the Committee view diversity holistically. As set forth in the Company’s Corporate Governance Guidelines, the Board and the Committee consider:

➢	Whether the individual meets the requirements for independence;
➢	The individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment;
➢	The individual’s understanding of the Company’s business and markets;
➢	The individual’s professional expertise and experience;
➢	The individual’s educational and professional background; and
➢	Other characteristics of the individual that promote diversity of views and experiences, including diversity with respect to gender, age, race and ethnicity.

CORPORATE GOVERNANCE

Establishment of a Board Development Subcommittee – In 2021, the Nominating and Corporate Governance Committee of the Board established a subcommittee, chaired by the Nominating and Corporate Governance Committee Chairwoman Leslie Dunn, to identify, assess, and make recommendations regarding new prospective candidates for membership on the Company and New York Community Bank Boards. The subcommittee has engaged and is working with a leading search firm to identify eligible candidates having characteristics and skillsets essential for prospective board members, with a focus on finding qualified candidates who can fulfill the Board’s commitment to pursuing diversity as represented by age, gender, ethnicity, professional background and other considerations at every level of the Company and New York Community Bank, including at the Board level.

The Board has not established any specific minimum qualification standards for nominees to the Board and evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors who will best enhance the Company’s success and represent shareholder interests through the exercise of sound judgment and the application of its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in, and contributions, to the activities of the Board. In addition, the Committee considers whether the Board has specific needs for certain skills or attributes at a given time (for example, financial or chief executive officer experience). Other criteria for Board membership are set forth in the Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter, copies of which are available, free of charge, on the corporate governance pages of the Investor Relations portion of our website, www.myNYCB.com, and are available in print to any shareholder who requests a copy.

Long-tenured directors can offer significant benefits in the governance of the Company due to the deep knowledge of our business and functioning they acquire through years of service. They provide continuity and stability at the highest governance level, as well as historical perspectives that are indispensable in determining the Company’s strategic vision. Long-tenured directors maintain significant institutional knowledge and offer stability. In addition, due to their historical knowledge of the Company, long-tenured directors can be particularly well suited to exercise Board-level influence and to provide an effective challenge mechanism when required. Over the course of time, in addition to their stature, long-tenured directors develop important working relationships with other Board members and management, resulting in effective collaboration in carrying out the Company’s objectives and management oversight. Our Board believes that director tenure, like other governance policies and structures, should be tailored to the Company’s unique governance needs and challenges.

Our Bylaws provide that, unless otherwise determined by a majority of the disinterested members of the Board, no person may be elected, appointed, or nominated as a director after December 31 of the year in which such person attains the age of 80. Based upon, among other things, the significant experience, knowledge, and value they offer the Board, the Board has previously and unanimously determined to exempt certain members from this retirement age requirement.

CORPORATE GOVERNANCE

BOARD COMMITTEES

The Board conducts its business through periodic meetings and through the activities of its committees. In 2020, the Board held 11 regular monthly meetings, three special meetings, and the various standing committees of the Board met another 29 times, for an aggregate of 44 meetings. All incumbent directors of the Company attended at least 75% of the aggregate number of meetings of the Board and committees on which such directors served during fiscal year 2020. Board members are expected to make reasonable efforts to attend all Board meetings and all meetings of the Board committees on which they serve. Absences are excused only for good cause.

The Board has four standing committees as follows: (i) Audit Committee, (ii) Compensation Committee, (iii) Nominating and Corporate Governance Committee, and (iv) Risk Assessment Committee. Each committee has a written charter adopted by the committee and ratified by the Board, which contain detailed lists of the respective Committees duties and responsibilities. Charters for the Audit, Compensation, and Nominating and Corporate Governance Committees can be found on the Investor Relations portion of the Company’s website at www.myNYCB.com, and are available in hardcopy to any shareholder who requests them. Each member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the SEC.

CORPORATE GOVERNANCE

The following table presents the membership of our Board members on the various Board committees as of April 1, 2021:

Director

Dominick Ciampa

Hanif “Wally” Dahya@ #

Leslie D. Dunn

James J. O’Donovan

Lawrence Rosano, Jr.

Ronald A. Rosenfeld

Lawrence J. Savarese*#

John M. Tsimbinos

Thomas R. Cangemi†

Robert Wann

Meetings Held in 2020	13	4	1	11	51	50

(1)	All Company Board Committees are replicated at the Community Bank level. Additionally, the Community Bank Board maintains a Mortgage and Real Estate Committee and Commercial Credit Committee.

Chairman of the Committee Member of the Committee
†	Chairman of the Board of Directors effective March 26, 2021
*	Designated as Audit Committee Financial Expert
@	Designated independent Presiding Director
#	Designated as Risk Committee Expert

The Board and Board Committees met numerous times throughout 2020:

14 Board Meetings Communication between meetings as appropriate	3 Executive sessions of independent directors Led by Presiding Director	29 Meetings of Principal Standing Committees	101 Meetings of Specific Purpose Committees

A description of the nature and purpose of each of the Board committees follows.

CORPORATE GOVERNANCE

Audit Committee

Members:

Lawrence J. Savarese (Chair)

Dominick Ciampa

Hanif “Wally” Dahya

Leslie D. Dunn

Ronald A. Rosenfeld

The Board of Directors has determined that Mr. Savarese
is an “audit committee financial expert” under the rules of the SEC.

Meetings held in 2020: 13

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities, including with respect to review and, as applicable, approval of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with applicable legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the Company’s internal audit function and independent auditors; (5) the system of internal controls relating to financial reporting, accounting, legal compliance, and ethics established by management and the Board; and (6) the Company’s internal and external auditing processes.

This Committee meets with the Company’s and the Community Bank’s internal auditors to review the performance of the internal audit function.

A detailed list of the Committee’s functions is included in its written charter adopted by the Board of Directors, a copy of which is available free of charge on the corporate governance pages within the Investor Relations portion of our website at www.myNYCB.com, and is available in print to any shareholder who requests a copy.

Compensation Committee
Members: Hanif “Wally” Dahya (Chair) Leslie D. Dunn Lawrence Rosano, Jr. Lawrence J. Savarese John M. Tsimbinos Meetings held in 2020: 4

This committee meets to establish compensation for the executive officers and to review the Company’s incentive compensation programs when necessary. (See Compensation Discussion and Analysis beginning on page 24 for further information on the Company’s processes and procedures for the consideration and determination of executive and director compensation.)

Consistent with SEC disclosure requirements, the Compensation Committee has assessed the Company’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

At the Committee’s direction, management of the Company maintains an Incentive Compensation and Performance Management Committee responsible for overseeing and monitoring non-executive incentive compensation objectives, performance management, and incentive compensation plans. The Committee, which consists of various senior officers, including the Chief Operating Officer and the Chief Risk Officer, has assessed the Company’s non-executive incentive compensation plans to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process includes a review of plan policies and practices; an analysis to identify risks and risk controls related to the plans; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk controls, and the consistency of the programs and their risks with regard to the Company’s strategies. Compensation agreements are subject to risk reviews by first and second lines of defense: an attorney designed by the Chief Operating Officer performs a first line review, which is followed by the Chief Risk Officer’s second line review. Reporting by the Incentive Compensation and Performance Management Committee to the Compensation Committee occurs at least annually.

Although the Compensation Committee reviews all compensation programs, it focuses on the programs with variability of payout, the ability of a participant to directly affect payout, and the controls on participant action and payout.

In response to the results of the 2018 shareholder advisory vote on executive compensation, the Compensation Committee was restructured and took several steps to revise the executive compensation program resulting in overwhelming support in the 2019 shareholder advisory vote on executive compensation.

Based on the foregoing, we believe that our executive compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee.

CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee
Members: Leslie D. Dunn (Chair) Dominick Ciampa Hanif “Wally” Dahya Lawrence Rosano, Jr. Ronald A. Rosenfeld Lawrence J. Savarese John M. Tsimbinos Meetings held in 2020: 1

The Committee considers and recommends the nominees for director to stand for election at the Company’s Annual Meeting of Shareholders.

The Nominating and Governance Committee is responsible for recommending to the Board the qualifications for Board membership, identifying, assessing, and recommending qualified director candidates for the Board’s consideration, assisting the Board in organizing itself to discharge its duties and responsibilities, and providing oversight of the Company’s corporate governance practices and policies, including an effective process for shareholders to communicate with the Board. The Committee is composed entirely of independent directors as defined by the NYSE Corporate Governance Standards and operates under a written charter. The Nominating and Corporate Governance Committee’s charter is available on the corporate governance pages within the Investor Relations portion of the Company’s website at www.myNYCB.com and is available in print upon request.

The Committee’s role in, and process for, identifying and evaluating prospective director nominees is described herein and above in Board Diversity and Tenure. See also Procedures for Shareholders to Recommend Directors. In addition, the Committee makes recommendations to the Board concerning director independence, Board committee assignments, committee chairman positions, Audit Committee “financial experts,” the financial literacy of Audit Committee members, and Risk Assessment Committee “risk management experts.”

Risk Assessment Committee

Members:

Lawrence Rosano, Jr. (Chair)

Dominick Ciampa

Hanif “Wally” Dahya

Leslie D. Dunn

Ronald A. Rosenfeld

Lawrence J. Savarese

John M. Tsimbinos

The Board of Directors has determined that Messrs. Dahya and Savarese are “risk management experts” under the enhanced prudential standards of the Dodd-Frank Act.

Meetings held in 2020: 11

The Risk Assessment Committee has been appointed by the Company’s Board of Directors to assist the Board in fulfilling its responsibilities with respect to oversight of the Company’s risk management program, including as it relates to the risk appetite of the Company and the policies and procedures used to manage various risks, including credit, market, interest rate, liquidity, legal/compliance, regulatory, strategic, operational, reputational, and certain other risks. The Risk Assessment Committee enhances the Board’s oversight of risk management activities at the Company through active and frequent engagement.

The Risk Assessment Committee’s role is one of oversight, recognizing that management is responsible for designing, implementing, and maintaining an effective risk management program. The Company’s departmental managers are the first line of defense for managing risk in the areas for which they are responsible. As a second line of defense, the Company’s Chief Risk Officer provides overall leadership for several important independent risk management functions that include: information security and cyber security, bank secrecy act and anti-money laundering, as well as Company-wide enterprise risk, operational risk, compliance risk and model risk management frameworks, that are focused on risk identification, risk measurement, risk monitoring, risk mitigation, risk reporting and escalation.

At each regularly scheduled meeting of the Risk Assessment Committee, the Committee receives a monthly report from the Chief Risk Officer with respect to the Company’s approach to the management of major risks, including the implementation of various risk management frameworks and highlights of the Company’s risk mitigation efforts. The Chief Risk Officer is responsible for an integrated effort to identify, assess, and monitor risks (including through risk measurement, risk monitoring, risk mitigation, and risk reporting) that may affect the Company’s ability to execute on its corporate strategy, onboard risk within approved risks limits and warning levels, and fulfill its business objectives.

On a quarterly basis, the Risk Assessment Committee receives detailed risk reports from the Chief Information Security Officer, the Compliance, Privacy, and Fair Lending Officer, as well as the BSA and OFAC Officer, each of whom report directly into the Chief Risk Officer and maintain separate reporting lines to the Risk Assessment Committee.

The Risk Assessment Committee responsibilities also include oversight of the Company’s capital and stress testing program as required under the applicable rules and regulations of the Dodd-Frank Act and, most recently, to oversee the Company’s climate risks and other ESG initiatives.

CORPORATE GOVERNANCE

In addition to the above described committees of the Company Board, the Community Bank Board maintains committees with important oversight responsibilities for the Community Bank’s lending functions: the Mortgage and Real Estate Committee and the Commercial Credit Committee of the Community Bank Board serve important governance functions in the lending businesses of the Company. The multi-family, commercial real estate, commercial and industrial, and other non-residential loans we originate all are made in accordance with loan underwriting policies and procedures approved by the respective Committees, which maintain active oversight of management’s loan origination, servicing, and collections processes. Committee members, who have significant experience in real estate businesses as well as real estate and other lending, apply their knowledge and expertise in key policy and risk-management decisions relating to these core business areas.

Mortgage and Real Estate Committee – The Mortgage and Real Estate Committee is a committee of the Community Bank Board of Directors and was appointed by that Board to oversee the Community Bank’s credit management policies and procedures. The authority of the Committee includes, among other things, oversight regarding the administration and implementation of loan policies, review of the risks associated with loans approved by management, and the delegation of credit authority. Each member has expertise in relevant areas of commercial and residential real estate; lending and lending risk; and the business of financial institutions.

The members of the Mortgage and Real Estate Committee are Messrs. O’Donovan (Chair), Cangemi, Ciampa, Rosano, and Tsimbinos. The Mortgage and Real Estate Committee met 51 times in 2020.

Commercial Credit Committee – The Commercial Credit Committee is a committee of the Community Bank Board of Directors and was appointed by that Board in September 2018 to oversee the Community Bank’s credit management policies and procedures, and the lending activities of the Bank’s specialty finance company subsidiary, which originates asset-based loans, dealer floor-plan loans, and equipment loans and leases. The authority of the Committee includes, among other things, oversight regarding the administration and implementation of commercial and industrial loan policies, review of the risks associated with such loans approved by management, and the delegation of credit authority. Each member has expertise in relevant areas of commercial and industrial lending, lending risk, and the business of financial institutions.

The members of the Commercial Credit Committee are Messrs. Dahya (Chair), Cangemi, Ciampa, O’Donovan, Rosano, Savarese, and Tsimbinos. The Commercial Credit Committee of the Community Bank Board met 50 times in 2020.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Board of Directors expects all directors to attend the Annual Meeting of Shareholders. All of the then-serving Board members attended the Annual Meeting of Shareholders held on June 3, 2020. Because the meeting was held in a virtual format, all Board members attended telephonically.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders and other parties interested in communicating directly with the Company by directing correspondence to any of the individuals listed below. Letters addressed to the Presiding Director will be opened by the Company’s Corporate Secretary, who will review them and forward a summary of such correspondence to the Presiding Director and, if applicable, the Board. If the Corporate Secretary determines that an item of correspondence relates to the functions of the Board or its committees, or otherwise requires their attention, he will direct the item itself to the Presiding Director or other Board members. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Presiding Director as provided above, and request copies of any correspondence.

CORPORATE GOVERNANCE

How to contact us:

General Counsel & Corporate Secretary	New York Community Bancorp, Inc. 615 Merrick Avenue, Westbury, NY 11590 Attention: General Counsel & Corporate Secretary
Investor Relations	New York Community Bancorp, Inc. 615 Merrick Avenue, Westbury, NY 11590 Attention: Investor Relations IR@myNYCB.com
Board of Directors	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 615 Merrick Avenue, Westbury, NY 11590
Presiding Director	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 615 Merrick Avenue, Westbury, NY 11590 Attention: Hanif “Wally” Dahya, Presiding Director
Audit Committee of the Board of Directors	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 615 Merrick Avenue, Westbury, NY 11590 Attention: Lawrence J. Savarese, Audit Committee Chairman

PROCEDURES FOR SHAREHOLDERS TO RECOMMEND DIRECTORS

It is the policy of the Nominating and Corporate Governance Committee to consider director candidates who appear to be qualified to serve on the Board and who are recommended by shareholders. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and if the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board. To avoid the unnecessary use of its resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below. To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

a.	the name of the person recommended as a director candidate;

b.

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

c.	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

d.

the name and address of the shareholder making the recommendation, as they appear on the Company’s books; provided, however, that if the shareholder is not a registered holder of Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Common Stock;

e.	a statement disclosing whether such shareholder is acting with, or on behalf of, any other person and, if applicable, the identity of such person; and

f.	such other information as the Company may require in accordance with its established nomination procedures then in effect.

In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received at the principal executive office of the Company not less than 90 days prior to the date of the meeting; provided, however, that in the event that less than 100 days’ notice or prior disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

CORPORATE GOVERNANCE

Under the proxy access provisions of our Bylaws, eligible shareholders and/or shareholder groups were permitted to include shareholder-nominated director candidates in our proxy materials for the 2021 annual meeting of shareholders. No such proposals were received. For details about the process to include shareholder-nominated director candidates in our proxy materials, please see Additional Information – Proxy Access Nominations and refer to Article I, Sections 6, 7, and 8 of our Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws of the Company are available, free of charge, in print to any shareholder who requests a copy.

BENEFICIAL OWNERSHIP

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth, as of April 1, 2021, the names of the nominees, continuing directors, and executive officers of the Company, their ages and, as applicable, the year in which he or she became a director and the year in which his or her term (or in the case of the nominees, their proposed terms) as director of the Company expire. The table also sets forth the amount and percentage of Common Stock beneficially owned by each director, by each named executive officer (as defined on page 24), and by all directors and executive officers as a group as of April 1, 2021.

Name	Age	Director Since	Shares of Common Stock Beneficially Owned (1) (2)		Percent of Class

Nominees (Whose Terms Would Expire in 2024):

Thomas R. Cangemi	52	2020	1,544,329	(3,4,5,6)	0.332%

Hanif “Wally” Dahya	65	2007	180,414	(3,4)	0.039%

James J. O’Donovan	78	2003	1,388,667	(3,4,5)	0.299%

Directors Whose Terms Expire in 2022:

Ronald A. Rosenfeld	81	2012	119,482	(3,4)	0.026%

Lawrence J. Savarese	64	2013	118,896	(3,4)	0.026%

John M. Tsimbinos	83	2003	1,219,053	(3,4)	0.262%

Directors Whose Terms Expire in 2023

Dominick Ciampa	87	1995	520,003	(3,4)	0.112%

Leslie D. Dunn	75	2015	33,816	(3,4)	0.007%

Lawrence Rosano, Jr.	68	2014	39,316	(3,4)	0.008%

Robert Wann	66	2008	2,435,622	(3,5)	0.524%

Named Executive Officers Who Are Not Directors:

John T. Adams	58	—	147,860	(3,4)	0.032%

John J. Pinto	51	—	623,487	(3,5)	0.134%

Joseph R. Ficalora (retired)(7)	74	—	6,325,985	(4,5)	1.360%

All directors and executive officers as a group (13 persons)			14,812,976		3.185%

(1)

Includes the following shares of common stock held directly: Mr. Cangemi: 965,682; Mr. Ciampa: 44,210; Mr. O’Donovan: 734,647; Mr. Rosano: 21,520; Mr. Savarese: 80,476; Mr. Tsimbinos: 456,008; Mr. Wann: 1,464,451; Mr. Pinto: 399,841; Mr. Adams: 60,870; and Mr. Ficalora: 4,500,848.

(2)

Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted). Figures include all of the shares held directly and indirectly by directors and the Company’s executive officers, as well as the shares underlying stock awards that have been granted to, and are currently exercisable or exercisable within 60 days by, such directors and executive officers under the Company’s various stock-based benefit plans.

(3)

Includes the following shares of unvested restricted stock awards: Mr. Cangemi – 385,169; Mr. Ciampa – 42,244; Mr. Dahya – 32,113; Ms. Dunn – 15,296; Mr. O’Donovan – 28,920; Mr. Rosano – 15,296; Mr. Rosenfeld – 15,296; Mr. Savarese – 28,920; Mr. Tsimbinos – 17,936; Mr. Wann – 119,411; Mr. Pinto – 147,613; and Mr. Adams: 46,861.

(4)

Includes the following shares that are owned by spouses of the named nominees, continuing directors, and executive officers or are held in individual retirement accounts, trust accounts, custodian accounts, or foundation accounts for which the directors and the executive officers are deemed beneficial owners: Mr. Cangemi – 60,335; Mr. Ciampa – 433,579; Mr. Dahya – 148,301; Ms. Dunn – 18,520; Mr. Rosano – 2,500; Mr. Rosenfeld – 104,186; Mr. Savarese – 9,500; Mr. Tsimbinos – 745,109; and Mr. Ficalora – 300,863.

(5)

Includes the following shares allocated under the NYCB Employee Stock Ownership Plan (“ESOP”) (and in the case of Messrs. Cangemi, Pinto and Ficalora, acquired for their ESOP accounts pursuant to dividend reinvestments): Mr. Cangemi – 41,352; Mr. O’Donovan – 190,049; Mr. Wann – 410,638; Mr. Pinto – 44,247; Mr. Adams – 40,129; and Mr. Ficalora – 748,023. Also includes 372,959; 314,320; and 1,259,643 shares allocated under the Community Bank’s Supplemental Benefits Plan (and acquired for their Supplemental Employee Retirement Plan (the “SERP”) accounts pursuant to dividend reinvestment) to the accounts of Messrs. O’Donovan and Wann, respectively. Further includes shares held by the trustee of the New York Community Bancorp, Inc. Employee Savings Plan (“401(k)”) for the accounts of the following officers: Mr. Cangemi – 91,791; Mr. Wann – 126,802; Mr. O’Donovan – 62,092; Mr. Pinto – 31,786; and Mr. Ficalora – 776,251; which include shares acquired in Messrs. Cangemi’s, Pinto’s, and Ficalora’s accounts pursuant to dividend reinvestment. The Community Bank Supplemental Benefit Plan, SERP, and Employee Savings Plan are more particularly described in the Compensation Discussion and Analysis section of this proxy statement beginning on page 24.

(6)

Mr. Cangemi has pledged 515,729 shares of Common Stock pursuant to margin account arrangements. The margin balances outstanding, if any, pursuant to such arrangements may vary from time to time. All pledge obligations entered into before the adoption of the new policy on pledging stock are grandfathered for the duration of the pledge commitment. See page 39 for a summary of our policy on hedging and pledging of Common Stock.

(7)	Mr. Ficalora retired from his positon of President, Chief Executive Officer, and member of the Board of Directors of the Company as of December 31, 2020.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION AND RELATED INFORMATION

I. COMPENSATION DISCUSSION AND ANALYSIS

A. INTRODUCTION

We are pleased to provide our shareholders with an overview and analysis of the compensation programs in which the following executive officers (our “named executive officers” or “NEOs”) participated in during 2020 and the process we use to make specific compensation decisions for our NEOs:

•	Joseph R. Ficalora*, President and Chief Executive Officer

•	Robert Wann, Senior Executive Vice President and Chief Operating Officer

•	Thomas R. Cangemi*, Senior Executive Vice President and Chief Financial Officer

•	John J. Pinto*, Executive Vice President and Chief Accounting Officer

•	John T. Adams, Executive Vice President and Chief Lending Officer

*

Mr. Ficalora retired on December 31, 2020. Effective December 31, 2020, the Board of Directors appointed Mr. Cangemi as President and Chief Executive Officer and Mr. Pinto as Chief Financial Officer. Mr. Pinto was subsequently promoted to Senior Executive Vice President.

➢ Scope of the Compensation Discussion and Analysis

✓	The Compensation Discussion and Analysis provides shareholders with important information regarding our executive compensation program, including the following:

✓	an overview of our compensation philosophy;

✓	a discussion of our 2020 say-on-pay advisory vote and our shareholder engagement process during 2020 and early 2021;

✓	an overview of the Company’s business environment in 2020;

✓	a discussion of the governance environment in which executive compensation decisions are made;

✓	a description of each element of our executive compensation program and the purpose it serves;

✓	a review of the process by which the Compensation Committee makes compensation decisions, including an overview of the timeline, the parties involved, risk considerations and tax considerations; and

✓	a discussion of the Compensation Committee’s 2020 incentive compensation decisions and the key factors that influenced those decisions.

➢ Our Compensation Philosophy

Our approach to executive compensation is reflected in five guiding principles that determine the structure of our executive compensation methodology:

✓	Support our strategic objectives and drive the creation of shareholder value through the attainment of positive business results.

✓	Place a significant portion of each executive’s total compensation at risk based on the Company’s short- and long-term performance on an absolute basis and relative to our peers.

✓	Be competitive in the market for executive talent and provide a means for the Company to attract and retain key executives.

✓	Align the interests of our executives with our shareholders by providing our executives with a meaningful equity stake in the Company.

Maintain our executive pay program within a strong governance framework to ensure that our program does not provide incentives for our executives to take unnecessary or excessive risks that could compromise the value of our business.

EXECUTIVE COMPENSATION

➢ Our 2020 Say-on-Pay Advisory Vote

We are pleased that a strong majority of the votes cast on our say-on-pay advisory vote at the 2020 Annual Meeting were in favor of our executive compensation program. The positive 2020 vote reflected continuing recognition of the changes in our program over the last few years as the Compensation Committee took decisive steps to restore shareholder confidence in the program by improving the alignment of pay and performance. The Committee has continued to work diligently to ensure that our executive incentive compensation program is consistent with our philosophy, market best practices and the feedback we receive from our shareholders. The Committee will continue to monitor the results of the say-on-pay vote to ensure continued support for our incentive pay program among our shareholders.

➢ Engaging With Our Shareholders

Shareholder engagement is a continuous and year-round process for the Board and executive management. Our dialogue with shareholders is a critical element in the evaluation of our executive compensation program and corporate governance practices. We take the shareholder engagement process seriously, and take action based on the feedback that we receive. We recognize that accountability to our shareholders is the cornerstone of sound corporate governance and essential to the attainment of our business objectives. The Compensation Committee considers all feedback received from shareholders and carefully reviews assessments from Institutional Shareholder Services and Glass Lewis, and other external sources and feedback from individual shareholders that is received through our corporate governance shareholder engagement program. The shareholder outreach process began in 2020 and continued into 2021. We requested meetings with all of our largest shareholders and held meetings with shareholders representing 23% of our outstanding shares. Our Board and management team were represented all shareholder meetings Over the same period, our CEO and/or CFO participated in over 100 investor meetings.

The shareholder engagement process provided confirmation that our shareholders recognize and appreciate the evolution of our executive pay program over the last three years to a structure that improves the alignment of pay and performance. Specifically, shareholders commented favorably on the significant weighting of absolute, rather than relative, financial metrics to gauge annual Company performance, and the use of the same metrics that shareholders use to evaluate their investment in the Company when evaluating performance over a longer period. However, shareholders encouraged the Committee to continue to monitor peer programs and industry best practices and adjust the program as necessary to ensure consistency with these benchmarks. Several shareholders asked the Committee to consider whether broader use of absolute metrics tied solely to Company performance would further improve the alignment of pay and performance. Based on this shareholder feedback, the Committee revised the short-term incentive plan for 2021 to eliminate reliance on relative metrics that consider peer performance and added a significant qualitative component that will evaluate individual NEO performance relative to the attainment of business objectives within their area of functional responsibility. In addition, shareholders inquired about the Committee’s approach to the adjustment of financial results to exclude non-recurring items. The Committee noted that no adjustments were made to 2020 results and that, on an ongoing basis, such adjustments would typically not occur, absent exceptional circumstances that distort financial results in either a positive or negative direction and which could lead to unintended consequences for executive pay results. Finally, several shareholders inquired about the impact of the COVID-19 pandemic on bank operations generally and whether the Committee considered adjustments to the 2020 executive pay program as a result of the pandemic’s effect on our financial performance. As noted below, the Committee did not adjust the 2020 program after concluding that the 2020 program metrics remained relevant and appropriate measures of 2020 performance.

➢ A Look Ahead to the 2021 Executive Pay

Consistent with our commitment to shareholders, the Compensation Committee has continued to evaluate our executive incentive compensation plans to ensure an appropriate alignment of pay and performance and to ensure that the program remains consistent with industry best practices. In early 2021, the Committee initiated a review of the executive incentive compensation program in effect during 2019 and 2020 with the objective of identifying changes that would further enhance the alignment of the executive incentive program with shareholder value creation. Based on this review, the Committee made significant changes to the 2021 short-term incentive plan, all of which will be fully disclosed in next year’s proxy. In summary, the Committee modified the short-term plan to include only financial performance metrics tied to the Company’s performance, thereby, eliminating the use of metrics that considered the Company’s performance relative to a designated peer group. The Committee also added a qualitative “scorecard” component that will consider the performance of our NEOs relative to the Company’s strategic plan and their individual performance objectives. The Committee did not alter the structure of the long-term plan which, the Committee concluded, continued to support performance objectives that were consistent with shareholder expectations.

In connection with the 2021 appointment of Mr. Cangemi as President and Chief Executive Officer and Mr. Pinto as Chief Financial Officer, the Compensation Committee adjusted the base salary for each executive to $1,150,000 and $700,000, respectively. The adjustments were based on market data presented by the Committee’s

EXECUTIVE COMPENSATION

independent compensation consultants and the Committee’s consideration of the appropriate positioning of each executive relative to the compensation of other members of the Company’s senior management team. The Committee also considered the effect of the base salary adjustments on incentive plan opportunities for each executive. The Committee also authorized a one-time grant of restricted stock for each executive to reflect their promotion, their contributions to the leadership transition and to further enhance their alignment with shareholders. The grant date value of the one-time awards were $3 million for Mr. Cangemi and $980,000 for Mr. Pinto with vesting in equal installments over a five-year period The Committee considered this grant in establishing incentive opportunities for each executive under the 2021 long-term incentive plan and adjusted the CEO target opportunity to the median of the peer group.

➢ 2020 Company Fundamentals and Performance

➢ Our Business Fundamentals

We believe shareholders should continue to benefit from the fundamental soundness of our business model as reflected in the following factors:

•	We are among the top 30 largest banks in the U.S. At December 31, 2020, we had total assets of $56.3 billion, $42.9 billion in loans and total deposits of $32.4 billion.

•	Our loan mix has remained consistent, and we have maintained our status as a market leader in multi-family lending on non-luxury, rent regulated properties.

•	Our asset quality in any credit cycle has consistently outperformed our peers with very few non-performing loans resulting in actual losses.

•	Our approach to credit underwriting is conservative in all respects, and our experienced Board members are actively involved in the evaluation and approval of loans.

•	We maintain a strong capital position.

•	We have successfully extended our lending activity into commercial real estate and specialty lending.

•	We are maintaining a focus on expense containment.

•	We remain committed to a strategy that allows us to grow through accretive transactions and enhance long-term shareholder value.

➢ 2020 Business Performance

In a year of unprecedented economic challenges, the Company delivered a year of strong financial performance and successfully executed on significant strategic objectives. Despite the persistence of a difficult operating environment in 2020, we delivered double digit EPS growth, continued margin expansion and strong loan origination growth. Our one- and three-year total shareholder return placed the Company above the median of our peer group. In addition, our strong performance supported our quarterly dividend, which was maintained at $0.17 cents per share.

The Company moved quickly in early March 2020 to mitigate the effects of the COVID-19 pandemic for our customers and employees by transitioning our back office personnel to a work-from-home environment and implementing significant changes to our retail banking environment to safeguard customers and employees. We feel fortunate that we were able to keep our workforce intact without layoffs or furloughs and that our technology proved equal to the task of maintaining remote operations. As we returned employees in limited numbers to back office locations in mid-2020, we implemented a series of measures designed to create a safe work environment, including modified office layouts, on-site healthcare personnel and pre-arrival screening of employee health status. We responded to the deteriorating economic environment by providing borrowers with critical relief that sustained their businesses through a difficult period and facilitated their return to financial health later in the year. By the end of 2020, 99% of the borrowers who requested full payment relief, representing $6 billion in loans, had returned to full payment status. In addition, we supported our small business customers through our participation in the Paycheck Protection Program.

During 2020, the Company realized a major strategic objective with the conversion of our core operating systems to the Fiserv DNA platform. The new system will bring long-term benefits for our operating efficiency and enhance our customer experience. The fact that this project, which involved nearly every business unit in the Company, was completed during the COVID-19 pandemic, is a testament to the dedication our employees and the strength of our project management capabilities.

EXECUTIVE COMPENSATION

➢ Selected Financial Highlights

$56.3 Billion	$32.4 Billion	$478.3 Million	12%
Assets	Deposits	Net Income Available to Common Shareholders	Balance Sheet Growth Since SIFI Limit Increase

$1.02	32%	0.94%	7.71%
EPS (Fully Diluted)	EPS Growth	ROAA	ROACE

$42.9 Billion	44.02%	10.95%	0.09%
Loans Held for Investment	Efficiency Ratio	Tier 1 Risk-Based Capital	Avg. Non-Performing Loans/Total Loans

➢ 2020 Executive Compensation Highlights

➢ Impact of COVID-19 Pandemic

We did not alter the structure of any of our performance-based executive compensation programs in response to the COVID-19 pandemic. The Compensation Committee concluded that the metrics under both the short- and long-term plans remained relevant and that such metrics appropriately captured the significant challenges management faced in dealing with the impact of COVID-19 on the Company’s financial performance. In addition, the Committee did not authorize any adjustments to the Company’s financial results for non-recurring items, whether arising out of the Company’s pandemic response or otherwise.

➢ Executive Pay Determinations

✓	No Change to Base Salaries

The Compensation Committee evaluated the base salaries of our CEO and the other NEOs in March 2020 to determine whether current base salaries were appropriately aligned with short- and long-term incentive compensation opportunities. The Committee determined that current base salaries were appropriately positioned as a driver of award opportunities under the executive incentive pay program. Mr. Ficalora’s base pay had not changed since 2015 and the other NEOs have not received base pay increases since 2016.

✓	STIP Awards Above Target

Based on the Company’s performance relative to the three weighted STIP metrics, our NEOS were eligible for awards at slightly over 132% of the target incentive opportunity. This award reflected the weighted results of the three applicable metrics: (i) actual performance relative to the Company’s budgeted pre-tax operating earnings (50% weighting), (ii) return on average tangible assets (“ROATA”) relative to the Company’s designated peer group (25% weighting) and (iii) efficiency ratio relative to the Company’s designated peer group (25% weighting). The Company exceeded the target value for budgeted pre-tax operating earnings and the Company’s ROATA and efficiency ratio were above the stretch value, exceeding the 75th percentile of the peer group. The program’s relative total shareholder return (“TSR”) modifier was not triggered awards as the Company’s relative TSR was ranked at the 71st percentile, below the 75% threshold that would otherwise result in a 20% upward adjustment of the award. For a detailed discussion of award determinations under the 2020 STIP, see Overview of our Incentive Compensation Program below and the “Executive Compensation Tables – “Summary Compensation Table” and the related tables that provide specific information on awards.

EXECUTIVE COMPENSATION

✓	LTIP Awards at Target

Our NEOs received awards in 2020 under each of the two components of the LTIP program: (i) a time-based vested restricted stock award (“RSA”) with a value equal to 25% of each NEO’s total LTIP opportunity at target and (ii) an award of performance-based restricted stock units (“PBRSUs”) with a value equal to 75% of each NEO’s total LTIP opportunity at target. The Committee selected two metrics – relative average return on tangible common equity (“ROATCE”) and relative earnings per share (“EPS”) growth – for the 2020-2022 performance period. The Company’s performance with respect to these metrics will be evaluated at the end of the three-year performance period on a percentile ranking basis relative to an industry index consisting of 31 banks with assets between $25 billion-$250 billion selected from the KBW Regional Bank Index and the KBW Banking Index. Each performance metric has an equal weighting and the result for each metric contributes separately to the determination of the actual award, if any, at the end of the performance period.

For a detailed discussion of award determinations under the 2020 LTIP, see Overview of our Incentive Compensation Program below and the “Executive Compensation Tables – “Summary Compensation Table” and the related tables that provide specific information on awards.

B. GOVERNANCE FRAMEWORK FOR OUR COMPENSATION DECISIONS

All decisions on executive compensation are made within the context of a strong governance framework that helps ensure that the outcome is consistent with our compensation philosophy, the creation of shareholder value, and the safety and soundness of our banking operations. To that end, we use the following principles to guide the development and implementation of our executive compensation program:

✓	A significant portion of our executives’ compensation is awarded in the form of awards that are earned based on Company performance.

✓

We make all key executive compensation decisions and all decisions affecting our NEOs through a committee of independent directors, and the committee seeks advice from an independent compensation consultant on key executive compensation matters.

✓	We engage in shareholder outreach at the Board and management levels to help us evaluate our governance structure and executive compensation program.

✓

We submit our executive compensation to an annual say-on-pay vote in order to elicit regular feedback from stockholders and are recommending that stockholders approve the continuation of this practice.

✓

We require a strong ownership commitment from our officers and directors. Our executives hold a significant equity interest in the Company, reflecting levels greatly in excess of our stock ownership guidelines.

✓

We have a “clawback” policy that allows us to recapture amounts paid under our incentive compensation plans on the basis of financial results in the event that such results are found to be materially misstated.

✓

We do not allow our executives to hedge or pledge Company stock. (One pledge obligation that was in effect prior to our adoption of a formal no hedging/no pledging policy in April 2016 was grandfathered from this prohibition.)

✓	We do not allow “single trigger” payouts under our employment and change-in-control agreements.

✓

We have eliminated a legacy commitment to provide our NEOs with tax reimbursement payments covering income they realize upon the vesting of restricted stock awards. The final reimbursement payment was made in March 2020 following the vesting of the last installment of an award granted in March 2015 for the 2014 performance period.

✓	We do not allow stock option repricing without shareholder approval.

EXECUTIVE COMPENSATION

C. OUR EXECUTIVE COMPENSATION DECISION MAKING PROCESS

☐ Key Participants

➢	The Compensation Committee

Our Compensation Committee, all the members of which all of which are independent directors under NYSE listing standards, makes decisions on the compensation of our key executives, including our NEOs. This responsibility is discharged within the framework of a formal committee charter, which delegates a wide range of strategic and administrative issues to the Committee. Key among the Committee’s tasks is the development of, and monitoring of adherence to, the Company’s executive compensation philosophy. In addition, the Committee is responsible for ensuring that our plans and programs comply with all regulatory directives, including consideration of the risk profile of our compensation programs to ensure that such programs do not encourage unnecessary risk taking by participants. Finally, the Committee is charged with the annual administration of our executive incentive programs, including the development of plan design, the selection of performance metrics, the designation of specific performance goals and award opportunities, and the certification of performance results. See, “Board Committees-The Compensation Committee,” for a detailed discussion of the Committee’s responsibilities and membership. The Committee’s charter is posted on the corporate governance pages within the Investor Relations portion of our website at www.myNYCB.com.

The Committee met four times in 2020, each time including discussions in executive session without management present.

The Committee reviews the compensation of each NEO annually to evaluate whether the executive’s pay level is consistent with our compensation philosophy, risk profile, and the performance of both the Company and the individual, and whether market practices dictate an adjustment in the form or level of the executive’s compensation. As part of this annual review, the Committee considers the executive’s individual contributions to the financial success of the Company, management of subordinates, contribution to safety and soundness objectives, and their long-term potential as a senior executive.

The Committee does not delegate any substantive responsibilities related to the determination of compensation for our NEOs, and the Committee members exercise their independent judgment when they make executive compensation decisions.

➢	Our CEO

Although the Compensation Committee makes independent determinations on all matters related to compensation of the NEOs, the CEO provides the Committee with his evaluation of the NEOs’ performance and makes recommendations regarding base salary and incentive compensation awards. However, the Committee has absolute discretion to accept, reject, or modify the CEO’s recommendations. Our CEO plays no role in, and is not present during, discussions regarding his own compensation or final decisions of the Committee regarding compensation of the other NEOs.

➢	The Independent Compensation Consultant

The Compensation Committee has retained Meridian Compensation Partners LLC (“Meridian”) as an independent compensation consultant. Meridian works with the Committee to review our executive compensation program and assess our program relative to our performance and the market. Meridian attends Committee meetings as requested and participates in general discussions regarding executive compensation matters. While the Committee considers input from Meridian, the Committee’s decisions are the product of many factors and considerations. Management works with Meridian at the direction of the Committee to develop materials and analyses that are critical to the Committee’s evaluations and determinations. Such materials include competitive market assessments of NEO compensation and guidance on regulatory and legal developments. Meridian also helps the Committee to identify an appropriate peer group and annually provides the Committee with comparative financial information for the peer group to establish and approve award levels under the Company’s incentive compensation program.

Meridian coordinates with the Chair of the Committee and participates with members of the Committee in executive session (without management personnel present) to discuss compensation matters. Meridian does not provide other services to the Company and has no direct or indirect business relationships with the Company or its affiliates. The Compensation Committee has considered Meridian’s independence for the 2020 fiscal year and whether its work raised conflicts of interest under the NYSE listing standards. Considering these factors, the Committee determined that the work performed by Meridian did not create any conflict of interest and that Meridian is independent of the Company’s management.

EXECUTIVE COMPENSATION

➢ Benchmarking and Peer Group Analysis

A critical element of our compensation philosophy, and a key reference point for compensation decisions for our executives, is the analysis of our executive compensation structure and financial performance relative to a peer group of similarly sized, publicly traded financial institutions. We seek to ensure proper alignment between our performance and compensation relative to our peers, and to attract and retain top talent, by providing competitive and appropriate compensation. To monitor our programs and decisions, we periodically benchmark our performance against that of our peers to assess the reasonableness of our compensation, ensure proper pay-for-performance alignment, and to establish total compensation opportunities for our named executive officers. Our peer group is selected with the assistance of our independent compensation consultant based on objective criteria. We consider factors such as their business footprint, business mix, how they compare to the Company in terms of asset size, revenue, market capitalization, and their status as a competitor for customers, executive talent, and investment capital. We believe the 21 banks included in the 2020 peer group are generally reflective of the Committee’s consideration of these factors. As a general matter, the unifying factors that influenced the selection of our 2020 peer group were asset size, business mix and market capitalization. In addition to meeting the foregoing criteria, certain peer banks, including BankUnited, M&T Bank Corp., Peoples United Financial, Inc., Popular, Inc., Signature Bank, Sterling Bancorp, Inc. and Valley National Bancorp are direct competitors in our markets and, therefore, were deemed essential to the peer group. The peer group is reviewed annually, and changes periodically as a result of the Company’s growth, industry consolidation, and changes in a peer company’s business focus or condition. The 2020 peer group had a median asset size of approximately $46.7 billion, positioning the Company at the 66th percentile of the peer group. Several other banks that match up well with the Company in asset size, such as SVB Financial Group, First Republic Bank and CIT Group, were excluded from the peer group due to significant differences in their business model. In addition, twelve banks in the asset range from $20-32 billion were excluded based on their size relative to the Company. The Committee will continue to assess the universe of banks to evaluate possible candidates for inclusion in the peer group.

The 2020 peer group included the following 21 financial institutions:

  Bank United

  BOK Financial Corp.

  Comerica Incorporated

  Cullen/Frost Bankers, Inc.

  First Citizens Bancshares, Inc.

  First Horizon National Corporation

  F.N.B. Corporation

  Huntington Bancshares Inc.

  KeyCorp

  M&T Bank Corp.

Peoples United Financial, Inc.

Popular, Inc.

Regions Financial Corporation

Signature Bank

Sterling Bancorp

Synovus Financial Corp.

TCF Financial Corporation

Texas Capital Bancshares, Inc.

Valley National Bancorp

Wintrust Financial Corporation

Zions Bancorporation

☐ Executive Performance Assessments

Our NEOs receive annual performance assessments following a process established by the Compensation Committee. Our CEO provides the Committee with an assessment of the other NEOs, and the Committee, in turn, provides our CEO with an assessment of his performance and considers the CEO’s evaluation of his direct reports. While the scope of the assessment may vary from year to year, the focus of the Committee’s review is on whether the executive is meeting the functional responsibilities of the position, oversight of regulatory compliance, progress toward strategic objectives, leadership and management of external relationships.

EXECUTIVE COMPENSATION

D. ELEMENTS OF COMPENSATION

☐ Introduction

Our NEOs participate in a competitive compensation program that emphasizes pay for performance and the creation of shareholder value. The elements of our program, the specific objectives for each element, and a summary of how we implemented each element in 2020 are summarized in the table below:

Compensation Element		Objective	Implementation

Base Salary	✓	Provides each executive with fixed compensation that reflects the executive’s position and responsibilities, market dynamics and our overall pay structure.	Base salary periodically based on the Compensation Committee’s assessment of the executive’s individual performance, a review of peer group practices and consideration of the impact of base salary levels on incentive compensation opportunities.

Short-Term Incentives	✓	Provide a cash-based, market-competitive annual award opportunity linked to financial measures that are important to our business model.	The 2020 STIP was linked to three weighted financial metrics with the greatest weight (50%) tied to meeting a specific Company earnings goal included in our Board-approved budget. The other metrics measured the Company’s performance relative to our peer group. Awards were subject to adjustment in limited circumstances based on the Company’s relative 2020 TSR. See, 2020 Executive Compensation Decisions below for additional information on the structure of, and results under, the 2020 STIP.

Long-Term Incentives	✓ ✓	Provide an incentive for our executives to create shareholder value over the long term through equity awards. Align the interests of our executives with shareholders by awarding equity in the Company.	The 2020 LTIP included two components: (i) a grant of time-based vested restricted stock with a value equal to 25% of each NEO’s target award opportunity under the LTIP and (ii) a grant of PBRSUs equal to 75% of the target award opportunity to be earned over the 2020-2022 performance period. For the PBRSU grant, the Committee established two metrics – 3-year EPS growth and 3-year ROATCE – to evaluate the Company’s performance relative to an industry index. See, 2020 Executive Compensation Decisions below for additional information on the structure of, and results under, the 2020 LTIP.

Retirement Benefits	✓	Provide tax-qualified benefit plans on the same terms as our rank-and-file employees to provide our executives with additional income after retirement.	Our current retirement program consists of our ESOP, which is funded with an annual Company contribution determined on a uniform basis for all employees as a percentage of eligible compensation and our 401(k) plan, which includes a “safe harbor” employer match. Our supplemental retirement benefit “excess” plan has been frozen since 1999.

Perquisites	✓	Limit perquisites so they represent a minor portion of the overall annual compensation of our NEOs.	Perquisites are limited and are provided only to the extent that such items that help each executive fulfill the requirements of his position.

Employment Agreements	✓ ✓ ✓

Help to ensure the continued availability of our NEOs in key positions.

Establish market-competitive terms and conditions for the continuing employment of our NEOs, including severance benefits that reflect prevailing practices among our peers.

Assist with an orderly transition of management if a change in control of the Company were to occur.

Our current NEO employment agreements have been in place without amendment since 2006. The agreements contain “double trigger” change-in-control protection (i.e., a severance obligation is triggered only by a change in control followed by the executive’s termination in specified circumstances). (See, “Other Executive Benefits” below for additional details on the terms of these agreements). Although certain legacy agreements indemnify our executives for liabilities related to the “golden parachute” excise taxes, the Compensation Committee has determined that any new agreements will not contain such indemnification.

EXECUTIVE COMPENSATION

☐ Target Pay Mix

On an annual basis, the Compensation Committee establishes a target pay mix for each NEO that ensures that the largest part of each NEO’s annual compensation is at risk and depends on the level of attainment of specific performance objectives. In 2020, over three-quarters of our CEO’s compensation, at the target level, was directly linked to the performance of the Company. The following charts classify the sources of NEO compensation in 2020 based on the target pay mix established by the Committee:

☐ 2020 Executive Compensation Decisions

➢ Base Salary

The Compensation Committee evaluated the base salaries of our CEO and the other NEOs in March 2020 to determine whether current base salaries were appropriately aligned with short- and long-term incentive compensation opportunities. No adjustments were authorized as the Committee determined that current base salaries were appropriately positioned relative to peers in the context of award opportunities under the executive incentive pay program. Mr. Ficalora’s base pay was not adjusted since 2015 and the other NEOs have not received base pay increases since 2016.

➢ 2020 Executive Incentive Compensation Program

Our 2020 executive incentive compensation program was maintained under applicable provisions of our 2012 Stock Incentive Plan, which was approved by shareholders in 2012, and our 2020 Omnibus Incentive Plan, which was approved by shareholders in 2020.

In 2020, our executive incentive compensation program had two components: (i) a short-term performance-based award opportunity that was paid in cash based on 2020 performance relative to selected financial metrics and (ii) a long-term performance-based award opportunity consisting of an award of PBRSUs (75% of the total award at target) that are earned over a forward-looking performance period (2020-2022) and a grant of time-based RSAs (25% of the total award at target) that vests over three years.

☐ 2020 STIP

The following provides a summary of the key provisions of our 2020 STIP:

✓	Covered the 2020 calendar year and provided a cash award based on performance goals set by the Compensation Committee at the beginning of the year.

✓

Our CEO was a participant in the STIP during 2020 with a target bonus opportunity set at 125% of base pay. However, as a result of his retirement on December 31, 2020, Mr. Ficalora was ineligible to receive a 2020 STIP award under the terms of the program since he was not employed on the payment determination date.

✓

Target cash incentive opportunities were defined as a percentage of 2020 base salary. Target opportunities were based on peer/market practice. Additional details on award opportunities are provided in the section below.

✓

Award determinations were based on the Company’s performance relative to three weighted metrics. A description of each metric and reasons why the Committee selected the metric is set forth in the table below. Each metric had a separate weighting and the result for each metric contributed separately to the actual award, if any.

EXECUTIVE COMPENSATION

✓

Fifty percent of the total award opportunity was linked to the Company’s internal projection for 2020 pre-tax operating earnings. The target performance level for this metric reflected the value included in 2020 budget approved by the Board of Directors. Pre-tax operating earnings were subject to adjustment for extraordinary items, accounting and tax law changes, discontinued operations, acquisition expenses, balance sheet restructuring charges and/or similar non-recurring or special items. However, no adjustments were made in determining 2020 awards.

✓

The other two metrics (ROATA and efficiency ratio) were each weighted at 25% of the total award opportunity and measured the Company’s performance relative to the compensation peer group. Target performance was set at the 55th percentile of the compensation peer group to ensure that the target payout required the Company to exceed median performance at target. The threshold payout required the Company to exceed the 35th percentile of the peer group. The Committee believed that this threshold level set a more appropriate performance objective in the context of a relative metric. Stretch performance at or above the 75thpercentile would position our Company in the top quartile relative to peers and support the maximum payout.

✓

After the aggregate award, if any, was determined by reference to the Company performance relative to the three financial metrics, a 1-year total shareholder return (“TSR”) modifier was applied to adjust the award downward (by 20%) if Company TSR was below the 35th percentile of peer group TSR and upward (by 20%) if the Company’s 1-year TSR was above the 75th percentile of peer group TSR. The plan did not provide for an adjustment if 1-year Company TSR was negative, regardless of peer results. This provision was added based on shareholder feedback and a desire to recognize how our performance is perceived by shareholders.

☐ 2020 STIP Performance Metrics

The following table identifies the financial metrics established by the Committee for 2020 under the STIP, provides our rationale for the use of each metric in the context of our strategic plan and shows how we apply it in the context of the new STIP. Please see Appendix A for a reconciliation of non-GAAP measures presented below.

Performance Metric	How We Define and Apply It	Why We Use It

Pre-Tax Operating Earnings	Net income before the effect of income taxes and any after-tax items, including minority interest and any extraordinary items. Pre-tax operating earnings is subject to adjustment for extraordinary items, accounting and tax law changes, discontinued operations, acquisition expenses, balance sheet restructuring charges and/or similar non-recurring or special items. This metric is an absolute metric based on the Company’s budget target and has a 50% weight in determining the actual award.	Provides direct insight into the financial health of the Company by measuring the revenue and expenses associated with the Company’s primary business activities.

Return on Average Tangible Assets (“ROATA”)	Net income as a percentage of average tangible assets. This metric is measured by reference to the Company’s percentile ranking in the designated peer group and has a 25% weight in determining the actual award.	Shows the profitability of our assets by measuring how effectively management is deploying our assets to generate a positive return.

Efficiency Ratio	Non-interest expense before foreclosed property expense, amortization of intangibles and goodwill impairments as a percentage of net interest income and non-interest income, excluding gains from securities sales and non-recurring items. This metric is measured by reference to the Company’s percentile ranking in the designated peer group and has a 25% weight in determining the actual award.	Shows how effectively we manage our expenses and use our resources to create revenue. We believe efficient use of our resources, particularly given our acquisition strategy, is a significant competitive advantage.

1-Year Total Shareholder Return (“TSR”)	Represents the total return on share of the Company’s common stock over the calendar year, including price appreciation and the reinvestment of dividends (at the closing price of the common stock on the ex-dividend date). The STIP applies a 1-year TSR modifier to adjust awards to reflect the common stock’s weak or exceptional performance relative to the designated peer group, thereby, including annual shareholder return as an element of the award determination in specified circumstances.	Provides a measure of how the market valued our stock during the year relative to the stock of other companies in the financial sector.

EXECUTIVE COMPENSATION

☐ 2020 STIP Award Opportunities, Performance Results and Award Determinations

The following table show the award opportunities established by the Compensation Committee for our CEO and the other NEOs under the 2020 STIP. Actual awards were determined by reference to the specific award opportunities assigned to each NEO and weighted results with respect to each designated performance metric as detailed in the following tables. By way of illustration, if the Company had achieved maximum results with respect to all three metrics, our CEO would have received a payout at 187.5% of 2020 base salary (150% of target), subject to adjustment for the 1-year TSR modifier.

2020 Short-Term Incentive Plan Award Opportunities (as % of 2020 Base Salary)

Executive	Threshold	Target	Maximum

Mr. Ficalora	62.5%	125%	187.5%

Mr. Wann	45	90	135

Mr. Cangemi	35	70	105

Mr. Pinto	35	70	105

Mr. Adams	35	70	105

The following table shows the Company’s actual 2020 results with respect to the three weighted STIP performance measures. With respect to pre-tax operating earnings, the Company’s performance measured above target at 112.52%. With respect to the two metrics that considered Company performance relative to the designated peer group, the Company’s 2020 ROATA was at the 76th percentile of the peer group and the Company’s efficiency ratio was at the 95th percentile of the peer group. Accordingly, each of the relative metrics were measured at the stretch performance level (150% of target) in considering the contribution of the metric to the actual award. Taking into account the results with respect to the three weighted metrics, the payout was calculated at 131.26% of target. The 1-Year TSR modifier was not triggered as the Company’s relative one-year TSR was at the 71st percentile of the peer group, falling short of the level that would result upward adjustment to the award determined by reference to the three weighted metrics.

Performance Measure		Performance Goals			Actual Performance	Payout as % of Target Award Opportunity
	Weight	Threshold	Target	Stretch

Pre-tax Operating Earnings	50%	$516,100,500	$573,445,000	$630,789,500	$587,804,000	112.52%

Relative ROATA	25%	35th percentile	55th percentile	75th percentile	76th percentile	150%

Relative Efficiency Ratio	25%	35th percentile	55th percentile	75th percentile	95th percentile	150%

Payout Range	100%	50%	100%	150%	—	131.26%

1-Yr. TSR Modifier	+/-20%	<35th percentile 20%	35th-75th percentile No Change	>75th percentile +20%	71st percentile	100%

Total Payout:	100%	50%	100%	150%	—	131.26%

The following table shows actual calculated awards under the 2020 STIP based on performance relative to the designated metrics and taking into account the effect of the TSR modifier. The financial results did not reflect any adjustments as a result of the COVID-19 pandemic or otherwise. In considering the awards to each executive, the Compensation Committee noted the significant contribution of each NEO to the successful continuation of the Company’s business in the difficult environment created by the COVID-19 pandemic. The Committee cited a number of specific factors including management’s implementation of an effective relief program for borrowers affected by the pandemic, oversight of the successful transition of a majority of back office personnel to a work-from-home environment for most of 2020 and the successful operation of the Company’s retail operations in a protective environment for employees and customers. The Committee reviewed the management of a specific operational matter subject to Mr. Wann’s oversight and exercised negative discretion to reduce his award by approximately eight percent. However, the Committee noted that Mr. Wann served with distinction as Chief Operating Officer during 2020 and that his management of the Company’s operations through the pandemic was exemplary. The Committee confirmed the awards for other NEOs without adjustment. Overall, the Committee believed that the 2020 STIP functioned as intended to create an appropriate alignment of pay and financial performance and that the STIP results were also supported by the strong individual performance of each NEO.

EXECUTIVE COMPENSATION

Executive	Base Salary ($000)	Target		Maximum Potential STI Award Opportunity Based on 2020 Results (131.26% of target)	Actual STI Awards Determined by Compensation Committee
		% of Base

Mr. Ficalora	$1,400	125%	$1,750,000	$2,298,000	—	*

Mr. Wann	1,100	90	990,000	1,299,000	1,200,000

Mr. Cangemi	850	70	595,000	781,000	781,000

Mr. Pinto	575	70	403,000	528,000	528,000

Mr. Adams	550	70	403,000	505,000	505,000

*	Mr. Ficalora retired prior to the award determination date for the 2020 STIP and, therefore, was not eligible to receive an award.

☐ 2020 LTIP Awards

The following provides an overview of the key features of the 2020 LTIP and provides insight into factors considered by the Committee in developing the plan design:

The 2020 LTIP grant consisted of two distinct components:

✓

25% of the target LTIP award consisted of time-based RSAs vesting ratably over three years. The Committee determined that the inclusion of a relatively modest time-based vested component in the new plan is consistent with the desire to base the significant majority of LTIP on future performance and serve as best practice. In addition, the use of time-based restricted stock supports the goal that executives should receive a portion of their pay in equity while also providing a retention incentive. Consistent with the Company’s long-standing practice for all employees who receive RSAs, dividends paid on the restricted shares are paid at the same time dividends are paid to other shareholders.

✓

75% of the target LTIP award consisted of a grant of PBRSUs where the actual award earned will be determined based on the Company’s performance with respect to two weighted metrics over the 2020-2022 performance period relative to an objectively designated and broad index of financial institutions (see below). The award, if any, will be determined by the Committee in early 2023 after consideration of the Company’s performance with respect to the designated metrics relative to the performance of banks included in the index group. All awards will be settled in fully vested shares of Company common stock. The Committee awarded dividend equivalent rights in tandem with the PBRSUs but no dividend equivalent payments will be made prior to the date that the Committee determines the level at which the PBRSUs have been earned and only to the extent of the dividends that would have accrued over the performance period with respect to the shares underlying the earned PBRSUs. The Committee selected two metrics – relative ROATCE and relative EPS growth – for the 2020-2022 performance period. The Company’s performance with respect to these metrics will be evaluated at the end of the three-year performance period on a percentile ranking basis relative to an industry index consisting of 31 banks with assets between $25 billion-$250 billion selected from the KBW Regional Bank Index and the KBW Banking Index. Each performance metric has an equal weighting and the result for each metric contributes separately to the determination of the actual award at the end of the performance period, if any. The LTIP specifies that, if at the end of the performance period, a bank included in the index is not a public company or is acquired, the bank will be removed from the index for the entire performance period and the percentile results will be calculated accordingly.

✓

For the 2020 LTIP, award opportunities were determined by reference to the 2020 base salary of each NEO. For our CEO, the 2020 target opportunity was set at 200% of 2020 base salary and allocated as described above between a grant of time-based restricted stock (25% of the target opportunity value) and the grant of PBRSUs (75% of the target opportunity value).

✓

The Committee set target performance for the PBRSU grants at the 55th percentile of the industry index to ensure that a target level payout requires the Company to outperform the median of the Index. The Committee set the threshold level at the 35th percentile to ensure that no payouts would be made for sustained weak performance. To receive maximum awards, performance must be at the 75th percentile or higher, a level that is intended to reward superior performance. The Committee believed that these levels establish appropriate performance targets in the context of a relative metric that is measured over a multi-year period.

EXECUTIVE COMPENSATION

☐ Award Opportunities under the 2020 LTIP

The following table provides detail on the total 2020 LTIP award opportunities for each NEO. As noted above, the total award opportunity at target was allocated to time-based RSAs granted (25% of the target opportunity) and PBRSUs (75% of the target opportunity).

2020 Long-Term Incentive Plan Award Opportunities (as % of 2020 Base Salary)

Executive	Threshold	Target	Maximum

Mr. Ficalora	100%	200%	300%

Mr. Wann	62.5	125	187.5

Mr. Cangemi	50	100	150

Mr. Pinto	50	100	150

Mr. Adams	50	100	150

☐ Time-Based Vested RSAs Under the 2020 LTIP

The following table provides detail on the time-based vested RSAs granted to the NEOs under the 2020 LTIP on March 17, 2020. The awards were based on the dollar value of 25% of each NEO’s total target opportunity under the 2020 LTIP and the number of shares awarded was determined by reference to the $11.08 per share closing price of the Company’s Common Stock on the grant date. All awards vest ratably over three years. Mr. Ficalora forfeited his 2020 RSA shares upon his retirement.

Executive	2020 Time-Based Vested Restricted Stock Awards (# shares)

Mr. Ficalora	63,177

Mr. Wann	30,866

Mr. Cangemi	19,179

Mr. Pinto	12,974

Mr. Adams*	—

*

Mr. Adams received an award of 25,000 time-based vested restricted shares of the Company’s common stock on January 14, 2020 in connection with his appointment as Chief Lending Officer. In light of this prior 2020 award, the Compensation Committee determined that Mr. Adams would not receive a restricted stock award under the 2020 LTIP.

☐ 2020 PBRSU Performance Metrics

The following table identifies the financial metrics established by the Committee with respect to the award of PBRSUs for the 2020-2022 performance period under the LTIP, provides our rationale for the use of each metric in the context of our strategic plan and shows how we apply it to determine actual awards. Please see Annex A for a reconciliation of non-GAAP measures presented below.

Performance Metric	How We Define and Apply It	Why We Use It

3-Year Earnings Per Share Growth (relative to index group)	Measured as the compound 3-year annual growth rate of the Company’s earnings per share. The Company’s result is evaluated by reference to the Company’s percentile ranking in the designated index group of financial institutions and has a 50% weight in determining the actual award.	Provides a clear measure of profitability over time and relative to other companies in the sector.

3-Year Return on Average Tangible Common Equity (relative to index group)	Net income available to common shares adjusted for amortization of intangibles and goodwill impairment as a percentage of average tangible common equity. This metric is measured by reference to the Company’s percentile ranking in the designated index group of financial institutions and has a 50% weight in determining the actual award.	Provides a measure of the return on our shareholders’ investment over time and demonstrates our financial health relative to other companies in the sector.

EXECUTIVE COMPENSATION

☐ 2020 PBRSU Performance Metric Goals

The following table provides detail on the goals established by the Committee for the 2020 PBRSU awards with respect to the two designated performance metrics for the 2020-2022 performance period and the weighting assigned to each metric.

Performance Metrics		Performance Goals
	Weight	Threshold	Target	Maximum

3-Year Relative EPS Growth	50%	35th percentile	55th percentile	75th percentile

3-Year Return on Average Tangible Common Equity	50%	35th percentile	55th percentile	75th percentile

Payout Range (% Target)	100%	50%	100%	150%

☐ 2020 PBRSU Award Opportunities

The following table provides detail on the award opportunities established by the Committee for the NEOs with respect to their 2020 PBRSU awards. The target award opportunities are based on 75% of each NEOs’ total target award opportunity under the 2020 LTIP. Except as noted, 25% of the total target award opportunity was provided in the form of a time-based vested RSA as detailed in the table above. Actual awards will be determined after the of close of the 2020-2022 performance period based on the Company’s performance relative to the designated index of banks.

2020 PBRSU Award Opportunities (as % of 2020 Base Salary)

Executive	Threshold (50% of Target)	Target	Maximum (150% of Target)

Mr. Ficalora	75%	150%	225%

Mr. Wann	47%	94%	141%

Mr. Cangemi	38%	75%	113%

Mr. Pinto	38%	75%	113%

Mr. Adams	38%	75%	113%

☐ 2020 PBRSU Awards

The following table provides detail on the PBRSUs awarded to each NEO at target under the 2020 LTIP. Each NEO received PBRSUs at the target level (which represents 75% of the total 2020 LTIP target opportunity as described above). The PBRSUs shown in the table are not guaranteed and will vest based solely on our performance results over the 2020-2022 performance period in accordance with the performance goals described in the preceding table.    Mr. Ficalora forfeited his 2020 PBRSU award upon his retirement.

Executive	2020 PBRSU Awards at Target (# shares)

Mr. Ficalora	203,095

Mr. Wann	99,734

Mr. Cangemi	61,654

Mr. Pinto	41,804

Mr. Adams	39,894

The 2020 PBRSU awards were made on June 3, 2020 following shareholder approval of the 2020 Plan. As noted above, each award was granted in tandem with dividend equivalent rights. In addition, consistent with the provisions of the 2020 Plan, the awards are subject to double trigger vesting if the awards are assumed by acquirer following a change in control of the Company (as defined in the 2020 Plan). Accordingly, if the awards are assumed, the awards would vest at target if the executive’s employment is terminated without cause or the executive terminates employment for good reason (in each case, as defined in the 2020 Plan) during the two-year period following a change in control. If, however, the awards are not assumed by the acquirer, the awards would vest based on actual performance or, if not determinable through the change in control effective date, at target.

EXECUTIVE COMPENSATION

☐ Other Executive Benefits

➢ Employment Agreements and Change-in-Control Benefits

All of our NEOs have entered into employment agreements that provide severance benefits and benefit continuation in the event of their termination without cause or for good reason, disability, and upon termination in certain circumstances following a change in control. (Mr. Ficalora’s agreement terminated upon his retirement on December 31, 2020.) No severance benefits are payable if the executive is terminated for cause or upon the executive’s voluntary resignation without good reason (as defined in the agreement). In the change-in-control context, the agreements are “double trigger” requiring both the occurrence of a change in control and the executive’s involuntary termination of employment or constructive termination for good reason. For additional information regarding the terms of these employment agreements, see the section headed “Executive Compensation Tables –Potential Post-Termination Payments and Benefits”. The Committee, with management support, has followed a policy that all new employment agreements for the senior executive group must reflect the following terms: (i) “double trigger” change in control benefits and (ii) no indemnification for golden parachute excise tax liabilities. The Committee believes that the employment agreements (i) will help retain the NEOs and facilitate an orderly transition during a change in control, (ii) will provide the NEOs with financial protection so they will continue to act in the best interests of the Company during the change in control process, and (iii) reflects an important element of a competitive compensation package for the NEOs.

➢ Retirement Benefits; Employee Welfare Benefits

We offer our employees a 401(k) plan with a “safe harbor” match that enables them to add to their retirement savings with elective deferral contributions. In addition, the Company makes annual discretionary contributions to our tax-qualified Employee Stock Ownership Plan (the “ESOP”). The ESOP, which has been a feature of our retirement program since the Company’s 1993 initial public offering, has fostered a strong sense among our employees that they are owners with a vested interest in the success of the Company. Certain NEOs are entitled to benefits at retirement under our tax-qualified, defined benefit pension plan and a related non-qualified excess benefits plan, both of which were frozen in 1999 and, following which, no additional annual benefits were accrued. For additional information regarding the supplemental retirement benefits plan, please see the section headed “Executive Compensation Tables – Potential Post-Termination Payments and Benefits.”

In addition to retirement programs, we provide our employees, including our named executive officers, with coverage under medical, dental, life insurance, and disability plans on the same terms as our general employee population. However, officers at the level of Senior Vice President or above typically receive life insurance coverage through our bank-owned life insurance program in lieu of group life coverage. We also provide employees with access to a flexible spending account program to pay their share of the cost of such coverage on a pre-tax basis.

➢ Perquisites

We provide our named executive officers with limited perquisites to further their ability to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers.

E. OTHER CONSIDERATIONS

☐ Risk Management and Our Compensation Programs

A central tenet of our compensation philosophy is to provide incentives that are consistent with prudent risk management while recognizing that some level of risk is inherent in the operation of our business. Our approach to risk management takes as a starting point the guidelines established by federal bank regulators:

✓	Incentive compensation should balance risk and financial results in a manner that does not provide incentives for excessive risk taking.

✓	Risk management processes and internal controls should reinforce and support the development of balanced incentive compensation arrangements.

✓	Banks should have strong and effective corporate governance to help ensure sound compensation practices.

EXECUTIVE COMPENSATION

Our Compensation Committee monitors our incentive compensation programs periodically to ensure that the programs reflect a balanced mix of incentives that discourage unnecessary or excessive risk taking by our management team and by employees throughout the organization. The program is also subject to review by our Chief Risk Officer and our Chief Audit Executive. An important element of our risk management process is the identification of the Company’s risk appetite, which establishes the baseline for the design of our incentive programs. We also maintain a comprehensive risk management process and strong internal controls to manage risk generally, an approach that limits the risk arising out of our incentive compensation program. Within the incentive programs, we incorporate performance measures that reflect an inherent sensitivity to risk.

Based on our assessment, we do not believe that the risks arising out of our incentive compensation programs are reasonably likely to have a material adverse effect on the Company. We believe our programs are balanced and do not encourage excessive risk taking by the participants that could threaten the value of the Company. This determination is based on our consideration of (i) the Board’s role in establishing the Company’s risk appetite, (ii) the extensive controls we place on our business operations, and (iii) the nature of the specific incentive plans and programs we maintain for our employees.

☐ Stock Ownership Requirements

Our executive officers have, for many years, held stock in the Company at levels that are far in excess of any stock ownership guidelines that would be considered best practice. We do, however, maintain formal share ownership guidelines for our CEO and other named executive officers to affirm our commitment to stock ownership and retention as a central element of our compensation philosophy. A summary of our policy and the status of our officers under the policy is provided below:

Executive	Multiple of Salary	Compliance Status

CEO	6x Base Salary	In compliance

Other Named Executive Officers	4x Base Salary	In compliance

Under the stock ownership policy, officers have five years from the point of initial service to meet the ownership guidelines. We count awards under our equity compensation program, stock allocated through our ESOP and shares acquired through our 401(k) plan toward the ownership guidelines. The Compensation Committee is charged with maintaining compliance with the stock ownership guidelines.

☐ Recoupment of Incentive Compensation

The Company maintains a formal recoupment or “clawback” policy that applies to both short- and long-term incentive awards made to our executive officers. Under our policy, the Company may recover or forfeit previously paid or awarded incentive compensation if the Compensation Committee determines that such compensation was paid on the basis of materially inaccurate financial metrics or financial statements, or if such compensation is attributable to actions on the part of an executive that result in, or are reasonably expected to expose the Company to, material actual or potential risk.

☐ Hedging and Pledging of Company Stock

Our directors and officers are prohibited from hedging the value of our stock pursuant to a formal policy that bars the purchase and sale of puts, calls, options, or other derivative securities based on Company stock, or other transactions related to the monetization of the value of our stock. In addition, our officers and directors are not allowed to pledge Company stock as collateral or acquire Company stock on margin. A single pledging transaction entered into prior to the adoption of this policy in 2016 was grandfathered under the policy for the duration of the pledge obligation only.

EXECUTIVE COMPENSATION

☐ Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and periodically thereafter to ensure that we understand the financial impact of each program on the Company. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

To the greatest extent possible, we structure our compensation programs in a tax efficient manner. Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code generally disallowed a federal income tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and the three other highest paid executive officers other than the Chief Financial Officer unless the compensation qualified as “performance-based” for Section 162(m) purposes. Historically, our executive incentive plans were structured to satisfy the requirements of the “performance-based” exception under Section 162(m). However, for taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act of 2017 eliminated the “performance-based” compensation exception under Section 162(m), and expanded the $1 million per covered employee annual limitation on deductibility to cover all named executive officers. While the Company has sought to preserve deductibility of compensation paid to the named executive officers to the extent permitted by law, we have retained the flexibility to provide nondeductible compensation arrangements if we believe it is necessary to attract, incentivize, and retain key executives. However, we do not intend to change our pay-for-performance approach to awarding executive compensation even though the recent tax law changes eliminated the specific tax benefits under the prior law associated with awards of performance-based compensation.

☐ Equity Compensation Grant and Award Practices

Our named executive officers are typically considered for equity compensation awards only in connection with our long-term incentive compensation program. The awards are generally made in March of each year based on the Compensation Committee’s evaluation of the Company’s performance relative to the financial performance objectives established for the prior year. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment, or a change in position or responsibility. As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates. Similarly, the Company has never timed the release of material non-public information with the purpose or intent of affecting the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings releases or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to the timing of disclosure. The Company has not granted stock options since 2006.

II. COMPENSATION COMMITTEE REPORT

The Compensation Committee is a committee of independent directors that is responsible for oversight and review of our compensation and benefit plans, including plans that cover our named executive officers. The foregoing Compensation Discussion and Analysis is management’s report on the Company’s executive compensation program. The Compensation Committee has reviewed the Compensation Discussion and Analysis with management. Based on this review and the Committee’s discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Hanif “Wally” Dahya, Chair

Leslie D. Dunn

Lawrence Rosano, Jr.

Lawrence J. Savarese

John M. Tsimbinos

EXECUTIVE COMPENSATION TABLES

III. EXECUTIVE COMPENSATION TABLES

☐ Summary Compensation Table

The following information is furnished for the Company’s principal executive officer, principal financial officer, and the next three highest compensated executive officers of the Company (the “named executive officers” or “NEOs”) for the 2020 fiscal year. Mr. Ficalora retired on December 31, 2020. Effective December 31, 2020, the Board of Directors appointed Mr. Cangemi to serve as President and CEO and Mr. Pinto to serve as CFO. Mr. Pinto was subsequently promoted to Senior Executive Vice President:

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total Compensation ($)

Joseph R. Ficalora	2020	$1,400,000	$2,800,000	—	$ 895,874	$5,095,874
President and CEO	2019	1,400,000	2,800,000	1,863,000	1,562,061	7,625,061
	2018	1,400,000	—	656,000	2,515,698	4,571,690

Robert Wann	2020	$1,100,000	$1,375,245	$1,200,000	$ 392,148	$4,065,393
Senior EVP and COO	2019	1,100,000	1,375,002	1,054,000	692,158	4,221,160
	2018	1,100,000	—	371,000	1,087,920	2,558,920

Thomas R. Cangemi	2020	$ 850,000	$ 850,005	$ 781,500	$ 220,846	$2,702,351
Senior EVP and CFO	2019	850,000	850,002	633,000	416,681	2,749,683
	2018	850,000	—	223,000	677,317	1,750,317

John J. Pinto	2020	$ 575,000	$ 576,005	$ 528,000	$ 151,652	$1,830,657
EVP and CAO	2019	575,000	575,008	428,000	285,959	1,863,967
	2018	575,000	—	151,000	464,636	1,190,636

John T. Adams	2020	$ 550,000	$ 729,754	$ 505,000	$ 42,288	$1,830,042
EVP and CLO

(1)

Amounts in this column for 2020 reflect the aggregate grant date value of restricted stock awards (“RSAs”) (for all NEOs other than Mr. Adams) and performance-based restricted stock unit (“PBRSUs”) award (for all NEOs) granted under the Company’s 2020 long-term incentive plan (“LTIP”) covering the NEOs. Mr. Adams received a separate RSA in January 2020 when he was appointed CLO and, therefore, did not receive an RSA under the 2020 LTIP. The fair value of the awards has been calculated in accordance with FASB Topic ASC 718 using the valuation methodology and assumptions set forth in Note 15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. For the PBRSUs, the amounts above were calculated based on the probable outcome of the performance conditions as of the inception date and represent the value of the target number of units granted to each NEO consistent with the estimate of the aggregate compensation cost to be recognized as of the service inception date under ASC 718. The grant date value of the PBRSUs granted to each NEO assuming the highest level of performance (150% of the grant date target value) is as follows: Mr. Ficalora ($3,150,000); Mr. Wann ($1,546,874); Mr. Cangemi ($956,253); Mr. Pinto ($648,380); and Mr. Adams ($618,756). For additional information regarding the 2020 LTIP and a breakdown for all 2020 equity awards, see “Compensation Discussion and Analysis and the 2020 Grants of Plan-Based Awards” table. Under the terms of the applicable award agreements, Mr. Ficalora forfeited all unvested equity awards upon his retirement, including awards under the 2020 LTIP.

(2)

Represents a cash award for 2020 performance under the Company’s 2020 short-term incentive compensation plan (“STIP”). See, “Compensation Discussion and Analysis and the 2020 Grants of Plan-Based Awards” table below for additional information concerning the 2020 award. Mr. Ficalora retired prior to the award determination date for the 2020 STIP and, therefore, was not eligible to receive an award.

(3)	The following table sets forth the components of the All Other Compensation column in 2020:

Executive	Dividends on Unvested Restricted Stock ($)	Tax Reimbursement Related to Restricted Stock Vesting (a) ($)	Life Insurance Imputed Income ($)	Annual ESOP Allocation (b) ($)	Total ($)

Mr. Ficalora	$251,522	$469,990	$167,599	$6,763	$895,874

Mr. Wann	121,854	207,878	55,643	6,763	392,148

Mr. Cangemi	75,501	132,556	6,026	6,763	220,846

Mr. Pinto	51,136	90,378	3,375	6,763	151,652

Mr. Adams	35,544	206,290	3,975	6,763	45,288

(a)

Prior to 2015, the Company maintained a legacy program that provided tax reimbursement payments to the named executive officers to encourage their retention of all stock granted under the Company’s long-term incentive programs. Beginning with the 2015 performance period, the Company discontinued this practice prospectively with respect to new awards. However, the Company continued to provide such payments with respect to awards granted for performance periods prior to the 2015 performance period. The final tax reimbursement payment was made in March 2020 following the vesting of the last installment of restricted stock awards granted to the NEOs in early 2015 for the 2014 performance period.

EXECUTIVE COMPENSATION TABLES

(b)	Based on the $10.55 closing price of the Common Stock on December 31, 2020.

☐ Grants of Plan-Based Awards

The following table provides information concerning the 2020 award opportunities for the named executive officers under the Company’s non-equity incentive plans.

Executive	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Award: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards and PBRSUs ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Ficalora	Cash	3/17/20	875,000	1,750,000	2,625,000
	RSA	3/17/20							63,177	700,000
	PBRSU	6/3/20				101,548	203,095	304,643		2,100,000

Mr. Wann	Cash	3/17/20	495,000	990,000	1,336,500
	RSAs	3/17/20							30,866	341,995
	PBRSU	6/3/20				49,867	99,734	149,601		1,031,250

Mr. Cangemi	Cash	3/17/20	297,500	595,000	893,500
	RSA	3/17/20							19,179	212,503
	PBRSU	6/3/20				30,827	61,654	92,481		637,502

Mr. Pinto	Cash	3/17/20	201,250	402,500	603,750
	RSA	3/17/20							12,974	143,752
	PBRSU	6/3/20				20,902	41,804	62,706		432,253

Mr. Adams	Cash	3/17/20	192,500	385,000	577,500
	RSA	3/17/20							25,000	317,250
	PBRSU	6/3/20				19,902	39,894	56,645		412,504

(1)

Represents award opportunity levels under the STIP. Actual awards were determined by the Compensation Committee on March 3, 2021. See, “Compensation Discussion and Analysis” for additional information on the 2020 program and the Committee’s award determinations.

(2)

Amounts in this column represent award opportunities (in shares of Common Stock) at target with respect to PBRSUs granted under the 2020 LTIP on June 3, 2020 for the performance period 2020-2022. The award has a value equal to 75% of the dollar value of each officer’s target award opportunity under the 2020 LTIP. The awards will be earned based one-half on the Company’s 3-year earnings per share growth and one-half on the Company’s 3-year return on average tangible common equity over the performance period, in each cash measuring the Company’s performance relative to an index consisting of banks with assets between $25 and $250 billion that are included in the KBW Banking Index and Regional Banking Index. The awards were granted at the target opportunity level and are subject to adjustment based on actual performance, which will be determined in early 2023. Dividend equivalents are accrued on these awards over the performance period and are paid only to the extent that the related PBRSUs are earned based on performance. The awards are settled in shares of Common Stock. See, “Compensation Discussion and Analysis” for additional information on the LTIP and the Committee’s award determinations.

(3)

For all officers other than Mr. Adams, the amount represents shares of restricted Common Stock awarded on March 17, 2020. In each case, the award had a value equal to 25% of the dollar value of each officer’s target award opportunity under the 2020 LTIP, and each award vests ratably over three years. As shown in the table, Mr. Adams received a separate RSA of 25,000 shares on January 14, 2020 in connection with his appointment as Chief Lending Officer and, in light of this prior award, Mr. Adams did not receive an RSA award under the 2020 LTIP. Mr. Adams’ award vests ratably over five years. Cash dividends are paid to participants at the same time dividends are paid to other shareholders.

(4)

Amounts in this column for 2020 reflect the grant date values of RSAs and PBRSUs granted under the 2020 LTIP. The fair value of the awards has been calculated in accordance with FASB Topic ASC 718 using the valuation methodology and assumptions set forth in Note 15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. For the PBRSUs, the amounts shown above were calculated based on the probable outcome of the performance conditions as of the inception date and represent the value of the target number of units granted to each NEO consistent with the estimate of the aggregate compensation cost to be recognized as of the service inception date under ASC 718.

EXECUTIVE COMPENSATION TABLES

☐ Stock Vested

The following table provides information concerning RSA vesting for the named executive officers during the 2020 fiscal year:

	Restricted Stock Vesting
Executive	Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Mr. Ficalora	196,472	$1,992,833
Mr. Wann	92,778	940,333
Mr. Cangemi	57,791	585,871
Mr. Pinto	39,226	397,688
Mr. Adams	12,200	142,618

(1)

Represents the aggregate value realized in 2020 upon the vesting of restricted stock awarded in prior years under the Company’s incentive programs based on the value of the Company’s stock on the applicable 2020 vesting date for each award. The value realized by the executive upon vesting is also the amount realized by the executive as 2020 taxable income.

☐ Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to unvested RSAs and PBRSUs held by the named executive officers as of December 31, 2020. The market value of the reported shares is based on the $10.55 closing price of the Common Stock on December 31, 2020. As of December 31, 2020, the named executive officers did not hold any stock options.

Executive	Award Type	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($) (1)
Mr. Ficalora (2)	RSA	336,562	$3,550,729
	PBRSU	425,203	4,485,891
Mr. Wann	RSA	163,719	1,727,235
	PBRSU	190,036	2,004,880
Mr. Cangemi	RSA	101,378	1,069,538
	PBRSU	117,477	1,239,382
Mr. Pinto	RSA	68,637	724,120
	PBRSU	79,567	839,432
Mr. Adams	RSA	50,800	535,940
	PBRSU	39,894	420

(1)

The PBRSU awards will be earned over the applicable performance period based one-half on the Company’s 3-year earnings per share growth and one-half on the Company’s 3-year return on average tangible common equity, in each case measuring the Company’s performance on a percentile basis relative to an index of banks with assets between $25 and $250 billion that are included in the KBW Banking Index and Regional Banking Index. The market value of the PBRSUs shown in this table reflects the market value of the number of PBRSUs awarded at the target opportunity level.

(2)	Mr. Ficalora retired effective December 31, 2020. Under the terms of the Company’s equity award agreements, Mr. Ficalora forfeited all unvested equity awards upon of his retirement.

EXECUTIVE COMPENSATION TABLES

☐ Pension Benefits

The following table provides certain information as of December 31, 2020 with respect to each pension plan that provides for payments or other benefits to the named executive officers at retirement:(1)

Executive	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)

Mr. Ficalora	Supplemental Retirement Plan	33	$8,074,422

Mr. Wann	Retirement Plan	17	835,726
	Supplemental Retirement Plan	17	279,350

Mr. Cangemi	Retirement Plan	0.4	15,876
Mr. Pinto	Retirement Plan	—	—

Mr. Adams	Retirement Plan	17.5	305,721

(1)

The Company sponsors a tax-qualified defined benefit pension plan, the Retirement Plan, and the related Supplemental Retirement Plan, both of which were frozen as to future benefit accruals in 1999 as to employees of Queens County Savings Bank, or in Mr. Adams’ case, at the time of the Company’s 2000 acquisition of Haven Bancorp. The indicated benefit represents the present value of the executive’s accumulated benefit as of the date the plans were frozen. All amounts accrued by the Company with respect to the Plans subsequent to the freeze date reflect the effect of actuarial adjustments only. Mr. Pinto did not participate in either plan. Mr. Ficalora received an in-service distribution of his Retirement Plan benefit in 2009 in accordance with applicable plan provisions.

☐ Non-Qualified Defined Contribution Plan Benefits

The following table represents the value of the executive’s account balance at December 31, 2020 under certain ESOP-related provisions of the Company’s Supplemental Executive Retirement Plan:

Executive	Value of Aggregate Balance at Last Fiscal Year-End (1) ($)

Mr. Ficalora	$12,219,242

Mr. Wann	3,049,087

(1)

The plan, which was frozen as to annual allocations in 1999, credited the executive with shares of the Common Stock that could not be allocated to them directly under the Company’s ESOP as a result of applicable federal tax limitations. The frozen plan is the only non-qualified deferred compensation plan maintained by the Company for its executives. A change in control-related ESOP benefit was retained for certain officers. No annual allocations have been made since 1999. Messrs. Cangemi, Pinto and Adams were not employees of the Company in 1999. The value presented is based on the $10.55 closing price of the Common Stock on December 31, 2020. The share totals reflect the cumulative effect of nine stock splits in the form of stock dividends since the Company’s 1993 initial public offering and also include shares credited as a result of dividend reinvestment. For additional information regarding the plan, see “Potential Post-Termination Payments and Benefits” below.

☐ Potential Post-Termination Payments and Benefits

➢ Severance Under Employment Agreements

•	Messrs. Ficalora, Wann, Cangemi and Pinto

The Company has entered into employment agreements with each of the named executive officers. (Mr. Ficalora’s agreement terminated upon his retirement on December 31, 2020.)    The agreements for Messrs. Ficalora, Wann, Cangemi and Pinto, which are identical in form and have been in place without modification since 2006, provide for an initial three-year term and daily extensions so that the contract term is always three years from the then-current date, unless either party provides written notice of non-renewal or termination, at which time the expiration date becomes fixed at three years from the date of notice or termination. The employment agreements also provide for the payment, and annual review, of base salary, the provision of employee benefits applicable to executive personnel, and eligibility to participate in incentive and stock-based compensation programs. The employment agreements allow the Company to terminate the executive’s employment for cause, as defined in, and subject to, procedures outlined in the agreements. The executive receives no further payments or benefits under his agreement following a termination for cause. Upon the executive’s voluntary termination or death, the executive or his estate would receive only his base salary and other compensation or benefits earned through the date of termination.

Under the agreements, the Company has the right to terminate the executive’s employment if he becomes disabled. Upon the executive’s termination of employment by reason of his disability, the executive’s full base salary

EXECUTIVE COMPENSATION TABLES

would be continued through the date the executive begins to receive benefits under the Company’s long-term disability program. When the executive begins to receive long-term disability benefits, the Company is obligated to (i) continue paying the executive the difference between 60% of his base salary and the long-term disability benefit, and (ii) continue the executive’s employee benefits through the date the agreement would have otherwise expired. The amount shown in the tables that follow represents the undiscounted aggregate benefit of 100% base salary continuation for six months after termination by reason of disability and 60% of base salary continuation for an additional 30 months reduced by the maximum annual long-term disability payments under the Company’s disability plan ($180,000).

Each executive may also terminate employment under the agreement for good reason (i.e., under circumstances outlined in the agreement and equivalent to constructive termination), and the Company may also terminate the executive without cause. Upon termination for good reason or termination without cause, the executive receives a lump sum benefit equal to the sum of base salary and other compensation earned through the termination date, plus the executive’s pro rata share of his annual incentive compensation for the year of termination determined by reference to the highest annual aggregate annual amounts of bonuses or other cash incentive compensation paid to the executive in any of the three calendar years preceding termination of employment. The executive also becomes entitled to a lump sum payment equal to the sum of (i) three times the highest total compensation paid to the executive during the three preceding years, including bonuses, cash, and stock compensation, and other amounts reported on the executive’s Form W-2 (but excluding income realized from the exercise or disqualifying disposition of stock options); and (ii) three times the average amount contributed by or allocated to the executive under all tax-qualified benefit plans during the three preceding years. The executive also receives continued medical, dental, and life insurance benefits for a period of 36 months following termination of employment. In addition, if the executive’s termination of employment for good reason or without cause occurs on or after the effective date of a change in control, as defined in the agreement, all stock awards and stock options will accelerate and vest in full as of the executive’s termination date.

If the executive terminates employment due to disability or death within one year after the occurrence of a change in control or within one year after the commencement of preliminary steps leading to an eventual change of control, with the actual change in control taking place within two years after the executive’s termination of employment, the executive or his estate will receive the severance benefits described above, in the same manner as if the executive had terminated employment with good reason.

Section 280G of the Internal Revenue Code of 1986 provides that payments or benefits contingent upon a change in control that equal or exceed three times an executive’s “base amount” (i.e., three times average annual taxable compensation over the five taxable years preceding the change in control) are “excess parachute payments.” Under Section 4999 of the Code, an executive who receives an excess parachute payment is subject to a 20% excise tax on the amount received in excess of the base amount, and the Company is unable to deduct a corresponding amount. In the event that any payments or benefits provided to the executives are subject to the excise tax, the employment agreements provide the executives with indemnification for these excise taxes and any additional income, employment, and excise taxes imposed as a result of the initial indemnification payment.

•	Mr. Adams

Mr. Adams has entered into an agreement with the Company providing for a three-year term that extends each year for an additional year unless either party gives timely notice of an intention not to extend the term. The employment agreement also provides for the payment, and annual review, of base salary and participation in other compensation programs. Under the agreement, the Company may terminate the executive’s employment for cause, as defined in, and subject to, procedures outlined in the agreements. The executive receives no further payments or benefits under his agreement following a termination for cause. Upon the executive’s voluntary termination or termination by reason of death or disability, the executive or his estate would receive only his base salary and other compensation or benefits earned through the date of termination.

Mr. Adams may also terminate employment under the agreement for good reason (i.e., under circumstances outlined in the agreement and equivalent to constructive termination), and the Company may also terminate the executive without cause. Upon termination for good reason or termination without cause, the executive would receive a lump sum benefit equal to the base salary the executive would have earned over the then remaining term of the agreement. Mr. Adams would also receive continued medical, dental, and life insurance benefits for a period equal to the remaining term of the agreement. If a termination without cause or for good reason occurred on or after the effective date of a change in control (as defined in the agreement), Mr. Adams would receive a lump sum payment equal to three times his then current base salary and continuation of benefits for a thirty-six month period. If the change-in control related benefits provided to Mr. Adams under the agreement or otherwise would result in “excess parachute payments” under Section 280G, the agreement applies a “best net benefits” approach that reduces the payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to Mr. Adams compared to the amount he would receive net of the excise tax if no reduction were made.

EXECUTIVE COMPENSATION TABLES

☐ Accelerated Vesting of RSAs and PBRSUs

In the event of death, disability, or upon the occurrence of a change in control of the Company, all unvested RSA shares held by our executives under the Company’s 2012 Stock Incentive Plan (the “2012 Plan”) would vest. As of December 31, 2020, all unvested restricted stock awards held by our NEOs were granted under the 2012 Plan. In addition, PBRSUs held by our executives under the 2012 Plan would be deemed to be earned at the target level in such circumstances. PBRSUs awarded under the Company’s 2020 Stock Incentive Plan (the “2020 Plan”) would also be deemed to be earned at the target level upon the executive’s death or disability. Upon the occurrence of a change in control, PBRSUs awarded under the 2020 Plan would be deemed earned at the greater of target or actual performance over the shortened performance period if the awards were not assumed by the acquirer. If, however, the awards were assumed by the acquirer, the awards would vest at target upon the executive’s subsequent termination without cause or for good reason within two years after the change in control effective date. All of the awards provide for forfeiture in the of the executive’s termination for cause or if the executive terminates employment voluntarily without good reason. The amounts show in the tables below assume that all unvested PBRSUs would be earned at target.

☐ Supplemental ESOP Change in Control Benefit

Since 1993, the Company has maintained a nonqualified supplemental executive retirement plan in connection with the ESOP to provide certain of our officers with benefits that cannot be allocated to them directly through the ESOP as a result of certain limitations under the Internal Revenue Code. The plan was frozen in 1999 with respect to annual excess benefit allocations. Messrs. Ficalora and Wann received annual excess benefit allocations under the plan from 1993 to 1999 and maintain account balances under the plan related to those allocations. See, the “Non-Qualified Defined Contribution Plan Benefits” table for additional information. The plan was amended in December 2002 to add Mr. Cangemi as a participant but only with respect to the separate change in control provision described below. In the event of a change in control of the Company (as defined in the plan), Messrs. Ficalora, Wann, and Cangemi would be credited with the value of the allocations they would have received under the plan had it been in effect on an annual basis since 1999 (2002 for Mr. Cangemi). The change in control benefit would also be adjusted to reflect stock dividends and the reinvestment of cash dividends over the same period. Mr. Ficalora’s eligibility under the change in control provision of the plan ended upon his retirement on December 31, 2020.

☐ Post Termination Benefit Tables

The following tables summarize the payments and benefits that would be payable to our NEOs, as of December 31, 2020, in various termination scenarios, including voluntary resignation, involuntary termination for cause, involuntary termination (not for cause), involuntary termination (not for cause) or for good reason after a change in control, death and disability. The value of all equity-based benefits included in the tables was determined by reference to the $10.55 closing price of the Company Common Stock on December 31, 2020. As noted above, Mr. Ficalora retired on December 31, 2020 and, as a result of his retirement, he is no longer eligible to receive the benefits described below.

	Joseph R. Ficalora
Compensation and Benefits	Voluntary Resignation (including retirement) ($)		Involuntary Termination for Cause ($)		Involuntary Termination (Not for Cause) or Termination for Good Reason ($)	Involuntary Termination (Not for Cause) Or Termination for Good Reason After Change-in- Control ($)	Death ($)	Disability ($)

Cash severance pay		—		—	32,248,934	32,248,934	—	3,750,000

Market value of unvested RSAs which would vest		—		—	—	3,550,729	3,550,729	3,550,729

Market value of unvested PBRSU which would vest		—		—	—	4,485,891	4,485,891	4,485,891

Company-paid benefits		—		—	60,000	60,000	—	60,000

ESOP SERP CIC benefit		—		—	—	11,495,196	—	—

Section 4999 indemnification payments		—		—	—	28,239,681	—	—

TOTAL	$		$		$32,308,934	$80,080,431	$8,036,620	$11,846,620

EXECUTIVE COMPENSATION TABLES

	Robert Wann
Compensation and Benefits	Voluntary Resignation (including retirement) ($)	Involuntary Termination for Cause ($)	Involuntary Termination (Not for Cause) or Termination for Good Reason ($)	Involuntary Termination (Not for Cause) Or Termination for Good Reason After Change-in- Control ($)	Death ($)	Disability ($)

Cash severance pay	—	—	16,441,454	16,441,454	—	2,850,000

Market value of unvested RSAs which would vest	—	—	—	1,727,235	1,727,235	1,727,235

Market value of unvested PBRSU which would vest	—	—	—	2,004,880	2,004,880	2,004,880

Company-paid benefits	—	—	60,000	60,000	—	60,000

ESOP SERP CIC benefit				2,440,859

Section 4999 indemnification payments	—	—	—	11,023,607	—	—

TOTAL	$—	$—	$16,501,454	$33,698,035	$3,732,115	$6,582,115

	Thomas R. Cangemi
Compensation and Benefits	Voluntary Resignation (including retirement) ($)	Involuntary Termination for Cause ($)	Involuntary Termination (Not for Cause) or Termination for Good Reason ($)	Involuntary Termination (Not for Cause) Or Termination for Good Reason After Change-in- Control ($)	Death ($)	Disability ($)

Cash severance pay	—	—	10,949,360	10,949,360	—	2,100,000

Market value of unvested RSAs which would vest	—	—	—	1,069,538	1,069,538	1,069,538

Market value of unvested PBRSU which would vest	—	—	—	1,239,382	1,239,382	1,239,382

Company-paid benefits	—	—	80,000	80,000	—	80,000

ESOP SERP CIC benefit	—	—	—	1,067,533	—	—

Section 4999 indemnification payments	—	—	—	7,009,468	—	—

TOTAL	$—	$—	$11,029,360	$21,415,281	$2,308,920	$4,488,920

	John J. Pinto
Compensation and Benefits	Voluntary Resignation (including retirement) ($)	Involuntary Termination for Cause ($)	Involuntary Termination (Not for Cause) or Termination for Good Reason ($)	Involuntary Termination (Not for Cause) Or Termination for Good Reason After Change-in- Control ($)	Death ($)	Disability ($)

Cash severance pay	—	—	7,414,316	7,414,316	—	1,305,000

Market value of unvested RSAs which would vest	—	—	—	724,120	724,120	724,120

Market value of unvested PBRSU which would vest	—	—	—	839,432	839,432	839,432

Company-paid benefits	—	—	80,000	80,000	—	80,000

ESOP SERP CIC benefit	—	—	—	—	—	—

Section 4999 indemnification payments	—	—	—	4,199,855	—	—

TOTAL	$—	$—	$7,494,316	$13,257,723	$1,563,552	$2,948,552

EXECUTIVE COMPENSATION TABLES

	John T. Adams
Compensation and Benefits	Voluntary Resignation (including retirement) ($)	Involuntary Termination for Cause ($)	Involuntary Termination (Not for Cause) or Termination for Good Reason ($)	Involuntary Termination (Not for Cause) Or Termination for Good Reason After Change-in- Control ($)	Death ($)	Disability ($)

Cash severance pay	—	—	1,100,000	1,650,000	—	—

Market value of unvested RSAs which would vest	—	—	—	535,940	535,940	535,940

Market value of unvested PBRSU which would vest	—	—	—	420,882	420,882	420,882

Company-paid benefits	—	—	80,000	80,000	—	80,000

ESOP SERP CIC benefit	—	—	—	—	—	—

Section 4999 indemnification payments	—	—	—	—	—	—

TOTAL	$—	$—	$1,180,000	$2,686,822	$956,822	$1,036,822

☐ CEO Pay Ratio (65:1)

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations require us to report information about the ratio between the annual total compensation of our median employee and Mr. Ficalora, our former Chief Executive Officer. For 2020, our last completed fiscal year:

✓	Mr. Ficalora’s annual total compensation was $5,123,874.

✓	The annual total compensation of the employee we identified as our median employee was $79,014.

✓	Based on the foregoing, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 65 to 1.

We used the following methodology to identify our median employee and determine our median employee’s total compensation:

✓	We selected December 31, 2020 as our determination date. As of December 31, 2020, we had 2,948 employees, including all full time, part-time, seasonal and temporary employees.

✓

As permitted by SEC regulations, we selected a “consistently applied compensation measure” to identify our median employee. The compensation measure we used to identify our median employee was “base compensation” which applies uniformly to all of our employees. We annualized base compensation for full-time and part-time employees who did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

✓

After identifying the median employee, an assistant branch manager, we analyzed the median employee’s total compensation by applying the methodology applicable to determining our CEO’s total compensation in the Summary Compensation Table, subject to the adjustment described below. Based on this analysis, the annual total compensation of our median employee was $79,014.

✓

In calculating the annual total compensation of the median employee, we included the amount of the Company’s contribution to the employee’s health care coverage expense, which we believe is a significant component of the compensation package we offer to our employees, This amount is in addition to the amount we calculated in accordance with the rules for the Summary Compensation Table. Because we included this amount in the annual total compensation of the median employee, we also included it in calculating the CEO’s annual total compensation for pay ratio purposes, although SEC rules permit us to exclude this amount from the Summary Compensation Table because the benefit is available generally to all eligible employees. Therefore, the CEO’s annual total compensation for pay ratio purposes differs slightly from the amount reported for the CEO in the Summary compensation table.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC regulations. Our peers may report pay ratios that are not directly comparable to ours as a result of differences in the composition of each company’s workforce and the assumptions and methodologies used in calculating the pay ratio as permitted by SEC regulations.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

All persons standing for election as directors were unanimously nominated by the Nominating and Corporate Governance Committee of the Board of Directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

The Board of Directors currently consists of 10 members. All directors presently serve as directors of the Company and the Community Bank. Directors of the Company Board are elected for staggered terms of three years each, with the term of office of one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The nominees proposed for election at this year’s Annual Meeting are Thomas R. Cangemi, Hanif “Wally” Dahya, and James J. O’Donovan.

The Nominating and Corporate Governance Committee approved, and recommended to the Board of Directors, the director nominees standing for election at the 2021 Annual Meeting. All of the nominees proposed for election at the 2021 Annual Meeting are current members of the Board, and the Company received no nominations from shareholders for the election of directors to the Board.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. If a nominee is not elected by the requisite vote, he must tender his resignation, and the Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, will decide whether to accept the resignation. It is intended that the shares represented by the enclosed proxy card, if executed, dated, and returned without voting instructions, will be voted “FOR” the election of each of the nominees proposed by the Board of Directors.

The following table indicates the names, ages, tenure, and principal professional experience of the current members of our Board of Directors as of April 1, 2021:

Name	Age	Director Since	Principal Professional Experience

Thomas R. Cangemi	52	2020	Banking

Dominick Ciampa	87	1995	Real Estate

Hanif “Wally” Dahya	65	2007	Investment Banking & Manufacturing

Leslie D. Dunn	75	2015	Law

James J. O’Donovan	78	2003	Banking

Lawrence Rosano, Jr.	68	2014	Real Estate

Ronald A. Rosenfeld	81	2012	Real Estate, Government

Lawrence J. Savarese	64	2013	Auditing

John M. Tsimbinos	83	2003	Banking

Robert Wann	66	2008	Banking

PROPOSALS TO BE VOTED ON AT THE MEETING

The following table presents a summary of the various experience, expertise, and/or attributes of our Board members as of April 1, 2021:

Skills, Experience and Attributes of our Board of Directors	Total

Leadership / Executive Management Experience operating in an executive leadership position demonstrating the ability to understand and direct business operations, analyze risk, manage human capital, oversee implementation of organizational change and deliver strategic plans.	10

Financial Services / Banking Industry Board or management experience in retail banking, commercial banking, mortgage lending, mortgage servicing, consumer lending, small business banking, investment banking and/or other financial services.	10

Technology / Systems Leadership and understanding of technology, digital platforms and cyber risk	6

Public Accounting and Financial Reporting Experience assessing or overseeing performance of companies or public accounting firms regarding preparation, auditing or evaluation of financial statements	9

Public Company Corporate Governance Experience serving as a board member or senior executive at a public company and/or experience with public company governance issues, policies and best practices.	10

Business Operations and Strategic Planning Experience setting long-term corporate vision and goals, developing products and services, evaluating competitive position and assessing progress toward achievement	10

Compliance / Regulatory / Legal Experience with regulated businesses, regulatory requirement and compliance, legal expertise, and relationships with federal and state agencies.	10

Risk Management Significant understanding and experience with identification, assessment and oversight of risk management programs and practices	7

Real Estate / Housing Board or management experience in multi-family real estate and lending, commercial real estate and lending, construction and industrial real estate and lending, residential mortgage lending, and mortgage servicing	9

Sustainability, Charitable, or other Corporate Responsibility Experience and leadership in embracing corporate responsibility and encouraging a positive impact through philanthropic efforts, volunteering, charitable giving, and other activities related to the environment, consumers, employees, and communities.	5

Human Capital Management and Compensation Understanding executive compensation issues, succession planning, talent management and development	5

Ethnic, Gender, Nationality, or other Diversity Board members with different attributes relating to, among other things, ethnicity, gender, and nationality.	3

PROPOSALS TO BE VOTED ON AT THE MEETING

DIRECTOR QUALIFICATIONS AND BUSINESS EXPERIENCE

The following provides information about each member of the Company’s Board of Directors, including their business experience, and additional information about the specific experience, qualifications, attributes, or skills that led to the Board’s conclusion that each should serve as a director of the Company.

Nominees:

Thomas R. Cangemi

Director since: 2020 Age: 52

Thomas R. Cangemi serves as Chairman, President, and Chief Executive Officer of New York Community Bancorp, Inc. and New York Community Bank. He was appointed President and CEO effective December 31, 2020 and was named Chairman effective March 26, 2021. Prior to this, Mr. Cangemi served as Senior Executive Vice President and Chief Financial Officer of the Company and the Bank since April 5, 2005. He joined the Company on July 31, 2001 as Executive Vice President and Director of the Capital Markets Group, and was named Senior Executive Vice President on October 31, 2003.

Prior to joining the Company, Mr. Cangemi was Executive Vice President, Chief Financial Officer, and Treasurer of both Richmond County Financial Corp. and Richmond County Savings Bank. Before joining Richmond County in 1997, Mr. Cangemi served as Senior Vice President, Chief Financial Officer, and Corporate Secretary of Continental Bank, a commercial bank based in Garden City, New York and, previously, as Director of Corporate SEC Reporting for an electronics corporation in Boca Raton, Florida. From 1993 to 1996, Mr. Cangemi was Vice President and Chief Financial Officer of Sunrise Bancorp, a publicly traded thrift headquartered on Long Island. Previously, Mr. Cangemi was a member of the SEC Professional Practice Group of KPMG Peat Marwick serving financial institutions. Mr. Cangemi holds a B.B.A. from the School of Professional Accountancy at Dowling College, and is a certified public accountant and a member of the AICPA.

Mr. Cangemi serves as Treasurer and a member of the Board of Directors of both the Richmond County Savings Foundation and the New York Community Bank Foundation. In addition, Mr. Cangemi is a member of the Board of Trustees of The Whaling Museum & Education Center of Cold Spring Harbor. Previously, Mr. Cangemi was a Board member and a member of the Development Committee of the Long Island Children’s Museum, on the Board of Directors of Friends of the Arts, a member of the Council of Overseers of the Tilles Center for the Performing Arts; and a member of the Board of Trustees of the East Woods School.

Mr. Cangemi’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Mortgage & Real Estate (Bank Board) Commercial Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Hanif (“Wally”) Dahya

Director since: 2007 Age: 65

Mr. Dahya is the Chief Executive Officer of The Y Company LLC, a private investment firm that focuses on emerging-market companies in the information, communications, financial, and environmental services industries. The company also is involved in distressed assets in the emerging markets. Mr. Dahya currently serves as the Board’s Independent Presiding Director as well as the Chairperson for the Compensation Committee of the Company and the Chair of the Commercial Credit and the Salary and Personnel Committees of the Bank.

Prior to forming The Y Company, Mr. Dahya spent 14 years on Wall Street, having started his career in investment banking at E.F. Hutton and Co., Inc. Thereafter, Mr. Dahya was Managing Director at L.F. Rothschild Co. Inc., headed the Mortgage-Backed Securities Group at UBS Securities Inc., and was a partner at Sandler O’Neill + Partners L.P. Mr. Dahya previously served as an independent director of TerraForm Power, Inc. and TerraForm Global, Inc., affiliated companies which own clean power generation assets for utility, commercial, and residential customers.

Mr. Dahya is a graduate of Harvard Business School and earned his undergraduate degree at Loughborough University of Technology in the United Kingdom.

With his extensive financial and risk management experience in investments, capital markets, asset and liability management, emerging markets, real estate, and bank and thrift investments, Mr. Dahya provides the Board with valuable insight on these and others matters that are beneficial to the Company in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit Compensation (Chair) Nominating and Corp. Governance Risk Assessment Commercial Credit (Bank Board) (Chair)

James J. O’Donovan

Director since: 2003 Age: 78

Mr. O’Donovan was named Chief Lending Officer of the Community Bank in January 1987 and of the Company in July 1993. From November 1, 2003 through January 31, 2005, Mr. O’Donovan served as Senior Executive Vice President and Chief Lending Officer of the Company and Community Bank, having previously held the corporate titles of Executive Vice President from 2001 and Senior Vice President from 1987. Following his retirement on January 31, 2005, Mr. O’Donovan served as a senior lending consultant to the Company and Community Bank from February 1, 2005 until February 1, 2008.

Mr. O’Donovan’s experience as a former executive officer of the Company and as current Chairman of the Mortgage and Real Estate Committee of the Community Bank Board not only brings valuable management and leadership skills, extensive industry knowledge, and business acumen to the Board, but also significant insight in overseeing matters critical to the Company’s lending businesses. Mr. O’Donovan’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Mortgage & Real Estate (Bank Board) (Chair) Commercial Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Current Directors:

Dominick Ciampa

Director since: 1995 Age: 87

Mr. Ciampa is the founder of, and a former Partner in, the Ciampa Organization, a Queens-based real estate development and management firm founded in 1975 which continues to be operated by other family members. A member of the Boards of Directors of the Company and the Bank since 1995. Mr. Ciampa previously served as non-executive Chairman of the Board from January 3, 2011 to January 5, 2021.

Mr. Ciampa also served as Chairman of the Mortgage and Real Estate Committee of the Bank from 2003 through 2010, and has since served as a member of that committee and of the Commercial Credit Committee of the Community Bank since its formation. Mr. Ciampa also serves as a member of the Audit, Nominating and Corporate Governance, and Risk Assessment Committees of the Company and the Bank.

Mr. Ciampa is also a Director of the New York Community Bank Foundation and the Richmond County Savings Foundation. In addition, Mr. Ciampa served as the President of the Queens Chamber of Commerce from 1989 to 1991.

Mr. Ciampa’s combined experience with the Company, and in leading a large commercial real estate development firm with significant ownership interests in our markets, brings valuable insight to the Board in overseeing a wide range of banking and real estate matters, in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit Nominating and Corp. Governance Risk Assessment Mortgage & Real Estate (Bank Board) Commercial Credit (Bank Board)

Leslie D. Dunn

Director since: 2015 Age: 75

Ms. Dunn has been an independent member of the Boards of Directors of the Company and the Bank since 2015, and currently serves as Chair of the Nominating and Corporate Governance Committee of the Company and the Bank and is a member of the Audit and Risk Assessment Committees of the Company and the Bank as well as a member of the Compensation Committee of the Company.

An experienced executive, legal, and governance professional, Ms. Dunn was recently appointed to the Board of Directors of GrafTech International Ltd. (NYSE: EAF), a leading manufacturer of high quality graphite electrode products to the steel industry, in August 2020. Ms. Dunn previously served as an independent director of the Federal Home Loan Bank of Cincinnati from 2007 until completing her term of service in 2020. Additionally, Ms. Dunn previously served as an independent director of E&H Family Group, Inc., an Ohio-based business that operates chains of retail stores, serving as the Chair of that company’s Compensation Committee and as a member of its Finance Committee. Ms. Dunn’s board experience also includes over 15 years as a director of Telarc International Corporation, a Grammy Award-winning recording company.

From 1997 through 2004, Ms. Dunn was Senior Vice President of Business Development at Cole National Corporation, a New York Stock Exchange-listed specialty retailer with over 10,000 employees and 3,000 locations in Canada, Europe, and the United States. Her responsibility focused on implementation of the Company’s acquisition growth strategy. Ms. Dunn also served as Cole’s General Counsel and Secretary, overseeing the company’s government relations and law departments, ensuring its compliance with SEC regulations, and serving as principal corporate governance advisor to the board. Prior to joining Cole, Ms. Dunn was a partner in the Business Practice Group in the Cleveland office of Jones Day, a global law firm with more than 40 locations, and before then, was a partner in the corporate practice of Squire Sanders & Dempsey (now Squire Patton Boggs), also in Cleveland.

A graduate of Case Western Reserve University School of Law, Ms. Dunn is also an active civic leader and philanthropist in her home state of Ohio, including serving as the President and Trustee of the David and Inez Myers Foundation, the immediate past President of the Board of the Cleveland Museum of Contemporary Art, a Life Trustee and Past Chair of the Mt. Sinai Health Care Foundation, a Trustee of the Jewish Federation of Cleveland, and past Co-Chair of the Northeast Ohio Chapter of Women Corporate Directors. Ms. Dunn’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

In addition, Ms. Dunn previously served as a member of the Advisory Board of the New York Community Bank’s Ohio Savings Bank Division until its disbandment during the first quarter of 2019.

Committees: Audit Compensation Nominating and Corp. Govern. (Chair) Board Development Subcommittee (Chair) Risk Assessment Other Public Company Directorships: GrafTech International Ltd.

PROPOSALS TO BE VOTED ON AT THE MEETING

Lawrence Rosano, Jr.

Director since: 2014 Age: 68

Mr. Rosano has been an independent member of the Boards of the Company and Community Bank since July 22, 2014. He currently serves as the Chairman of the Risk Assessment Committee of the Company and the Community Bank and is a member on the Nominating and Corporate Governance Committees of the Company and the Bank. Mr. Rosano also serves as a member on the Compensation Committee of the Company as well as on the Mortgage and Real Estate, Commercial Credit, and Salary and Personnel Committees of the Community Bank.

Since May 1974, Mr. Rosano has served as a principal, owner, and operator of various real estate development and management businesses in the New York metropolitan area, including Associated Development Corp. (since 1984), Associated Properties, Inc. (since 2002), and 460 Grand Street Realty LLC (since August 2013). In addition, he is currently a member of the Board of the Queens & Bronx Building Association, a regional trade group for which he formerly served as president.

Additionally, in November 2016 he was appointed a member of the Contractor & Expert Committee of the MS4 Policy Group formed by the New York City Department of Environment & Protection, the Urban Green Council, and the Real Estate Board of New York whose mission is to develop a storm water management program for the City of New York in order to make it compliant with the New York State and Federal standard for MS4 Stormwater Permitting Process.

With his extensive experience in real estate development and executive management, Mr. Rosano brings valuable insight to the Board of the Company in overseeing a wide range of banking and real estate matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Compensation Nominating and Corp. Governance Board Development Subcommittee Risk Assessment (Chair) Mortgage & Real Estate (Bank Board) Commercial Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Ronald A. Rosenfeld

Director since: 2012 Age: 81

Mr. Rosenfeld has been a member of the Boards of Directors of the Company, the Community Bank, and the former Commercial Bank since January 1, 2012, and previously served as Chairman of the Advisory Board of the Community Bank’s Ohio Savings Bank division until its disbandment in the first quarter of 2019. Mr. Rosenfeld also served as Chairman of the Federal Housing Finance Board from 2005 through 2008. From 2001 through 2004, he was President of the Government National Mortgage Association. In addition to serving four years as Secretary of Commerce for the State of Oklahoma, Mr. Rosenfeld previously served one year as Deputy Assistant Secretary for Corporate Finance at the U.S. Treasury Department. Before joining the Treasury Department, he spent three years at the Department of Housing and Urban Development, having served as the Deputy Assistant Secretary for Single-Family Housing, Acting Deputy Assistant Secretary for Multi-Family Housing, and General Deputy Assistant Secretary for the Office of Housing-Federal Housing Commissioner. Prior to his career in public service, Mr. Rosenfeld was an executive with the investment banking firms, Prescott, Ball & Turben, Inc. in Cleveland, Ohio, and Zappala & Company in Pittsburgh, Pennsylvania, and the president of a company that developed more than 10,000 apartment units and managed approximately 6,000 apartment units in a six-state region.

A graduate of Harvard Law School and The Wharton School, University of Pennsylvania, Mr. Rosenfeld also lends his expertise to several not-for-profit organizations in the housing, education, and cultural arenas. In addition to serving on the Housing Commission of the Bi-Partisan Policy Center, Mr. Rosenfeld is a Trustee of Howard University. With his extensive experience in housing and development, corporate finance, and investment banking, Mr. Rosenfeld brings valuable insight to the Board of the Company in overseeing a wide range of banking and real estate matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit Nominating and Corp. Governance Board Development Subcommittee Risk Assessment

Lawrence J. Savarese

Director since: 2013 Age: 64

Mr. Savarese has been a member of the Boards of Directors of the Company, the Community Bank, and the former Commercial Bank since March 4, 2013. From 1978 through 2012, Mr. Savarese was with the independent public accounting firm KPMG LLP. For 19 years, he was an Audit Partner in KPMG’s Financial Services Practice, serving as partner in charge of audits of both community banks (including the Company and the Community Bank) and international banks with branches and agencies in the United States. During this time, Mr. Savarese served as KPMG’s representative to the New York Bankers Association and The Institute of International Bankers.

From 2008 to 2012, Mr. Savarese served as Audit Partner, Risk Management, for KPMG’s Advisory Practice, where he managed risk at KPMG and developed and applied complex risk management objectives; risk management policies for model development; advisory service protocols in connection with certain requirements of the Public Company Accounting Oversight Board; policies for internal controls over financial reporting services provided to non-audit clients; and reviewed engagement letters and management risk performance.

Prior to his retirement in 2012, Mr. Savarese was an Audit Partner in KPMG’s Global Services Centre, where he designed and developed the standardized approach for auditing banks now used by the firm’s Global Bank Practice. With his extensive experience in accounting principles, financial reporting rules and regulations, commercial banking, risk management, and corporate finance, Mr. Savarese brings valuable insight to both the Board and to his role as Chairman of the Audit Committee of the Board and as a member of the Board’s Risk Assessment, Compensation, and Nominating and Corporate Governance Committees in overseeing a wide range of banking and financial reporting matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit (Chair) Compensation Nominating and Corp. Governance Risk Assessment Commercial Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

John M. Tsimbinos

Director since: 1999 Age: 83

Mr. Tsimbinos has been a member of the Boards of Directors of the Company and the Community Bank since the merger of Roslyn Bancorp, Inc. with and into the Company and of the Roslyn Savings Bank with and into the Community Bank on October 31, 2003. In addition, he served as a member of the Board of Directors of the former Commercial Bank since its establishment on December 30, 2005 and was a member of the Atlantic Bank Divisional Board until its disbandment during the first quarter of 2021. From 1999 until the merger with the Company, Mr. Tsimbinos served as Chairman of the Board of Roslyn Bancorp and as Vice Chairman of the Board of The Roslyn Savings Bank until his retirement in July 2002.

Prior to Roslyn’s acquisition of TR Financial Corp. in February 1999, Mr. Tsimbinos was the Chairman of the Board and Chief Executive Officer of Roosevelt Savings Bank, a position he assumed in 1983. He also served as Chairman of the Board and Chief Executive Officer of TR Financial Corp. from the time of its inception in 1993. In addition to his service to the Company, the Community Bank, and the former Commercial Bank, Mr. Tsimbinos served on the Board of the Federal Home Loan Bank of New York from 1989 through 1995 and as Vice Chairman of the Board for two three-year terms.

Mr. Tsimbinos holds a B.A. from the City College of New York, an M.B.A. from the Baruch School of Business and Public Administration, and is a graduate of the Program for Management Development at Harvard University. Also, Mr. Tsimbinos was a lecturer in Economics at Queens College for a number of years, teaching courses in Basic Economics, Money and Banking, and Corporate Finance. As the former Chairman of the Board and Chief Executive Officer of two bank holding companies and savings banks, Mr. Tsimbinos offers a wealth of management experience, business understanding, and knowledge of banking regulations along with a deep understanding of the role of the Board of Directors. Additionally, Mr. Tsimbinos’ prior experience as a senior executive officer of a publicly traded bank holding company has given him front-line exposure too many of the issues facing the Company as well as extensive and valuable experience in overseeing, among other matters, the Company’s banking business.

Committees: Compensation Nominating and Corp. Governance Risk Assessment Mortgage & Real Estate (Bank Board) Commercial Credit (Bank Board)

Robert Wann

Director since: 2007 Age: 66

Mr. Wann has been the Senior Executive Vice President and Chief Operating Officer of the Company since 2003. Prior to his appointment as Chief Operating Officer, Mr. Wann served as the Company’s Chief Financial Officer. Mr. Wann is a key member of the management team that led the Company’s conversion to stock form in 1993. Mr. Wann has played, and continues to play, a crucial role in the development and growth of the Company, including in connection with the numerous strategic business combinations it has undertaken.

Mr. Wann is a member of the American Bankers Association and the New York Bankers Association, and serves on the Board of Directors of various organizations. A graduate of Queens College with a degree in accounting, Mr. Wann is on the Board of Trustees of the Queens College Foundation and is a past Chairman of its Audit Committee. An active member of the community, Mr. Wann previously served as president of the Flushing Central Lions Club and as a member of the Board of Trustees of the Queens Museum of Art, and currently serves on the Board of Directors of a private charitable foundation based in New York.

With over 30 years of experience at the Company, Mr. Wann has a deep understanding and thorough knowledge of the Company, its subsidiaries, and its lines of business. Mr. Wann has consistently demonstrated his leadership abilities and his commitment to the Company through his long service in numerous roles. Mr. Wann’s extensive financial and operating experience, commitment, knowledge, and leadership make him well-suited to serve on the Board and contribute to its objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

BUSINESS EXPERIENCE OF NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

John T. Adams. Mr. Adams was appointed Executive Vice President and Chief Lending Officer on January 1, 2020. Prior to this appointment, Mr. Adams has served in positions of increasing responsibility at New York Community

PROPOSALS TO BE VOTED ON AT THE MEETING

Bank since joining the Company in 2000 in conjunction with its acquisition of Haven Bancorp, Inc., parent of CFS Bank, where he began his career in 1983. Most recently, Mr. Adams served as Executive Vice President and Chief Credit Officer, managing credit risk and credit risk administration to ensure the Bank’s asset quality is acceptable. Overall he has over 36 years of banking, lending and credit experience.

Previously and throughout his tenure with the Company, Mr. Adams assumed senior roles including retail branch management, commercial mortgage lending, originations and construction lending management. In 2013, his role was expanded to include Chief Administration Officer duties where he oversaw the day to day operations of the Bank’s Lending Department before being named Chief Credit Officer in 2017.

Mr. Adams holds a Bachelor’s Degree in Business Management from New York Institute of Technology and a Post Graduate Degree from the National School of Banking with Honors. Mr. Adams is a member of the New York Mortgage Bankers Association, the Queens, Bronx, and Long Island Builders Association, Chairman of the Board for the Cleary School for the Deaf, and is a Board Member of the New York Community Bank Foundation and Catholic Charities of Rockville Centre.

John J. Pinto. Mr. Pinto has served as the Chief Financial Officer of the Company and Community Bank since December 31, 2020 and was appointed to Senior Executive Vice President on February 5, 2021. Mr. Pinto joined the Company on July 31, 2001 in connection with the Richmond County merger, and served as Senior Vice President, and then First Senior Vice President, in the Capital Markets Group. From April 5, 2005 until December 31, 2020, Mr. Pinto served as Executive Vice President and Chief Accounting Officer of the Company.

Prior to joining the Company, Mr. Pinto served as Senior Vice President and General Auditor of Richmond County Financial Corp. and Richmond County Savings Bank. From 1997 to 1998, Mr. Pinto served as Director, Financial Reporting at American Express Bank, a multinational bank based in New York City. From 1993 to 1997, he was a member of the Financial Services Group of Ernst & Young, LLP, based in New York City, providing auditing and consulting services to financial institutions throughout the Northeast.

Mr. Pinto holds a Bachelor’s degree from Fairfield University. He is a certified public accountant and a member of the AICPA. Mr. Pinto serves as a member of the Board of Directors of the Noble Maritime Collection in Staten Island.

DIRECTOR SUCCESSION

The Nominating and Corporate Governance Committee of the Board periodically reviews with the Board the skills and characteristics appropriate for Board members. The Board seeks diversity in its members with respect to background, skills and expertise, industry knowledge, experience, gender, age, race, and ethnicity. In accordance with the Company’s Bylaws, an individual may not be elected, appointed, or nominated as a Director after December 31 of the year in which an individual attains the age of 80, provided, however, that the Board, by written resolution approved by a majority of the disinterested members of the whole Board, may exclude an incumbent director from such age limitation. The Board members of the Company’s Board are the same members of the Community Bank’s Board of Directors, each of whom are elected annually by the Company Board. The Community Bank’s Bylaws also provide the same age limitation considerations as the Company’s Bylaws and, as a result, the Nominating and Corporate Governance Committee of the Community Bank’s Board discusses and considers such age limitation of all incumbent members each year. As part of its nomination discussions this year, the Community Bank’s Board granted Directors Ciampa, Rosenfeld, and Tsimbinos a one-year exception to the Director mandatory retirement age. The Board determined that, particularly in light of the disruptions and challenges created by the pandemic, maintaining stability at the Board level was in the best interests of the Company and its stakeholders.

DIRECTORS’ COMPENSATION

➢ Our Approach to Director Compensation

Our directors are compensated with three basic objectives in mind:

✓

The director compensation program should recognize the significant amount of work expected from a director at an institution the size of the Company, taking into account the significant time commitment necessary to prepare for meetings that cover complex strategic and operational matters and the duration and frequency of such meetings.

PROPOSALS TO BE VOTED ON AT THE MEETING

✓

The director compensation program should include a meaningful equity component that helps align the interests of directors with our shareholders and should encourage retention of equity through stock ownership guidelines.

✓	The structure of the program should be transparent to shareholders so they can understand the business reasons for specific director compensation decisions.

Our directors fulfill a critical oversight role for the Company and the Community Bank, in part, through their service on board committees that have been assigned specific functional responsibilities. We believe it is important for our shareholders to understand the significant extent to which our directors engage directly with the business of the Company and its subsidiaries through our Company Board and, particularly, our Community Bank board committees, and how the structure and level of our board compensation directly reflects the unique characteristics of our Board. The directors’ high level of engagement reflects both an awareness of their responsibilities as directors of a publicly traded financial institution that operates within a complex business and regulatory environment and the Company’s desire to take advantage of the breadth of their experience in areas of critical importance to the Company’s business, such as commercial real estate lending.

The frequency of Community Bank committee meetings is directly related to specific operational needs. Directors who serve on the Community Bank’s Mortgage and Real Estate Committee and/or the Commercial Credit Committee are directly involved in credit management, loan review and loan administration. The committee members work closely with key management personnel in the lending area to ensure that lending activity is consistent with the Community Bank’s lending policies and committee members are direct participants in the loan approval process through review of loan proposals, analysis of borrower due diligence findings and inspection of properties that serve as loan collateral. This partnership of experienced directors and experienced lending professionals is a key factor in the Community Bank’s success and is directly reflected in the Community Bank’s minimal exposure to loan losses. The commitment of our directors to the success of our lending operation is demonstrated by the fact that the committees meet almost weekly throughout the year. Each meeting represents a substantial time commitment for committee members (typically in the range of 3-6 hours), requiring not only attendance at each meeting but significant preparation in advance of each meeting to facilitate an understanding of each loan subject to committee approval. The Company’s key committees, such as the Audit, Risk Assessment and Compensation, also meet frequently to ensure appropriate oversight of the areas that fall within the scope of their respective charters. Given the complexity of the matters considered by these committee, these meetings also require significant preparation and a significant time commitment for each meeting.

➢ 2020 Director Compensation Review

The Compensation Committee has carefully monitored changes in the structure of director pay programs industry-wide and among our peers as part of the Committee’s annual review of director pay. The annual review is designed to identify and incorporate best practices while ensuring that the program is aligned with our director pay objectives. The Committee also considers the cost of the director compensation program on an individual director basis and on an aggregate basis.

Based on the 2021 review, the Committee initiated a significant restructuring of the director compensation program in effect during 2020. The 2021 review confirmed the prevalence of retainer-only pay at the board level among our peers and a growing trend toward the elimination of committee meeting fees in favor of retainer-only pay at the committee level. Recognizing these developments, the Committee adopted a retainer-only approach to director compensation at the Company board and committee level. Under the new program, which became effective on January 1, 2021, each board member receive separate retainers for board and committee service with premium retainers paid to the Company chair, lead director and committee chairs. The chair and lead director do not receive separate compensation for committee service. Finally, the Committee revised director equity grant practices by providing for more uniform grants among similarly situated directors and by shortening the vesting period for director equity awards to one year, in each case reflecting trends identified by the Committee during the annual review.

The Committee did not, however, modify the compensation structure for board members who serve on the Community Bank’s lending-related committees. The Committee determined that the current structure directly supports the Company’s business model and appropriately recognizes the significant time commitment associated with service on the lending-related committees, both factors that justify a level of pay that is consistent with the demands placed on committee members. The Committee concluded that a change in the compensation structure could undermine the long-standing and highly successful practice of involving directors with management on a weekly basis in the core lending business.

➢ 2020 Director Compensation

The following table provides details of the 2020 compensation received by directors of the Company for service on the Company Board and the board of the Community Bank. Directors who are also employees do not receive separate compensation for their service on the Board.

PROPOSALS TO BE VOTED ON AT THE MEETING

Non-Employee Directors	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Dominick Ciampa	$250,000	$159,995	$35,302	$445,297

Hanif “Wally” Dahya	103,950	100,000	40,776	244,726

Leslie D. Dunn	105,750	40,000	7,959	153,709

Michael J. Levine(3)	159,600	100,000	106,026	365,626

James J. O’Donovan(4)	86,400	100,000	196,687	383,087

Lawrence Rosano, Jr.	88,200	40,000	151,941	280,141

Ronald A. Rosenfeld	103,950	40,000	7,041	150,991

Lawrence J. Savarese	161,400	100,000	43,026	304,426

John M. Tsimbinos	90,000	60,000	94,021	244,021

(1)

In accordance with SEC disclosure requirements for equity compensation, the reported amount represents the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. All 2020 awards were made in the form of restricted stock vesting over a five-year period.

(2)	The following table sets forth the components of the All Other Compensation column in 2020:

Director	Dividends on Unvested Restricted Stock ($)	Community Bank Committee Retainers, Meeting Fees and Inspection Fees (a) ($)	Perquisites ($)		Total ($)

Mr. Ciampa	$35,302	—	—		$35,302

Mr. Dahya	21,426	19,350	—		40,776

Ms. Dunn	7,959	—	—		7,959

Mr. Levine	21,426	84,600	—		106,026

Mr. O’Donovan	21,256	159,300	16,131	(b)	196,687

Mr. Rosano, Jr.	7,041	144,900	—		151,941

Mr. Rosenfeld	7,041	—	—		7,041

Mr. Savarese	21,426	21,600	—		43,026

Mr. Tsimbinos	9,421	84,600	—		94,021

a.

Mortgage and Real Estate Committee members receive a $1,350 fee for each meeting attended. In 2020, the Committee held 51 meetings. Mr. O’Donovan, who serves as Chairman of the Committee, also receives a quarterly retainer of $18,750. As part of the Committee’s loan review process, directors receive fees in connection with their inspection of properties that collateralize certain loans. The fees are $2,000 for a full day and $1,500 for a half day inspection. Commercial Credit Committee members receive a $450 fee for each meeting attended. In 2020, the Committee held 50 meetings.

b.

To facilitate the performance of his duties as Chairman of the Mortgage and Real Estate Committee, the Community Bank paid certain costs associated with Mr. O’Donovan’s membership in a golf club. No other director had perquisites in excess of $10,000.

(3)	Mr. Levine retired from the Board of Directors of the Company on March 26, 2021.
(4)

Upon his retirement as a senior executive officer of the Company in 2006, Mr. O’Donovan entered into a retirement agreement with the Company providing for supplemental retirement compensation and his acceptance of certain restrictive covenants relating to his future business activities in the banking industry. In 2020, he received monthly payments of $39,583 under the agreement.

Director Compensation Schedule. Effective April 1, 2020, directors of the Company received a quarterly retainer of $10,350 and a fee of $2,250 per Board meeting attended. Directors also received fees ranging from $450 to $1,800 for each committee meeting attended. The Chairs of the Audit and Risk Assessment Committees received a quarterly retainer of $18,750 but did not receive meeting fees. The former Company Chairman, Mr. Ciampa, received a quarterly retainer of $62,500 but did not receive Board or committee meeting fees. As described above, this schedule was replaced in 2021 with a compensation program that relies solely on retainers for Board and committee service.

Director Stock Ownership Guidelines. Our directors are subject to stock ownership guidelines that require them to hold Company stock with a value equal to five times their annual cash retainer. All non-employee directors are either in compliance with this requirement or within the phase-in period applicable to new directors.

Director Benefits. The Company provides limited life insurance coverage for directors. Mr. Ciampa participates in a legacy director retirement plan that was sponsored by the Community Bank. No other directors are eligible to participate in the plan.

PROPOSALS TO BE VOTED ON AT THE MEETING

Director Equity Compensation. Directors participate in the Company’s equity compensation programs and such awards are an integral part of each director’s annual compensation. Prior to the 2021 revision of the director compensation program as described above, awards were made in the form of restricted stock that vested over a five-year period. Awards are determined by the Compensation Committee and confirmed by the full Board. Beginning with the 2021 equity grants, the vesting schedule was reduced to one year based on the Committee’s consideration of peer practices. The 2020 director equity grants are included in the Director Compensation Table.

Compensation Committee Interlocks and Insider Participation. No executive officer of the Company or the Community Bank serves, or has served, as a member of the compensation committee of another entity, one of whose executive officers serves on the Compensation Committee of the Company. No executive officer of the Company or the Community Bank serves, or has served, as a director of another entity, one of whose executive officers serves on the Compensation Committee of the Company.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

The federal banking laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms (including interest rates and collateral) and follow substantially the same credit underwriting procedures as those prevailing at the time for comparable transactions with other persons. Furthermore, they must not involve more than the normal risk of repayment or present other unfavorable features. The Community Bank, from time to time, may make mortgage loans to its directors, officers, and employees, including consumer loans or loans to purchase or refinance personal residences, and may make loans secured by income-producing properties to entities in which a director or officer has an ownership interest (or, in the case of directors, a management interest), provided that all such loans are made in accordance with federal banking laws and are made in the ordinary course of business; do not involve a more than normal risk of collectability, or present other unfavorable features; and are made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the same time for comparable transactions with unaffiliated persons. The Community Bank has made a commercial loan, in accordance with the criteria set forth above, with a principal balance of $2,850,000 and an initial interest rate of 4.375% to Pacific Norse LLC, a limited liability company owned by former director Michael Levine’s son, which was considered a problem loan at December 31, 2020. The largest aggregate amount of principal outstanding on the loan was $2,489,255 during the year ended December 31, 2020. During the year ended December 31, 2020, no principal nor interest was paid on the loan. The Community Bank obtained a judgment of foreclosure on the loan, the principal balance of which totaled $1,829,959 at the time of foreclosure after recognizing a charge-off of $659,296, with foreclosure sale of the collateral property pending as of December 31, 2020. The Company has also obtained a personal judgment against the borrower.

From time to time, in accordance with written policies, the Board of Directors reviews a summary of the Company’s transactions with its directors and executive officers and with firms that employ directors, as well as any other related-person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable, and within Company policy, and should be ratified and approved. The Board of Directors also reviews any transactions reported to the Board by the Company’s Corporate Secretary that are required to be reported under SEC regulations. Additionally, in accordance with federal regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceeds the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000), and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Further, pursuant to the Company’s Code of Business Conduct and Ethics and other business standards applicable to them, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, any position or interest (financial or otherwise) which could materially conflict with an executive officer’s or director’s performance or which affects such executive officer’s or director’s independence or judgment concerning transactions between the Company, its customers, suppliers, or competitors.

The Company determined that Mr. Ficalora used his Company issued credit card for certain home furnishings totaling approximately $1.3 million between February and July 2020. Mr. Ficalora fully reimbursed the Company before the Company was obligated to pay any corresponding credit card invoice. The Company’s written policies regarding the use of Company issued credit cards do not authorize the personal use of such credit cards; our internal controls identified and addressed the matter. The Company has determined that the credit card charges were extensions of credit to Mr. Ficalora because the Company was a co-guarantor on the credit card used. The largest balance attributed to these purchases was $408,162. There was no outstanding balance nor indebtedness relating to these purchases after August 31, 2020.

PROPOSALS TO BE VOTED ON AT THE MEETING

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and greater than 10% shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Delinquent Section 16(a) Reports. Based solely on its review of copies of the reports of ownership furnished to the Company, or written representations that no other reports were required, the Company believes that during the 2020 fiscal year, its executive officers and directors complied with applicable reporting requirements for transactions in the Company’s securities.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020 was KPMG LLP. The Company’s Audit Committee has reappointed KPMG LLP to continue as the independent registered public accounting firm of the Community Bank and the Company for the year ending December 31, 2021, subject to ratification of such appointment by the Company’s shareholders. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders present at the Annual Meeting. If the ratification and appointment of the independent registered public accounting firm is not approved by shareholders at the Annual Meeting, the Audit Committee will consider other independent registered accounting firms.

     Unless marked to the contrary, the shares represented by the enclosed proxy card, if properly signed and dated, will be voted FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

     The Audit Committee will consider on a case-by-case basis and, if appropriate, approve all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. Alternatively, the Audit Committee may adopt a policy for pre-approval of audit and permitted non-audit services by the independent registered public accounting firm. In 2020, all audit-related services, tax services, and other services were approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Audit Committee of the Company’s Board of Directors is composed of Messrs. Savarese, Ciampa, Dahya, Rosenfeld, and Ms. Dunn, all of whom are non-employee, independent directors, and operates under a written charter adopted by the Board of Directors.

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements to generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm for 2020. Management has discussed with and represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees (AS 1301), including discussing with the Audit Committee in detail the independent registered public accounting firm’s evaluation and conclusions about significant and critical accounting policies and practices, critical accounting estimates, significant unusual transactions, and the Company’s financial reports.

In addition, the Audit Committee has received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm in 2020 were compatible with its independence.

PROPOSALS TO BE VOTED ON AT THE MEETING

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its 2021 audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, which, in its reports, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles, and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee and the Board of Directors also have approved, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021.

The Audit Committee

Lawrence J. Savarese, Chair

Dominick Ciampa

Hanif “Wally” Dahya

Leslie D. Dunn

Ronald A. Rosenfeld

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for fiscal years 2020 and 2019, and fees billed for audit-related services, tax services, and all other services rendered by KPMG LLP for fiscal years 2020 and 2019.

	Year Ended
	2020		2019

Audit Fees	$3,155,000	(1)	$2,970,000	(1)

Audit-Related Fees	189,000	(2)(4)	198,000	(2)(3)

Tax Fees	75,000	(5)	—

All Other Fees	5,434	(6)	3,500	(7)

(1)

Includes fees for professional services rendered in connection with the audit of the Company’s annual financial statements and the review of its financial statements included in the Company’s quarterly reports to shareholders on SEC Form 10-Q.

(2)	Includes fees billed for professional services rendered in connection with audits of the Company’s stock ownership, employee benefit, and retirement plans’ financial statements.
(3)

Includes fees for professional services rendered in connection with the reading of the Company’s Form S-3 related to its Dividend Reinvestment And Stock Purchase Plan and Form S-3 related to its shelf registration statement and providing consents for inclusion of such reports in the consolidated financial statements of the Company as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in the prospectuses and in the registration statements filed with the Securities and Exchange Committee on April 12, 2019.

(4)	Includes fees for professional services rendered in connection with a consent report issued with the Company’s filing on Form S-8 for the approved 2020 Omnibus Incentive Plan on August 5, 2020.
(5)	Includes fees for professional services rendered in connection with tax treatment of lending transactions in response to the COVID-19 pandemic.
(6)	Includes fees for renewal of a license for the KPMG Accounting Research Online service and automated disclosure checklist for the period June 30, 2020 to June 30, 2021.
(7)	Includes fees for renewal of a license for the KPMG Accounting Research Online service and automated disclosure checklist for the period June 30, 2019 to June 30, 2020.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 3: ADVISORY VOTE ON APPROVAL OF COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required under Section 14A of the Securities Exchange Act of 1934, we provide our shareholders with the opportunity to express their views, on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement. The Board has determined that shareholders should be provided with this opportunity on an annual basis. This vote, which is often referred to as the “say-on-pay” vote, provides shareholders with the opportunity to endorse or not endorse the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and Section 14A of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Compensation Committee annually reviews our executive compensation program to ensure that the program demonstrates a proper alignment of pay and performance, operates within a framework of sound governance and is consistent with industry best practices. The affirmative steps we took in 2018 to realign our executive compensation program with our peers and with industry best practices continued in 2020 with the full implementation of our revised short- and long-term incentive plans. We believe that our current program effectively addresses the material concerns we heard from our shareholders in prior years. As described more fully in the Compensation Discussion and Analysis, our executive compensation program is structured (i) to align of the interests of executives with the interests of our shareholders, (ii) to attract, retain and motivate an effective executive team, (iii) to provide a direct link between pay opportunities and financial results over the short- and long-term and (iv) to reduce incentives for unnecessary and excessive risk-taking. The Board of Directors strongly endorses the Company’s executive compensation practices and asks shareholders to approve the “say-on-on-pay” resolution.

Because your vote on this Proposal is an advisory vote, it is not binding on the Board or the Compensation Committee. However, shareholders should be assured that the Compensation Committee will seriously consider the vote of our shareholders on this Proposal when determining the nature and scope of future executive compensation programs.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 4: PROPOSAL TO PHASE OUT THE CLASSIFIED BOARD BY APPROVING AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY.

     The Board of Directors recommends approval of phasing out the classification of the Board of Directors and providing instead for the annual election of Directors. The Board took into consideration arguments in favor of and against continuation of the classified Board and determined that it is in the Company’s best interests to propose to declassify its Board of Directors.

      In 2016 we encouraged our shareholders to approve an amendment to our Certificate of Incorporation that would eliminate our classified Board structure and allow all directors to be elected annually. The proposed amendment did not receive the requisite vote required to pass, and our Board of Directors has continued to assess the potential for the adoption of such a measure at a future annual meeting.

      At the 2020 Annual Meeting of the Company’s shareholders, our shareholders approved a proposal submitted by one of our common shareholders requesting that the Board of Directors take the steps necessary to eliminate the classified board structure in the Company’s Amended and Restated Certificate of Incorporation. Approximately 85% of shares that were voted by our shareholders at the 2020 Annual Meeting were voted to approve the proposal.

In advocating against the shareholder proposal at the 2020 Annual Meeting, the Board explained its belief that the classified structure creates stability and continuity, not only in the Board but also in the overall management of the business of the Company However, after careful consideration of the vote results at the 2020 Annual Meeting and the Company’s discussions with shareholders as part of our 2020 shareholder engagement program, the Board is again recommending amendments to our Certificate of Incorporation to phase out the classified board structure and provide for the annual election of Directors, with the full Board being completely declassified and subject to annual election by 2024.

The Board recommends this Proposal 4 due in significant part to the results of the shareholder proposal which passed at the 2020 Annual Meeting and the feedback received from shareholders during the course of the Company’s 2020 shareholder outreach efforts.

However, the Board also recognizes that annually elected boards are perceived by many institutional shareholders as increasing the accountability of directors to such shareholders. Annual election of directors provides a particularly powerful shareholder right because the Company has adopted majority voting for the election of directors.

Under Article SIXTH of the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is currently divided into three classes, as nearly equal in number as possible, composed of directors each serving terms of office of three years. If the proposed measure is approved by our shareholders in 2021, the directors who have been elected to three-year terms prior to the effectiveness of the amendment, including directors elected at the 2021 annual meeting, would complete those three-year terms, and thereafter would be eligible for annual re-election after completion of their current terms. If the proposed measure is approved, beginning with the 2024 Annual Meeting of Shareholders, the Board of Directors will be completely declassified and all directors will be subject to annual election to one-year terms. If the proposed measure is not approved by the shareholders, the Board will remain classified and our directors will continue to be subject to the Certificate of Incorporation’s current classification. The proposed amendments to the Certification of Incorporation to phase out the classification of the board of directors and provide for the annual election of directors will be approved if 80% of the shares outstanding are voted in favor of the proposal and the proposal will become effective upon the filing of the amendments with the Secretary of State of the State of Delaware.

Proposed amendments to Article SIXTH, Section A are set forth below.

A. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, ~~with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter~~ with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders ~~following such initial classification and election,~~ held before the 2022 annual meeting of stockholders, the class of Directors elected to succeed those

PROPOSALS TO BE VOTED ON AT THE MEETING

Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. At each annual meeting of stockholders commencing with the 2022 annual meeting of stockholders, Directors elected to succeed those Directors whose terms then expire shall be elected for a term expiring at the next annual meeting of stockholders. Beginning with the 2024 annual meeting of stockholders, the foregoing classification of the Board of Directors shall cease. If the number of Directors is changed prior to the 2022 annual meeting of stockholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. If the number of Directors is increased at or following the 2024 annual meeting of stockholders, any additional Director elected to fill a vacancy resulting from such increase shall hold office for a term expiring at the next annual meeting of stockholders. In no case shall a decrease in the number of Directors remove or shorten the term of any incumbent Director. ~~with~~ eEach Director ~~to~~ shall hold office for the term for which elected and until his or her successor shall have been duly elected and qualified.

Proposed amendments to Article SIXTH, Section B are set forth below.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, except that Directors elected to fill vacancies after the 2024 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

VOTE REQUIRED FOR APPROVAL

The proposed amendments to phase out the classified board structure and provide for the annual election of directors of the Company’s Amended and Restated Certificate of Incorporation will be approved if 80% of the shares outstanding as of the Record Date are voted in favor of the Proposal and the Proposal will become effective upon the filing of the amendments to our Certificate of Incorporation with the Secretary of State of the State of Delaware following the receipt of shareholder approval of the proposed amendments.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 5: SHAREHOLDER PROPOSAL REQUESTING BOARD ACTION TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY GRANTING SHAREHOLDERS THE RIGHT TO ACT BY WRITTEN CONSENT.

The following proposal was submitted by Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021.

Mr. Steiner owns at least 500 shares of our common stock.

Shareholder Proposal

Proposal 5 – Adopt a Mainstream Shareholder Right – Written Consent

Shareholders request that our board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at Dover Corporation and 88%-support at AT&T.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.

For instance Dominick Ciampa, age 86, was rejected by 81 million votes in 2020 and Mr. Lawrence Rosano was rejected by 57 million votes. In spite of such strong rejection Mr. Ciampa is untouchable by a shareholder vote again until he is age 89.

Directors John Tsimbinos age 82, Ronald Rosenfeld age 80 and James O’Donovan age 77 would only be up for election once in 3-years.

Corporate governance reform, such as this proposal, is important for New York Community Bancorp since our stock is now down from $17 in 2015 and down from $34 in 2004.

A shareholder right to act by written consent still affords NYCB management a strong defense for a management holdout position against a majority of shareholders. Any action taken by written consent would still need 68% supermajority approval from the shares that normally cast ballots at the NYCB annual meeting to equal the required majority vote from all NYCB shares outstanding.

With the avalanche of bare bones online shareholder meetings in 2020 shareholder engagement and management transparency have taken a big hit. Shareholders are so restricted in online meetings that management will never want a return to the more transparent in-person shareholder meeting format. This is all the more reason to support this corporate governance reform.

Shareholders are restricted in making their views known at online shareholder meetings because all constructive questions and comments can be screened out by management. For instance the Goodyear shareholder meeting was spoiled by a trigger-happy management mute button for shareholders. AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak at its online shareholder meeting.

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting and send a wake-up call to management, if need be, since tightly controlled online shareholder meetings are the Death Valley of shareholder engagement and management transparency.

Please vote yes:

Adopt a Mainstream Shareholder Right – Written Consent – Proposal 5

[END OF SHAREHOLDER PROPOSAL]

PROPOSALS TO BE VOTED ON AT THE MEETING

The Board’s Statement in Opposition

The Board of Directors believes that that proposal is not in the best interests of shareholders and recommends a vote “Against” the proposal for the following reasons:

✓  The Company is Committed to High Standards of Corporate Governance and Accountability.

✓  Holding Shareholder Meetings is the Most Transparent and Fair Way for Shareholders to Take Action and Promotes and Protects Shareholder Interests.

The Board of Directors recommends that shareholders vote against this shareholder proposal for a number of reasons, as discussed below.

The Company is Committed to High Standards of Corporate Governance and Accountability

      Our Board, as stewards of shareholder interests, is committed to maximizing long-term shareholder value creation and to maintaining sound corporate governance principles consistent with current rules and practices. Under the leadership of the Nominating and Corporate Governance Committee, we have concentrated significant efforts and resources on ensuring that our overall corporate governance practices serve the best interests of the Company and its shareholders, focusing on the changing needs for financial institution boards in the current regulatory environment and taking into consideration the governance policies and practices of our peers. As a result, in recent years, we have, among other things, adopted a proxy access bylaw provision and, although ultimately not approved by shareholders, proposed the elimination of supermajority voting provisions in our Certificate of Incorporation and Bylaws. We are also asking shareholders to approve at the Annual Meeting an amendment to our Certificate of Incorporation that would eliminate our classified Board structure and allow all directors to be elected annually.

As part of our commitment to corporate governance and shareholder accountability, we have also developed an active shareholder outreach program to better understand the views and concerns of our large shareholders. Contrary to the proponent’s claim that shareholder engagement and management transparency “have taken a big hit” in 2020, we continued to emphasize our shareholder outreach program, and continued to encourage shareholder participation in the program, during 2020. Consistent with past years, during 2020, our shareholder outreach program consisted of regular management dialogue with the investor community and formal outreach by our independent Board members to institutional shareholders. As part of the Management Outreach Program, our executive management team met with shareholders or prospective shareholders from 102 discrete institutions during 2020. In addition, as part of our Board Outreach Program, we contacted our 25 largest stockholders, who represented approximately 66.13% of our then-outstanding shares during 2020. Of those contacted, investors representing over 23% of the then-outstanding shares made themselves available to speak with us, including 3 of our 10 largest shareholders. During the entirety of our 2020 shareholder engagement process, not a single shareholder with whom we communicated advocated for a written consent proposal such as the one contemplated by the proponent.

We have also demonstrated a history of responding to shareholder feedback, and have voluntarily implemented numerous corporate governance enhancements in recent years in response to our shareholder outreach program. For example, in response to feedback received from our shareholder outreach program, beginning in 2019, we have included greater specifics in our annual meeting proxy statement on the scope of our shareholder outreach efforts and on the feedback we received, including with respect to shareholder views regarding our compensation programs. In addition, following the Company’s 2018 annual meeting of shareholders, shareholder feedback indicated that the Company’s Compensation Committee should be refreshed. In response to that feedback, our Board appointed three new members of the Compensation Committee, replacing the previous Chairman and all other members. For more information on our shareholder engagement efforts during 2020, see “Shareholder Outreach and Recent Initiatives.”

Our management and Board value direct and transparent engagement with our shareholders and regularly seek opportunities to obtain feedback in connection with our governance, management compensation, and strategies. We embrace shareholder engagement as an important tenet of good governance and we value the views of our shareholders and other stakeholders. As a result, our Board believes that our existing shareholder outreach program provides a more effective means for shareholders to raise important matters outside the normal annual meeting cycle, such as the election of a new director, than the measures set forth in the proponent’s proposal.

PROPOSALS TO BE VOTED ON AT THE MEETING

Holding Shareholder Meetings is the Most Transparent and Fair Way for Shareholders to Take Action and Promotes and Protects Shareholder Interests

Our Board further believes that holding meetings with proper notice whereby all shareholders may deliberate and discuss the proposed actions, receive and consider the Company’s position, and then vote their shares is the most transparent and fair way for shareholders to take action. Currently, under the Company’s Certificate of Incorporation and Bylaws, shareholders must receive advance notice of any matter that the Company, or a shareholder, wishes to present for a shareholder vote and the matter must then be presented at a meeting of shareholders. The transparency and fairness of these procedural requirements permits all shareholders to consider, discuss and vote on all pending shareholder actions. In contrast, the measures set forth in the proponent’s proposal would permit a small group of Company shareholders, who would not owe any fiduciary duties to other shareholders, to initiate action with no prior notice to the Company or other shareholders. As a result, the measures set forth in the proponent’s proposal would prevent all shareholders from having an opportunity to deliberate in an open and transparent manner and to be presented with, and consider, the Company’s position for or against an action and any other arguments related to a proposed action.

Furthermore, allowing shareholder action by written consent could also lead to substantial confusion and disruption for shareholders, with potentially multiple, even conflicting, written consents being solicited by multiple shareholder groups. In addition, this approach may prevent shareholders from receiving accurate and complete information on important pending actions. It would also deny the Board the opportunity to consider the merits of the proposed action and to suggest alternatives for shareholder evaluation.

Historically, we have held annual meetings of shareholders in person. Our shareholder meetings have included a presentation from management and a robust question and answer exchange with shareholders. However, due to the health and safety concerns resultant of the COVID-19 pandemic, we like many other companies, held our 2020 annual meeting virtually. This was the first virtual shareholder meeting in the Company’s history. As they will be this year, all shareholders in attendance at last year’s meeting were permitted and encouraged to submit questions for response at the meeting. During the question and answer phase of the 2020 annual meeting, fifteen meaningful questions regarding the Company’s operations and strategies were received and answered. As a result of the COVID-19 pandemic’s continued presence in New York and across the country, for the safety of our shareholders, employees, directors and partners, we will again use an interactive virtual meeting platform for the Annual Meeting. Yet despite the proponent’s contention that shareholder participation is restricted in the context of an online meeting, our Board believes that shareholder meetings are the most transparent and fair way for shareholders to take action, regardless of whether the shareholder meeting is held in person or online. Shareholders will be afforded the same rights and opportunities to participate in this year’s online meeting as they would at an in-person meeting. They will be permitted to ask questions during the meeting, and we will answer as many questions as time permits. This ensures that, even at a virtual meeting of shareholders, shareholders are provided with the important opportunity to adequately consider, discuss and vote on all proposals before the shareholders at the Annual Meeting. Nevertheless, we look forward to the opportunity to return to in person annual meetings once the COVID-19 pandemic has passed.

Conclusion

The Board believes that the proposal’s request for the Company to take action to the necessary steps to permit shareholders to take action by written consent is unnecessary and not in the best interests of shareholders. The Board, therefore, recommends a vote AGAINST this proposal.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

Why am I being provided this proxy statement?

This proxy statement summarizes information you need to know in order to vote at the 2021 Annual Meeting of Shareholders. The 2021 Annual Meeting of Shareholders of New York Community Bancorp, Inc. (the “Company”) will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2021 on May 26, 2021 at 10:00 a.m., Eastern Daylight Time (the “Annual Meeting”). This proxy statement is being sent to you because the Board of Directors (the “Board of Directors” or “Board”) of the Company is soliciting your proxy to vote your shares of common stock of the Company (the “Common Stock”) at the Annual Meeting. On or about April 16, 2021, the proxy statement and proxy materials, or a notice advising how to access these documents online, will be sent to shareholders of record as of April 1, 2021. The 2020 Annual Report to Shareholders, which includes the Annual Report on Form 10-K featuring the Company’s consolidated financial statements for the fiscal year ended December 31, 2020 accompanies this proxy statement.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. One or more of the Company’s directors will serve as the designated proxy to cast the votes submitted by the Company’s shareholders at the Annual Meeting.

What is a proxy statement?

It is a document that the Company is required to give you, or provide you with access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when asking you to designate proxies to vote your shares of the Common Stock at a meeting of shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and the rules of the New York Stock Exchange (the “NYSE”).

On what matters are the shareholders of record voting?

The shareholders of record will vote on the following proposals:

Proposal 1: Election of Directors. In Proposal 1, three director nominees have been recommended for election to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. Directors are elected by a majority of the votes cast, meaning that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” that nominee, with broker non-votes and abstentions not counted as a vote cast either “FOR” or “AGAINST” that nominee. Shares not voted will have no impact on the election of directors. A properly executed proxy marked “FOR ALL” of the four nominees for director will be voted for each of the nominees, unless you mark the proxy card, or select the corresponding option in the electronic form, “WITHHOLD ALL” or “FOR ALL EXCEPT.” Marking the proxy card, or selecting the corresponding option in the electronic form, “WITHHOLD ALL” will withhold your vote as to all nominees for director. Marking the proxy card, or selecting the corresponding option in the electronic form, “FOR ALL EXCEPT” will direct that your shares be voted for all nominees except that your shares will be withheld as to any nominees you may specify.

Proposal 2: Ratification of Auditors. The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve Proposal 2, a proposal to ratify the reappointment of KPMG LLP as the Company’s independent registered public accounting firm for 2021. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card, or selected in the corresponding option in the electronic form, and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented.

Proposal 3: Approval, on a non-binding advisory basis, of the Company’s Named Executive Officer Compensation. As to the advisory approval of the 2020 Named Executive Officer compensation, the proxy card being provided by the Board of Directors enables a shareholder to check the appropriate box on the card, or select the corresponding option in the electronic form, to (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” from voting on the proposal. To approve Proposal 3, the affirmative vote of a majority of the votes cast at the Annual Meeting is required. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card, or selected in the corresponding option in the electronic form, and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented. Your vote on Proposal 3 is an advisory vote, which means that the Company and the Board of Directors are not required to take any action based on the outcome of the vote.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

Proposal 4: Phase out the classified Board of Directors by approving amendments to the Amended and Restated Certificate of Incorporation. To be approved, at least 80 percent of the shares outstanding as of the record date must vote in favor of Proposal 4, a proposal phasing out the classification structure of the Board of Directors and providing instead for the annual election of directors. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card and shares underlying broker non-votes or in excess of the Limit (as described below) will count as a vote against the proposal.

Proposal 5: A shareholder proposal, as described herein, if properly presented at the meeting, requesting Board action to provide for shareholder action by written consent. The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve Proposal 5. In connection with each such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card or corresponding option in the electronic form and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented.

As discussed below, under NYSE Rules, if your broker holds shares in your name and delivers this proxy statement to you, the broker is not entitled to vote your shares on any non-routine proposal (Proposals 1 and 3 through 5) without your specific instructions.

Who may vote and what constitutes a quorum at the meeting?

The close of business on April 1, 2021 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

In order to conduct the Annual Meeting, shareholders of record of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company’s Certificate of Incorporation) must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions will be counted as being present and entitled to vote for purposes of determining a quorum. Broker “non-votes” are counted as being present and entitled to vote for purposes of determining a quorum only for routine matters. In the event that there are not sufficient shares present for a quorum, or votes to approve or ratify any management proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

How many votes do I have?

The securities that may be voted at the Annual Meeting consist of shares of Common Stock, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors (in a cumulative voting system, each shareholder would be entitled to one vote per share multiplied by the number of directors to be elected). The total number of shares of Common Stock outstanding and entitled to vote as of the Record Date was 465,074,384.

How do I vote?

A shareholder may vote online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/NYCB2021 and completing a ballot while the polls are open. You will need the control number printed on your proxy card, voting instruction form, or notice. A shareholder may also vote in advance of the Annual Meeting by using a proxy to authorize a proxy to vote on his or her behalf. There are three ways to use a proxy:

Mail: If you received your proxy materials by mail, you may vote by completing, signing, and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. You are urged to indicate your votes in the spaces provided on the proxy card.

Internet: You may access the proxy materials on the Internet at www.proxyvote.com and follow the instructions on the proxy card or on the Notice of Internet Availability.

Telephone: You may call toll free at 1-800-690-6903 and follow the instructions on the proxy card or on the Notice of Internet Availability.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and allow shareholders to provide their voting instructions and confirm that the instructions have been properly recorded. Specific instructions for shareholders of record who wish to vote their proxies over the Internet or by telephone are set forth on the proxy card for the Annual Meeting.

The Company encourages shareholders to take advantage of the options to vote using the Internet or by telephone. Voting in this manner will result in cost savings for the Company.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

When is my vote required?

The following table indicates the date and times for voting deadlines in connection with the proposals for this year’s annual meeting:

If You Are:	And You Are Voting by:	Your Vote Must Be Received:

A shareholder of record	Mail	Prior to the Meeting Date, no later than May 25, 2021
	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 25, 2021

A street name holder	Mail	Prior to the Meeting Date, no later than May 25, 2021
	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 25, 2021

A participant in Company Benefit Plans	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 20, 2021

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

How are the proxy materials delivered?

The Company is again reducing its costs by taking advantage of SEC rules that allow companies to furnish proxy materials to shareholders primarily through the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders who (i) own shares directly in the Company (“shareholders of record”) and not through a broker, bank, or intermediary directly to their mailing address unless they have directed the Company to provide the materials in a different manner or (ii) hold shares of Common Stock through the Company’s stock-based benefit plans. See Benefit Plan Voting below. Shareholders whose shares are held for them by brokerage firms, banks, or other intermediaries (“beneficial owners”) will have the proxy materials or the Notice forwarded to them by the intermediary that holds their shares. The Notice provides instructions on how to access and review all of the important information contained in the Company’s proxy statement and 2020 Annual Report to Shareholders, as well as how to cast your vote, over the Internet.

Shareholders who receive the Notice and who would still like to receive a printed copy of the Company’s proxy materials, including the 2020 Annual Report to Shareholders, can find instructions for requesting these materials included in the Notice. The Company plans to mail the Notice to shareholders on April 16, 2021.

What is a broker non-vote?

If you hold your shares in “street name” (i.e., through a broker, bank, or other nominee), it is critical that you cast your vote if you want it to count in the election of directors. SEC regulations currently prohibit brokers or nominees to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, with respect to the proposal to approve, on a non-binding advisory basis, the Company’s named executive officer compensation, or with respect to the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation, or with respect to the shareholder proposal, if properly presented, no votes will be cast on your behalf with respect to these matters. These uncast “votes” are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2).

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

What effect do broker non-votes and abstentions have?

A broker or other nominee may generally vote your shares without instruction on routine matters, but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares, but does not indicate a vote for a particular “non-routine” proposal (such as Proposals 1 and 3 through 5) because your broker does not have your authority to vote on that proposal and has not received specific voting instructions from you. Broker non-votes are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for a non-routine proposal. However, when a proposal requires the affirmative vote of a percentage of the Company’s outstanding shares entitled to vote in order to be approved (such as Proposal 4), a broker non-vote will have the same effect as a vote against the proposal.

If you abstain from voting on Proposals 1 and 3 through 5, your vote will be counted as present for determining whether a quorum exists but will not be treated as cast for or against that matter.

What if I sign and date my proxy but do not provide voting instructions?

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. If you are a shareholder of record and do not provide voting directions, signed and dated proxy cards will be voted as follows:

•	FOR the election of each of the nominees for director named in this proxy statement;

•	FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company;

•	FOR approval of the Named Executive Officer compensation;

•

FOR the approval of amendments to the Amended and Restated Certificate of Incorporation and Bylaws of the Company eliminating the classified board structure to be replaced with an annual election structure; and

•	AGAINST approval of a shareholder proposal, if properly presented.

Other than the matters listed on the attached Notice of 2021 Annual Meeting of Shareholders, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. However, execution of a proxy or voting online or by telephone confers on the designated proxy holder discretionary authority to vote the shares represented by the proxy in accordance with his or her best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournments thereof, including whether or not to adjourn the meeting.

May I revoke my proxy?

A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, by voting online or by telephone on a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself constitute revocation of your proxy.

Who pays the costs of soliciting proxies?

The cost of the solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Equinti (US) Services LLC, a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $6,500 plus out-of-pocket expenses. Proxies also may be solicited, personally or by telephone, by directors, officers, and other employees of the Company and its subsidiary, New York Community Bank (the “Community Bank” or the “Bank”), without receipt of additional compensation.

The Company also will request that persons, firms, and corporations holding shares in their names, or in the names of their nominees that are beneficially owned by others, send proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such holders for their reasonable expenses in doing so.

If your Company shares are held in street name, your broker, bank, or other nominee will provide you with instructions that must be followed in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the Internet or by telephone. Please see the instruction form that was provided by your broker or bank with this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form, you will need to contact your broker or bank in order to do so.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

What is the admission policy for the Annual Meeting?

Attendance at the Annual Meeting is limited to:

(1) shareholders of record of Common Stock;

(2) beneficial holders of Common Stock; and

(3) authorized representatives of entities who are beneficial holders of Common Stock.

You will be able to attend the meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2021. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page. Technical support will be available beginning at 9:30 a.m. Eastern Daylight Time on May 26, 2021 and will remain available until the meeting has ended.

What is the Limit on voting securities?

As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by, persons acting in concert with such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

Based solely on information in reports filed with the SEC, certain persons or entities are known by management to be the beneficial owners of more than 5% of the outstanding shares of Common Stock as of the Record Date and in some cases have indicated beneficial ownership of up to 10% of the Common Stock outstanding as of that date. If such owners were to increase their holdings above 10% or if other shareholders were to acquire beneficial ownership of shares in excess of that amount, they would not be entitled to any vote with respect to the shares held in excess of 10%.

Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors. The inspectors of election will not be employed by, or be directors of, the Company or any of its affiliates.

BENEFIT PLAN VOTING

Active employee-participants in the Company benefit plans who hold Common Stock will receive an e-mail that contains a link to this proxy statement, along with procedures to follow in order to vote the shares of Common Stock credited to each participant’s account under the Company benefit plans and the shares of Common Stock (if any) held independent of the Company benefit plans. Retired and inactive employee-participants will receive their proxy materials via U.S. mail. Benefit plan voting instructions will be delivered to the trustee for the Company benefit plans and the shares will be voted as directed by participants. Shares for which no voting instructions are provided or are not timely received by the Company will be voted by the trustee for the Company’s tax-qualified plans holding Common Stock in the same proportion as the voting instructions the trustee receives from other participants or, in the case of the Company’s equity incentive plans, as directed by the Company. Benefit plan voting instructions must be received by 11:59 p.m., Eastern Daylight Time, on May 20, 2021.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to those persons or entities known by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock on April 1, 2021. Other than those persons or entities listed below, the Company is not aware of any person or entity or group that beneficially owned more than 5% of the Common Stock as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	52,352,569	(1)	11.3%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	40,800,185	(2)	8.79%

Barrow Hanley Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, Texas 75201	29,554,926	(3)	6.37%

(1)	Based solely on information filed in a Schedule 13G with the SEC on January 27, 2021.
(2)	Based solely on information filed in a Schedule 13G/A with the SEC on February 11, 2021.
(3)	Based solely on information filed in a Schedule 13G with the SEC on February 11, 2021.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Shareholder Proposals

To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 2022, a shareholder proposal must be received by the Corporate Secretary of the Company, at the address set forth on page 21 of this proxy statement, no later than December 17, 2021. If such annual meeting is held on a date more than 30 days from May 26, 2022, a shareholder proposal must be received within a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any such proposal will be subject to the proxy rules adopted by the SEC.

Proxy Access Nominations

Any shareholder (or group of no more than 20 shareholders) meeting the Company’s continuous ownership requirements set forth in our Bylaws who wishes to nominate a candidate or candidates for election for up to 20% of our Board and to require the Company to include such nominee(s) in our 2021 proxy statement, must submit such nomination and request by no earlier than November 17, 2021 nor later than December 17, 2021. The nomination and supporting materials must also comply with the requirements set forth in our By-laws for inclusion of director nominees in the proxy statement.

Notice of Business to be Conducted at an Annual Meeting

The Bylaws of the Company, a copy of which may be obtained from the Company, set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. Pursuant to the Bylaws, only business brought by, or at the direction of, the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Corporate Secretary of the Company not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the tenth day following the date on which the Company’s notice to shareholders of the annual meeting date was mailed or such public disclosure was made.

Attendance at the Annual Meeting

The 2021 Annual Meeting of Shareholders will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2021. We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2021. We will try to answer as many shareholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page. Technical support will be available beginning at 9:30 a.m. Eastern Daylight Time on May 26, 2021 and will remain available until the meeting has ended.

Other Matters Which May Properly Come Before the Annual Meeting

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Meeting, it is the intention of the members of the Proxy Committee to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to sign, date, and return your proxy card, or to vote via the Internet or by telephone, promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting.

ADDITIONAL INFORMATION

Online Delivery of Proxy and Other Materials

We have elected to take advantage of SEC rules that allow companies to furnish proxy materials to their shareholders on the Internet. We believe that these rules allow us to provide our shareholders with the information they need to vote at our Annual Meeting, while also reducing the costs of delivery and reducing the environmental impact of producing and distributing the related proxy materials.

Since April 16, 2021, the proxy materials for the 2021 Annual Meeting (which include the 2020 Annual Report to Shareholders) have been available at the following web site: www.proxyvote.com. Shareholders who wish to receive a printed copy of the proxy materials available on this web site may request copies in any of the following ways: (i) via the Internet, at www.proxyvote.com; (ii) by telephone, at 1-800-579-1639; or (iii) by sending an e-mail to sendmaterial@proxyvote.com. Shareholders who are not eligible to vote at the Annual Meeting may find our 2020 Annual Report to Shareholders and the Notice of 2021 Annual Meeting of Shareholders and Proxy Statement on the Investor Relations portion of our Company website, www.myNYCB.com.

We encourage all of our shareholders who have Internet access to receive future proxy materials online rather than through the U.S. mail delivery system. By electing to receive our materials electronically, you will be supporting our efforts to reduce expenses and thus add to shareholder value. Other benefits of this service include:

✓

Receiving shareholder communications, including the Company’s annual report to shareholders and proxy statement, as soon as they are available, thus eliminating the need to wait for them to arrive by mail;

✓	Enjoying easier access to convenient online voting; and

✓	Eliminating bulky paper documents from your personal files.

Householding of Proxy Statements and Annual Reports

The SEC has adopted rules that permit companies to mail a single proxy statement and a single annual report to two or more shareholders sharing the same address. This practice is known as “householding.” Householding provides greater convenience to shareholders and saves the Company money by reducing excess printing costs. You may have been identified as living at the same address as another Company shareholder. If this is the case, and unless the Company receives contrary instructions from you, we will continue to “household” your proxy statement and annual report for the reasons stated above.

If you are a shareholder or a beneficial owner at a shared address to which a single copy of both the proxy statement and the annual report has been delivered, and you would like to receive your own copy of this proxy statement and the annual report, you may obtain them electronically from the Investor Relations portion of our website, www.myNYCB.com, by selecting “SEC Documents”; by contacting the Investor Relations Department of the Company by phone (516-683-4420) or by e-mail (ir@myNYCB.com); or by writing to the Investor Relations Department of the Company and indicating that you are a shareholder at a shared address and would like an additional copy of each document.

If you are a recordholder and would like to receive a separate proxy statement or annual report in the future, please contact Computershare, Inc. by phone at (866) 293-6077, by mail at P.O. Box 505000, Louisville, KY, 40233-5000, or online at www.computershare.com/investor. If you are a beneficial owner and would like to receive a separate proxy statement or annual report in the future, please contact your broker, bank, or other nominee.

If, on the other hand, you are a shareholder of record sharing an address, and are receiving multiple copies of this proxy statement or the annual report, please contact Computershare Ltd. at the number or addresses listed above so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future. If you are the beneficial owner, but not the recordholder, of Company shares, and you wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank, or other nominee so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, accompanies this proxy statement. An additional copy will be furnished without charge to shareholders upon written request to New York Community Bancorp, Inc., Investor Relations Department, 615 Merrick Avenue, Westbury, New York 11590.

By Order of the Board of Directors,

Westbury, New York April 16, 2021	R. Patrick Quinn Executive Vice President, General Counsel and Corporate Secretary

YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL ANNUAL MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED

TO PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD

IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR TO VOTE VIA THE INTERNET OR BY TELEPHONE.

APPENDIX A

APPENDIX A

Discussion and Reconciliation of GAAP and non-GAAP

Financial Measures

While stockholders’ equity, return on stockholders’ equity and total assets are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, return on average tangible stockholders’ equity and tangible assets are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed to investors for the following reasons: (i) tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies; and (ii) returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.

The following table provides information to reconcile to GAAP those non-GAAP financial metrics used by the Compensation Committee in the determination of awards under our short- and long-term incentive program as described in greater detail under the heading 2020 Performance Metrics in the Compensation Discussion and Analysis.

Reconciliation of GAAP and non-GAAP Financial Measures

(in thousands)	At or for the Twelve Months Ended December 31, 2020

Total Stockholders’ Equity	$6,841,644

Less: Goodwill	(2,426,379)

Preferred stock	(502,840)

Tangible common stockholders’ equity	$3,912,425

Total Assets	$56,306,120

Less: Goodwill	(2,426,379)

Tangible assets	$53,879,741

Average Common Stockholders’ Equity	$6,205,286

Less: Average goodwill	(2,426,379)

Average tangible common stockholders’ equity	$3,778,907

Average Assets	$54,109,037

Less: Average goodwill	(2,426,379)

Average tangible assets	$51,682,658

Net Income	$511,109

Net income available to common shareholders	$478,281

GAAP Measures

Return on average assets	0.94%

Return on average common stockholders’ equity	7.71

Common stockholders’ equity to total assets	11.26

Non-GAAP Measures

Return on average tangible assets	0.99%

Return on average tangible common stockholders’ equity	12.66

Tangible common stockholders’ equity to tangible assets	7.26

NYCB
NEW YORK COMMUNITY BANCORP, INC.®
C/O COMPUTER SHARE
480 WASHINGTON BOULEVARD JERSEY CITY, NJ 07310
SCAN TO
VIEW MATERIALS & VOTE
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
If the shares you held at the record date were held through a Company benefit plan, the deadline for providing voting instructions via the Internet is 11:59 p.m. Eastern Daylight Time on May 20, 2021. For all others, the deadline for voting via the Internet is 11:59 p.m. Eastern Daylight Time on May 25, 2021. In either case, please be sure to have your proxy card in hand when you access the website, and follow the instructions provided to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/NYCB2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
You may use any touch-tone phone to vote; just be sure to have your proxy card in hand when you call, and then follow the instructions provided. Please Note: If the shares you held at the record date were held through a Company benefit plan, the deadline for voting by phone is 11:59 p.m. Eastern Daylight Time on May 20, 2021. For all others, the deadline for voting by phone is
11:59 p.m. Eastern Daylight Time on May 25, 2021.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D46085-P53161
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
NEW YORK COMMUNITY BANCORP, INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors For Against Abstain
Nominees:
1a. Thomas R. Cangemi
1b. Hanif “Wally” Dahya
1c. James J. O’Donovan
The Board of Directors recommends that you vote FOR the following proposals:
2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of New York Community Bancorp, Inc. for the fiscal year ending December 31, 2021.
3. An advisory vote to approve compensation for our executive officers disclosed in the accompanying Proxy Statement.
4. A proposal to amend the Amended and Restated Certificate of Incorporation of the Company in order to phase out the classification of the board of directors and provide instead for the annual election of directors.
The Board of Directors recommends that you vote AGAINST the following proposal:
5. A shareholder proposal requesting board action to provide for the right to act by written consent.
NOTE: If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment.
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

NEW YORK COMMUNITY BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 26, 2021
10:00 a.m., Eastern Daylight Time
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting and Proxy Statement and the Annual Report to Shareholders, including the 2020 Form 10-K, are available at www.proxyvote.com.
D46086-P53161
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
REVOCABLE PROXY
NEW YORK COMMUNITY BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 26, 2021
10:00 a.m., Eastern Daylight Time
Except for those shares of Common Stock of the Company held in the plans defined below, the undersigned hereby appoints the Proxy Committee of the Board of Directors of New York Community Bancorp, Inc. (the “Company”), with full power of substitution, to act as attorney and proxy for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders to be held on Wednesday, May 26, 2021, at 10:00 a.m., Eastern Daylight Time, virtually at www.virtualshareholdermeeting.com/NYCB2021, and at any and all adjournments thereof, as set forth on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein. Except as set forth in the following paragraph, if no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
If you hold shares of Common Stock of the Company through the New York Community Bancorp, Inc. Employee Savings Plan (the “401(k) Plan”) or the New York Community Bancorp, Inc. Employee Stock Ownership Plan (collectively referred to as the “tax-qualified plans”), or you have been awarded shares of restricted stock under the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan (the “Stock Plan”), this proxy card covers all shares for which you have the right to give voting instructions to Pentegra Trust Company, the trustee for the tax-qualified plans and the Stock Plan (the “Trustee”). This proxy card, when properly executed and dated, will be voted by the Trustee as you direct. If you do not direct the Trustee how to vote the shares of Company Common Stock credited to the plan account(s) by 11:59 p.m., Eastern Daylight Time, on May 20, 2021, the Trustee will vote the shares held in the tax-qualified plans in the same proportion as the voting instructions it receives from other participants as of that date and time. All shares of Common Stock of the Company held in the Stock Plan for which timely instructions are not received will be voted by the Trustee as directed by the Company.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
VOTE VIA THE INTERNET OR BY TELEPHONE
(Continued, and to be marked, dated, and signed on the reverse side)